Exhibit 10.15

LIMITED LIABILITY COMPANY AGREEMENT

OF

TNHC-HW SAN JOSE LLC

LIMITED LIABILITY COMPANY AGREEMENT

OF

TNHC-HW SAN JOSE LLC

i

ARTICLE VII MANAGEMENT OF THE COMPANY	33
7.1 Designation and Authority of Managing Member	33
7.2 Executive Committee	34
7.3 Major Decisions	37
7.4 Certificate of Formation	40
7.5 Compensation and Reimbursement of Members	40
7.6 Outside Activities	41
7.7 Company Funds	42
7.8 Transactions with Affiliates	42
7.9 Insurance	44
7.10 Indemnification of Members	44
7.11 Liability of a Member	47
7.12 Duties	47
7.13 Annual Budget	48
7.14 Indemnification for Fees	49
7.15 Special Right of First Negotiation With Respect to Foster City Opportunity	49

ARTICLE VIII PHASES AND DEVELOPMENT PHASE PLANS	51
8.1 Development and Construction of Project in Phases	51
8.2 Financing	51

ARTICLE IX BOOKS, RECORDS, ACCOUNTING AND REPORTS	52
9.1 Records and Accounting	52
9.2 Fiscal Year	52
9.3 Reports	52
9.4 Documents	53

ARTICLE X TAX MATTERS	53
10.1 Tax Matters Partner	53
10.2 Annual Tax Returns	53
10.3 Notice and Limitations on Authority	54
10.4 Tax Elections	55
10.5 Actions in Event of Audit	55
10.6 Organizational Expenses	55
10.7 Taxation as a Partnership	55

ARTICLE XI TRANSFERS AND PLEDGES OF MEMBERSHIP INTERESTS	55
11.1 Pledge and Transfer Restrictions	55
11.2 Consent of the Executive Committee	56
11.3 Permitted Transfers and Pledges	56
11.4 Registration	57
11.5 Prohibited Transfers	57
11.6 Rights of Assignee	57
11.7 Admission as a Member	57
11.8 Distributions and Allocations in Respect of Transferred Membership Interests	58

11.9 Special Buy-Out Provision	58
11.10 Specific Performance and Other Remedies	61
11.11 Call Right	63
11.12 Hillwood Put Option	65

ARTICLE XII REMOVAL OF MANAGING MEMBER	68
12.1 Removal Events	68
12.2 Removal of Managing Member	68
12.3 Consequences of Removal	68
12.4 Cooperation	69
12.5 Consent to Remedies	69

ARTICLE XIII DISSOLUTION AND LIQUIDATION	69
13.1 Dissolution	69
13.2 Liquidation	70
13.3 Reserves	71
13.4 Distribution in Kind	71
13.5 Disposition of Documents and Records	71
13.6 Cancellation of Certificate of Formation	71
13.7 Return of Capital	72
13.8 Waiver of Partition	72

ARTICLE XIV AMENDMENT OF AGREEMENT	72
14.1 Amendment Procedures	72

ARTICLE XV GENERAL PROVISIONS	72
15.1 Addresses and Notices	72
15.2 Titles and Captions	73
15.3 Pronouns and Plurals	73
15.4 Further Action	74
15.5 Binding Effect	74
15.6 Integration	74
15.7 No Third Party Beneficiary	74
15.8 Waiver	74
15.9 Counterparts	74
15.10 Applicable Law	74
15.11 Invalidity of Provisions	74
15.12 Attorneys Fees	75
15.13 Computation of Time	75
15.14 Representations and Warranties	75
15.15 Confidentiality	76
15.16 Waiver of Jury Trial	77

EXHIBITS

EXHIBIT A:	Legal Description of Project Site

EXHIBIT B:	Initial Capital Contributions of Members

EXHIBIT C:	Approved Costs Incurred by TNHC

EXHIBIT D:	Form of Construction Contract

EXHIBIT E:	Form of Sales and Marketing Agreement

EXHIBIT F:	Initial Annual Budget

EXHIBIT G:	Insurance Requirements

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES ACTS IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS IS PROHIBITED UNLESS SUCH SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS. ADDITIONAL RESTRICTIONS ON TRANSFER OF THE MEMBERSHIP INTERESTS ARE SET FORTH IN THIS AGREEMENT.

LIMITED LIABILITY COMPANY AGREEMENT

OF

TNHC-HW SAN JOSE LLC

This LIMITED LIABILITY COMPANY AGREEMENT OF TNHC-HW SAN JOSE LLC (the “Agreement”) is entered into as of the 23rd day of May, 2012 (the “Effective Date”), by and between HW SAN JOSE, LLC, a Delaware limited liability company, and THE NEW HOME COMPANY NORTHERN CALIFORNIA LLC, a Delaware limited liability company, as Members.

Certain terms used in this agreement are defined in Article II hereof.

ARTICLE I

ORGANIZATIONAL MATTERS

1.1        Formation. Subject to the provisions of this Agreement, the Members hereby form the Company as a limited liability company pursuant to the provisions of the Delaware Act. Except as expressly provided and permitted herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Delaware Act.

1.2        Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of, TNHC-HW SAN JOSE LLC. The Company’s business may be conducted under any other name or names approved by the Executive Committee.

1.3        Registered Office and Principal Office of Company; Addresses of Members.

The registered office of the Company in the State of Delaware shall be 2140 South Dupont Highway, Camden, DE 19934, and the registered agent for service of process on the Company at such registered office shall be Paracorp Incorporated or such other registered office or registered agent as the Executive Committee may from time to time designate. The principal place of business of the Company shall be 95 Enterprise, Suite 325, Aliso Viejo, CA 92656. The principal office of the Company may be changed to another location within a 25-mile radius of the Company’s initial principal office as may be approved by the Managing Member, or it may be changed to any other location as may be approved by the Executive Committee. The addresses of the Members as of the Effective Date are set forth in Section 15.1. The address of a Member may be changed in accordance with the requirements set forth in Section 15.1.

1.4        Term. The Company shall continue in existence perpetually or until the earlier termination of the Company in accordance with the provisions of Section 13.1.

1.5        No Individual Authority. No Member, acting alone, shall have any authority to act for, or to undertake or assume, any obligation, debt, duty, or responsibility on behalf of any other Member or the Company except as otherwise expressly provided in this Agreement.

1.6        Title to Company Property. It is the desire and intention of the Members that legal title to all property of the Company shall be held and conveyed in the name of the Company.

1.7        Ownership. The interest of each Member in the Company shall be personal property for all purposes. All property and interests in property, real or personal, owned by the Company shall be deemed owned by the Company as an entity, and no Member, individually, shall have any ownership of such property or interest except by having an ownership interest in the Company as a Member. Each of the Members irrevocably waives, during the term of the Company and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition with respect to any of the assets of the Company.

1.8        Limits of Company. The relationship between the parties hereto shall be limited to the carrying on of the business of the Company in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be a limited liability company for the sole and limited purpose of carrying on such business. Except as otherwise provided for or contemplated in this Agreement, nothing herein shall be construed to create a partnership between the Members or to authorize any Member to act as general agent for any other Member.

ARTICLE II

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement:

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account balance, increased by the amount (if any) of such Member’s share of the Company Minimum Gain and Member Minimum Gain.

“Adjusted Capital Account Deficit” means, with respect to any Member for a particular Fiscal Year, the deficit balance, if any, in such Member’s Capital Account as of the end of such relevant Fiscal Year, after giving effect to the following adjustments: (a) any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to section 1.704-1(b)(2)(ii)(c) of the Regulations, the penultimate sentence of section 1.704-2(g)(1) of the Regulations, or the penultimate sentence of section 1.704-2(i)(5) of the Regulations, shall be credited to such Capital Account; and (b) the items described in sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations shall be debited to such Capital Account. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means with respect to any Person: (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; (b) any Person owning or Controlling 20% or more of the outstanding voting securities or beneficial interests of such Person; (c) any officer, director, constituent partner or member of such Person or of any other Person described in subparagraph (a) and (b) above; (d) any relative of such Person or of any other Person described in subparagraphs (a), (b), or (c) above; or (e) any trust, family partnership, or other entity established primarily for the benefit of such Person or of any Persons described in subparagraphs (a), (b), (c), or (d) above or the estate of such Persons. For purposes of this Agreement, however, TNHC shall never be considered an Affiliate of HW, and HW shall never be considered an Affiliate of TNHC.

“Affiliate Agreement” has the meaning set forth in Section 7.8(a).

“Agreement” means this Limited Liability Company Agreement of TNHC-HW SAN JOSE LLC, as it may be further amended, supplemented, or restated from time to time.

“Annual Budget” means the budget for the Company prepared annually in accordance with Section 7.13 for each Fiscal Year (or portion thereof) and covering the expected remaining term of the Company. The Annual Budget shall consist of:

(a)        An “operating plan,” which shall include a forecast of income and budgeted expenses and cash flow of the Company for both the upcoming Fiscal Year and the projected remaining term of the Company; and

(b)        A “business plan” for the Company for the Fiscal Year in question and for the projected remaining term of the Company, including: (i) a narrative description of a proposed business plan for the Company for the applicable Fiscal Year and for the projected remaining term of the Company; and (ii) such other information that any Member reasonably determines is relevant and material to the operations of the Company.

“Applicable Laws” means any applicable law, statute, ordinance, rule, regulation, decision, order, or determination of any governmental authority or any board of fire underwriters (or any other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise known to the Person to whom the restriction applies), zoning ordinances, building codes, flood disaster laws, and human health and environmental laws and regulations.

“Available Cash” of the Company as of a particular date means all cash funds of the Company on hand on such date from all sources, reduced by: (a) Company Costs and Expenses that are due and payable as of such date and/or that are expected to become due and payable in the next 60 days; and (b) a provision for adequate reserves (working capital and/or capital), with the amount of such reserves to be determined by the Executive Committee in its reasonable discretion.

“Bad Conduct” means, with respect to a particular Member, an act or acts constituting: (a) with respect to the Company and/or its business and affairs: (i) an intentional breach of fiduciary duty or an act of self-dealing which has a material adverse effect on the Company or any other Member; or (ii) willful or wanton misconduct which has a material adverse effect on the Company or any other Member; and (b) whether or not with respect to the Company and/or its business and affairs: (i) the commission of a felony (for these purposes, either the indictment for, a plea of “no contest,” or a conviction of a felony shall be considered the commission of a felony); (ii) fraud; or (iii) any indictment and/or conviction for a drug-related crime (other than a crime involving only the consumption of alcohol).

“Bad Conduct Cost” has the meaning set forth in Section 4.2(d)(i).

“Bad Conduct Member” has the meaning set forth in the definition of Uncured Bad Conduct.

“Bankruptcy” means the occurrence of any of the following events with respect to a particular Person: (a) the filing by such Person of an application for, or a consent to, the appointment of a trustee for such Person’s assets; (b) the filing by such Person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due; (c) the making by such Person of a general assignment for the benefit of creditors; (d) the filing by such Person of an answer admitting the material allegations of, or its consenting to or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; or (e) the entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or appointing a trustee of its assets, and such order, judgment, or decree continues unstayed and in effect for a period of one hundred twenty (120) days.

“Book Depreciation” has the meaning set forth in Section 4.4(b)(v).

“Book Value” has the meaning set forth in Section 4.4(c).

“Breaching Member” has the meaning set forth in the definition of Material Breach.

“Budgeted Category Cost” means, with respect to a particular Cost Category, all of the projected pre-development, development, and construction costs anticipated to be incurred in such Cost Category in connection with the development and construction of the Improvements as set forth in the applicable Annual Budget.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States shall not be regarded as a Business Day.

“Buy/Sell Closing Date” has the meaning set forth in Section 11.9(b)(v).

“Call Closing Date” has the meaning set forth in Section 11.9(g).

“Call Event” means: (a) a Member has engaged in Bad Conduct; (b) a Member has engaged in Uncured Bad Conduct; (c) a Member has committed a Material Breach; (d) a Member commits a Material Monetary Default; (e) a Member becomes a Defaulting Purchaser or Defaulting Seller; or (f) a Bankruptcy occurs with respect to a Member.

“Call Interest” has the meaning set forth in Section 11.9(a).

“Call Notice” has the meaning set forth in Section 11.9(b).

“Call Price” has the meaning set forth in Section 11.9(f).

“Call Right” has the meaning set forth in Section 11.9(a).

“Called Member” has the meaning set forth in Section 11.9(a).

“Calling Member” has the meaning set forth in Section 11.9(a).

“Cap Call Notice” has the meaning set forth in Section 4.2(a).

“Capital Account” means the capital account maintained for a Member pursuant to Section 4.4.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company with respect to the interest in the Company held by such Member, reduced by the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

“Cash-Out Financing” has the meaning set forth in Section 4.2(h).

“CCRs” means any declaration of covenants, conditions, and restrictions to be recorded against all or any portion of the Project Site.

“Certificate of Formation” means the Certificate of Formation that was filed with the Secretary of State of Delaware on May 17, 2012, as it may be amended and/or restated from time to time.

“Closing Date” has the meaning set forth in Section 7.16(d).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. All references herein to the Code shall include any corresponding provision or provisions of succeeding law.

“Company” means TNHC-HW SAN JOSE LLC, a Delaware limited liability company established by filing of the Certificate of Formation with the Secretary of State of Delaware.

“Company Costs and Expenses” mean all expenditures of any kind provided for in the applicable Annual Budget that are made or are to be made with respect to the operations of the Company and the development of the Project Site and Improvements, including without limitation, the cost of all development and construction costs for the Improvements, development fees, brokerage fees, principal, interest, fees, points, penalties, and other amounts payable on Company indebtedness (including, without limitation, any amounts owed by the Company with respect to any Company Obligation), ad valorem taxes, state and local taxes, special taxes, assessments, permit fees, insurance premiums, escrow payments, repair and maintenance costs, engineering fees, advertising expenses, professional fees, utilities costs, equipment costs, sales commissions, management fees, consulting fees, salaries, wages, fringe benefits, and other similar types of costs, expenses, charges, liabilities, and obligations of the Company.

“Company Minimum Gain” means partnership minimum gain as set forth in Regulations section 1.704 -2(d).

“Company Obligation” means, as the context may require any obligation that the Company may have with respect to the Project and the development of the Project Site and the Improvements.

“Construction Contract” means that certain Owner-Contractor General Contract, to be entered into between the Company, as owner, and TNHC Realty, as contractor, in the form attached hereto as Exhibit D.

“Construction Cost Overrun” means, at any particular time, the amount by which Total Project Category Costs exceed Budgeted Category Costs.

“Contribution Date” has the meaning set forth in Section 4.2(e)(iv)).

“Contribution Notice” has the meaning set forth in Section 4.2(e).

“Contribution Percentages” means the percentage of certain Capital Contributions each Member is required to and/or may make pursuant to this Agreement. The Contribution Percentage of each Member is set forth below:

Member	Contribution Percentage

TNHC	15.0%

HW	85.0%

Total:	100.0%

The Contribution Percentage of a Member may be adjusted pursuant to Section 4.2(h). In addition, the Contribution Percentage of a Member that Transfers part or all of its Membership Interest may be adjusted as a result of such Transfer pursuant to Article XI. After such adjustment, the Contribution Percentage of such Member, as adjusted, shall constitute such Member’s Contribution Percentage for all purposes of this Agreement.

“Control” or any derivation thereof, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by contract, or otherwise.

“Controllable Construction Cost Overrun” means that portion of any Construction Cost Overrun to the extent it is incurred by the Company as a result of the negligence or willful misconduct of the Managing Member. Without limiting the generality of the foregoing, Construction Cost Overruns arising from changes in market conditions or changes in laws, ordinances or regulations applicable to the Project cannot be Controllable Construction Cost Overruns.

“Cost Category” means a major cost category for development or construction costs identified in the applicable Annual Budget.

“Credit Enhancements” means any credit enhancements, including, without limitation, letters of credit, bonds, guarantees, cash deposits, pledges of additional collateral, or similar items and/or similar recourse obligations.

“Default Amount” has the meaning set forth in Section 4.3(b)(i).

“Default Date” has the meaning set forth in Section 4.3(b)(i).

“Default Member” has the meaning set forth in Section 4.3(b).

“Default Notice” has the meaning set forth in Section 4.3(a).

“Defaulting Purchaser” has the meaning set forth in Section 11.10(b).

“Defaulting Seller” has the meaning set forth in Section 11.10(c).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time, and any successor to such Delaware Act.

“Dissolution Event” has the meaning set forth in Section 13.1(b).

“DMB” means DMB Pacific Properties, LLC, an Arizona limited liability company.

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Election Period” has the meaning set forth in Section 7.15(b)(i).

“Excess Amounts” has the meaning set forth in Section 5.1(a)(vi).

“Executive Committee” means the committee appointed by HW and TNHC in accordance with Section 7.2.

“Fair Market Value” means the most probable price, in cash, for which the property in question should sell after reasonable exposure in a competitive market under all conditions requisite to a fair sale, with the buyer and seller each acting prudently, knowledgeably, and for their own self-interest, and assuming that neither is under undue duress, and with respect to the valuation of equity securities (including limited partnership interests and limited liability company interests), without giving any effect to minority discounts, “restricted interest” discounts, and/or “control” premiums.

“First Call Appraiser” has the meaning set forth in Section 11.9(c).

“First Put Appraiser” has the meaning set forth in Section 11.10(c).

“First Priority Preference Amount” means, with respect to a particular Member, an aggregate amount computed like interest at a rate equal to twenty percent (20%) per annum, compounded monthly, on the outstanding balance from time to time of such Member’s Undistributed First Priority Capital, reduced by distributions made to such member pursuant to Section 6.1(a).

“Fiscal Year” means the 12 calendar month period ending December 31 of each year; provided that the initial Fiscal Year shall be the period beginning on the Effective Date and ending December 31, 2012, and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than full calendar year periods).

“Foster City Opportunity” means that certain tract of approximately 15 acres of undeveloped land located in Foster City, California, to be entitled and improved as a senior housing and retail community, including attached single-family housing, affordable housing, an assisted-care facility, and retail.

“GAAP” means generally accepted accounting principles as set forth from time to time in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Boards or in such opinions and statements of such other entities as shall be approved by a significant segment of the accounting profession.

“Guaranty Contribution Request” has the meaning set forth in Section 4.2(b)(ii).

“High Risk Person” has the meaning set forth in Section 15.14(i).

“Home” means a condominium or townhome residence constructed on a Home Lot.

“Home Lots” means the residential lots that are to be developed on the Project Site.

“HW” means HW San Jose, LLC, a Delaware limited liability company, and its permitted Transferees under this Agreement.

“HW Interest FMV” has the meaning set forth in Section 11.10(c).

“HW Management Fee” has the meaning set forth in Section 7.8(c).

“HW Members” has the meaning set forth in Section 11.9(a).

“HW Party” means: (a) H.R. Perot, Jr.; (b) the estate of H.R. Perot, Jr.; (c) any Relative of H.R. Perot, Jr.; (d) any trust or family partnership established primarily for the benefit of any of the foregoing Persons; or (e) any other Person who is Controlled by and/or who Controls any of the foregoing Persons (or any combination thereof).

“HW Price” has the meaning set forth in Section 11.9(b)(ii)(D).

“Improvements” means the Land Improvements, the Homes, and any other capital improvements that either has been constructed on the Project Site as of the Effective Date and/or that the Company constructs (or causes to be constructed on the Project Site after the Effective Date, together with all improvements appurtenant thereto.

“Indemnitee” has the meaning set forth in Section 7.10.

“Independent Accountants” means any national or regional accounting firm in the United States that has been designated by the Managing Member and approved by the Executive Committee.

“Individual TNHC Members” means H. Lawrence Webb, Wayne J. Stelmar, Joseph D. Davis, and Thomas Redwitz.

“Innocent Purchaser” has the meaning set forth in Section 11.10(c).

“Innocent Seller” has the meaning set forth in Section 10.10(b).

“Land Improvement” means any capital improvements to be constructed on the Project Site other than the Homes, including without limitation, streets, sewers, storm drains, utilities, water connections, landscaping, grading, and similar capital improvements.

“Liquidator” has the meaning set forth in Section 13.3(a).

“Losses” has the meaning set forth in Section 4.4(b).

“ Major Decision” means a Supermajority Major Decision or a Majority Major Decision.

“Majority Control” (or any derivation thereof) means, with respect to a particular corporation, partnership, limited liability company, limited partnership or other entity, the possession and ownership by one or more designated Persons of: (a) Control; and (b) more than 50% of the voting and equity interests in such entity.

“Majority Major Decision” has the meaning set forth in Section 7.3(c).

“Managing Member” means TNHC or any successor to TNHC appointed in accordance with the terms of this Agreement.

“Material Breach” means that:

(a)        A Member has breached a material term of this Agreement other than a failure to make a required Capital Contribution (the Member that is alleged or deemed to have committed the act or acts described in this subparagraph (a) is referred to as a “Breaching Member”);

(b)        Another Member delivers a written notice to the Breaching Member, informing the Breaching Member that an act or acts described in subparagraph (a) above has occurred and describing such breach (such written notice must be delivered with the words “CONFIDENTIAL/URGENT” clearly visible from the exterior of the container in which the written notice is contained and must alert the Breaching Member to the time period in which a cure must be effected); and

(c)        The Breaching Member fails to cure such breach within 15 days after the Breaching Member’s receipt of the written notice described in subparagraph (b) above; provided, however, if such act or event is subject to cure by performance, but the act or event is such that it is not reasonably susceptible to being cured within said 15-day period, then the Breaching Member shall be entitled to such additional time as may be required in order to cure such breach so long as such cure is commenced within said 15-day period and is thereafter diligently prosecuted to completion on or before 75 days after the expiration of such 15 day period.

“Material Monetary Default” means Monetary Defaults by a Member and/or any Members that are Affiliates of such Member shall have occurred (i.e., the Member and/or any Member who is an Affiliate of such Member that committed a Potential Monetary Default has failed to contribute the required capital contribution within ten (10) Business Days after receiving the Default Notice pursuant to Section 4.3(b)) and the cumulative amount of unfunded capital under such Monetary Defaults which have not been cured by the applicable Defaulting Member and Members that are Affiliates of such Defaulting Member is in excess of $250,000 at the time such determination is being made.

“Maximum Rate” means the lesser of: (a) 18% per annum, compounded quarterly; and (b) the maximum rate of interest permitted to be charged under Applicable Law.

“Member” means TNHC, HW, and/or any other Person who is admitted as a Member in the Company in accordance with this Agreement on and after the Effective Date and whose admission has been reflected on the books and records of the Company in accordance with the applicable provisions of this Agreement.

“Member Minimum Gain” means partner nonrecourse debt minimum gain as determined under the rules of section 1.704-2(i) of the Regulations.

“Member Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).

“Member Nonrecourse Deduction” means a partner nonrecourse deduction as set forth in Regulations section 1.704-2(i).

“Membership Interest” means the interest of a Member in the Company, including, without limitation, such Member’s right: (a) to a distributive share of the Profits, Losses, and other items of income, gain, loss, deduction and credit of the Company; (b) to a distributive share of the assets of the Company; (c) to vote on those matters described in the Agreement; and (d) to participate in the management and operation of the Company as provided in this Agreement.

“Modification Notice” has the meaning set forth in Section 4.2(h).

“Monetary Default” has the meaning set forth in Section 4.3(b)(i).

“Movant” has the meaning set forth in Section 11.9(b)(i).

“Non-Defaulting Members” has the meaning set forth in Section 4.3(b).

“Non-Promoted Percentage Interest” has the meaning set forth in Section 4.3(c).

“Nonrecourse Deductions” has the meaning set forth in section 1.704-2(b)(1) of the Regulations.

“OFAC” has the meaning set forth in Section 15.14(i).

“Offer” has the meaning set forth in Section 11.9(b)(ii)(A).

“Opportunity Notice” has the meaning set forth in Section 7.15(a).

“Percentage Interest” means the percentage interest of a Member in certain allocations of Profits, Losses and other items of income, gain, loss or deduction and certain distributions of cash and property. The initial Percentage Interest of each Member is set forth below:

Member	Percentage Interest

TNHC	30%

HW	70%

Total:	100%

The Percentage Interest of a Member may be adjusted pursuant to Section 4.2(h), Section4.3 , and Section 12.3. In addition, the Percentage Interest of a Member that Transfers part or all of its Membership Interest may be adjusted as a result of such Transfer pursuant to Article XI. After such adjustment, the Percentage Interest of such Member, as adjusted, shall constitute such Member’s Percentage Interest for all purposes under this Agreement.

“Person” means an individual, corporation, limited partnership, general partnership, joint venture, limited liability company, trust, estate, unincorporated organization, association or other entity.

“Phase” has the meaning set forth in Section 8.1(a).

“Plans and Specifications” means the plans and specifications for any Improvements constructed and/or to be constructed on the Project Site.

“Pledge,” or any derivation thereof means, as the context may require, a pledge, encumbrance, lien, mortgage, hypothecation, or similar disposition (other than a Transfer) with respect to any applicable property in connection with the granting of a lien or security interest to secure an obligation of the pledgor or another Person.

“Potential Monetary Default” means the failure by any Member to make any Capital Contribution that such Member is required to make pursuant to Section 4.2 of this Agreement.

“Profits” has the meaning set forth in Section 4.4(b).

“Prohibited Investors” means: (a) Specially Designated Nationals and Blocked Persons on the list maintained by OFAC (http://www.treas.gov/ofac); (b) Parties subject to economic sanctions on the list maintained by OFAC (http://www.treas.gov/ofac); (c) Specially Designated Terrorists, Specially Designated Global Terrorists or Foreign Terrorist Organizations on the list maintained by OFAC (http://www.treas.gov/ofac); (d) Specially Designated Narcotics Traffickers on the list maintained by OFAC (http://www.treas.gov/ofac), or (e) Foreign banks unregulated in the jurisdiction in which they are organized or chartered, but which have no physical presence.

“Project” means the Project Site, the Improvements to be constructed on the Project Site, all ancillary rights thereto, and all activities of the Company relating, directly or indirectly, to the acquisition, ownership, development, operation, and/or sale or other disposition of the Project Site and/or the Improvements.

“Project Documents” means all architectural drawings, renderings, or studies, soil and engineering tests, borings and soil analysis, marketing studies, feasibility studies, traffic studies, cost projects, governmental permits, development allocations and other entitlements, or any other data or information of a similar nature relating to the acquisition of the Project Site and the development and construction of the Home Lots, the Homes and any other Improvements on the Project Site.

“Project Employee” means any employee of the Managing Member or TNHC Realty that provides services to the Company that are directly related to the Project (e.g., the Project superintendent, other on-site personnel, and the Project manager). For these purposes, members of the TNHC executive team shall not be included in the definition of Project Employee.

“Project Employee Cost” means the cost of the salary, incentives and employee benefits of each Project Employee to the extent properly allocable to the Project and provided for in a specific line item in the Annual Budget designated as “Project Employee Costs.”

“Project Site” means that certain real property consisting of approximately 15.95 acres, located in the City of San Jose, County of Santa Clara, California, as more particularly described on Exhibit A.

“Purchase Contract” means that certain Purchase and Sale Agreement, dated as of January 14, 2011, by and between DMB, as buyer, and Seller, as seller, as amended by that certain Letter Agreement, dated February 28, 2011, as further amended by that certain Letter Agreement, dated March 31, 2011, as further amended by that certain Letter Agreement, dated April 29, 2011, and as further amended by that certain Fourth Amendment to Purchase and Sale Agreement, dated January 26, 2012.

“Purchase Contract Acquisition Agreement” means that certain Agreement to Assign Real Property Purchase Agreement, dated March 30, 2012, by and between DMB, as seller, and The New Home Company Northern California, LLC, a Delaware limited liability company, as buyer, as amended by that certain First Amendment to Agreement to Assign Real Property Purchase Agreement, dated April 30, 2012.

“Put Closing Date” has the meaning set forth in Section 11.10(g).

“Put Notice” has the meaning set forth in Section 11.10(b).

“Put Price” has the meaning set forth in Section 11.10(f).

“Put Right” has the meaning set forth in Section 11.10(a).

“Qualified Appraiser” means a member of the Appraisal Institute or its successor organization who shall have at least five (5) years of experience in valuing properties which are similar in character to the Project Site and the Improvements and which are located within the general area of the Project Site and the Improvements.

“Regulations” means the Treasury Regulations promulgated under the Code, as amended and in effect from time to time (including corresponding provisions of any succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.3.

“Relative” means, with respect to a particular Person, any spouse, sibling, parent, grandparent, or descendant of such Person.

“Removal Event” has the meaning set forth in Section 12.1.

“Removal Notice” has the meaning set forth in Section 12.2.

“Respondent” has the meaning set forth in Section 11.9(b)(i).

“Response Period” has the meaning set forth in Section 11.9(b)(iii).

“Sales and Marketing Agreement” means that certain Sales and Marketing Contract, between the Company, as owner, and TNHC Realty, as the selling agent, in the form attached hereto as Exhibit E.

“Second Call Appraiser” has the meaning set forth in Section 11.9(d).

“Second Priority Preference Amount” means, with respect to a particular Member, an aggregate amount computed like interest at a rate equal to twelve percent (12%) per annum, compounded monthly, on the outstanding balance from time to time of such Member’s Undistributed Second Priority Capital, reduced by distributions made to such member pursuant to Section 6.1(c).

“Second Put Appraiser” has the meaning set forth in Section 11.10(d).

“Section 7.15 Offer” has the meaning set forth in Section 7.15(b).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and all rules, rulings, and regulations thereunder.

“Seller” means Markovits & Fox, Inc., a California corporation.

“Settlement Notice” has the meaning set forth in Section 7.10(c).

“Shortfall Amount” has the meaning set forth in Section 4.2(a).

“Stated Value” has the meaning set forth in Section 11.9(b)(ii)(B).

“Supermajority Major Decision” has the meaning set forth in Section 7.3(b).

“Tax Matters Member” has the meaning set forth in Section 10.1.

“Third Call Appraiser” has the meaning set forth in Section 11.9(e)(ii)(A).

“Third Put Appraiser” has the meaning set forth in Section 11.10(e)(ii)(A).

“TNHC” means THE NEW HOME COMPANY NORTHERN CALIFORNIA LLC, a Delaware limited liability company, and its permitted Transferees under this Agreement.

“TNHC Interest FMV” has the meaning set forth in Section 11.10(c).

“TNHC Management Fee” has the meaning set forth in Section 7.8(b).

“TNHC Members” has the meaning set forth in Section 11.9(a).

“TNHC Partners” means TNHC Partners, LLC, a Delaware limited liability company.

“TNHC Party” means: (a) any of the Individual TNHC Members; (b) the estate of any Person named in clauses (a); or (c) any other Person who is Controlled by and/or who Controls any of the foregoing Persons (or any combination thereof).

“TNHC Price” has the meaning set forth in Section 11.9(b)(ii)(C).

“TNHC Realty” means TNHC Realty & Construction, Inc., a Delaware corporation.

“Total Project Category Costs” means with respect to a particular Cost Category, all pre-development, development, and construction costs paid, payable, or actually incurred by or on behalf of the Company in such Cost Category in connection with the development of the Improvements.

“Transfer,” “Transferred,” or any other derivation thereof, means as the context may require, a direct or indirect sale, assignment, transfer, merger, consolidation, interest exchange, conversion, or other disposition (other than a Pledge) of the applicable property, by operation of law or otherwise.

“Transfer Affiliate” means: (a) with respect to TNHC, a TNHC Party; and (b) with respect to HW, an HW Party.

“Transferee” means a Person to whom a Membership Interest has been Transferred.

“Transferor” means a Member that has Transferred all or any portion of its Membership Interest.

“Trigger Date” means the first (1st) anniversary of the Effective Date.

“Uncured Bad Conduct” means with respect to a particular Member, the status of such Member’s conduct if all of the following conditions have been met:

(a)        Such Member has committed, with respect to the Company and/or its business and affairs, an act or acts constituting gross negligence which has a material adverse effect on the Company or any Member (the Member that is alleged or deemed to have committed the act or acts described in this subparagraph (a) is referred to as the “Bad Conduct Member”);

(b)        Another Member delivers a written notice to the Bad Conduct Member, informing such Bad Conduct Member that such alleged act or acts have occurred, and describing such alleged act or acts (such written notice must be delivered with the words “CONFIDENTIAL/URGENT” clearly visible from the exterior of the container in which the written notice is contained and must alert the Bad Conduct Member to the time period in which a cure must be effected); and

(c)        The Bad Conduct Member fails, within 15 days after receiving the written notice described in subparagraph (b), to cure such breach and/or to take such other corrective action as may be necessary to put the Company and the other Members in substantially the same position that they would have been in if such acts, misconduct, or gross negligence had not occurred, provided, however, if such acts, misconduct, or gross negligence is curable by performance, but is not reasonably susceptible to being cured within said 15-day period, then the Bad Conduct Member shall be entitled to such additional time as may be required in order to cure such breach and/or to take such other corrective action as may be necessary so long as such cure and/or corrective action is commenced within said 15-day period and is thereafter diligently prosecuted to completion on or before 75 days after the expiration of such 15 day period.

“Undistributed First Priority Capital” means, with respect to a Member, the amount in a special recordkeeping account maintained by the Company for such Member, equal to: (a) the amounts described in Section 4.3 that increase the Undistributed First Priority Capital of a Non-Defaulting Member after the Effective Date in connection with a request for Capital Contributions with respect to which there has been a Default; reduced (but not below zero) by: (b) the aggregate amount of cash distributed to such Member pursuant to Section 6.1(b).

“Undistributed Second Priority Capital” means, with respect to a Member, the amount in a special recordkeeping account maintained by the Company for such Member, equal to: (a) any Capital Contributions made by such Member to the Company pursuant to Section 4.1, Section 4.2(a), and Section 4.2(b) (subject to the potential recharacterization of certain amounts as Undistributed First Priority Capital under those conditions described in Section 4.3(b)); reduced (but not below zero) by: (b) the cash distributions made to such Member pursuant to Section 4.2(h) (if any) and Section 6.1(d).

ARTICLE III

PURPOSE

3.1        Purposes and Scope.

(a)        Subject to the provisions of this Agreement, the sole purposes of the Company are to:

(i)       Acquire DMB’s interest in the Purchase Contract from DMB and acquire TNHC’s interest in the Purchase Contract Acquisition Agreement from TNHC;

(ii)      acquire the Project Site from Seller pursuant to the Purchase Contract;

(iii)     conduct pre-construction activities (including without limitation design of the Project), tests, studies, an/or analyses with respect to the Project Site;

(iv)     obtain entitlements and/or permits for the construction of the Land Improvements and the Homes;

(v)      construct the Improvements on the Project Site;

(vi)     construct, market, and sell the Home Lots and the Homes on the Home Lots and cause the construction of any other necessary Improvements on the Project Site;

(vii)    hold, own, operate, maintain, manage, market, sell, exchange, lease, and otherwise dispose of all or any portion of the Project Site, the Homes, the Home Lots, and any Improvements that may be constructed thereon;

(viii)    borrow money in furtherance of any or all of the objectives of the Company business, and secure the same by mortgage, pledge or other lien; and

(ix)     do any and all other acts or things which may be incidental or necessary to carry on the business of the Company as herein contemplated.

(b)        The Company shall not engage in any other business or activity without the prior written consent of the Executive Committee (as a Supermajority Major Decision).

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1        Initial Capital Contributions.

(a)        TNHC.

(i)        On the Effective Date, TNHC shall assign to the Company all right, title, and interest that TNHC has in any Project Documents relating to the Project Site. To the extent an Affiliate of TNHC owns any Project Documents related to the Project, TNHC shall acquire such Project Documents from such Affiliate and then assign such Project Documents to the Company. Such assignment shall be made pursuant to an assignment instrument in a form reasonably acceptable to HW. The Members acknowledge and agree that the fair market value of the Capital Contribution described in this Section 4.1(a)(i) is zero as of the Effective Date.

(ii)      On the Effective Date, TNHC shall contribute the amount specified on the attached Exhibit B as its initial Capital Contribution. TNHC shall receive a credit against its required initial Capital Contribution, as of the Effective Date, in the amount of the costs incurred by TNHC for the Project (e.g., deposits pursuant to the Purchase Contract, consultant costs, attorneys fees in connection with the Purchase Contract and acquisition of the Project Site, etc.) prior to the Effective Date as shown on the attached Exhibit C.

(b)        HW. On the Effective Date, HW shall contribute the amount specified on the attached Exhibit B as its initial Capital Contribution.

4.2        Additional Capital Contributions.

(a)        Additional Capital Contributions. If the Managing Member reasonably determines that the Company requires additional cash funds in order to pay Company Costs and Expenses then due and payable or due and payable within the next 60 days (the amount by which such Company Costs and Expenses exceeds the Company’s available funds is referred to as the (“Shortfall Amount”), and if another Member is not otherwise obligated to make such additional Capital Contribution pursuant to Section 4.2(b), Section 4.2(c), and/or Section 4.2(d) below, the Managing Member shall deliver a Contribution Notice to all of the other Members requesting that such Members make additional Capital Contributions to the Company in the aggregate amount equal to the Shortfall Amount. Such additional Capital Contributions shall be made by the Members pro rata in accordance with their Contribution Percentages. If a Member reasonably determines that the Company requires additional Capital Contributions to pay Company Costs and Expenses and the Managing Member has not delivered a Contribution Notice to the Members, then such Member may deliver a written notice (a “Cap Call Notice”) to the Managing Member directing the Manager Member to deliver a Contribution Notice to the Members requesting that the Members make additional Capital Contributions to the Company in the aggregate amount equal to the Shortfall Amount (or if a particular Member is obligated to make such additional Capital Contribution pursuant to Section 4.2(b), Section 4.2(c), and/or Section 4.2(d), directing the Managing Member to deliver a Contribution Notice to the applicable Member that is so required to make such additional Capital Contributions). If the Managing Member fails to deliver a Contribution Notice to the Members within three (3) Business Days of the delivery of the Cap Call Notice, then the Member who delivered the Cap Call Notice may deliver a Contribution Notice to the Members requesting that the Members (or the applicable Member) make additional Capital Contributions to the Company in an aggregate amount equal to the Shortfall Amount.

(b)        Payments With Respect to Credit Enhancements.

(i)        To the extent any nonrecourse carveout guarantees or environment indemnities are required in connection with any secured debt of the Company that has been approved by the Executive Committee pursuant to Section 7.3(b)(iv), then TNHC shall provide any such nonrecourse carveout guarantees or environmental indemnities in a form reasonably acceptable to TNHC. TNHC, however, shall determine in its sole discretion whether to provide any payment guarantees (including without limitation any loan-to-value maintenance guaranty) with respect to a Company Obligation.

(ii)      Except as otherwise provided in Section 4.2(b)(iii) below, in the event that a Member or any of its Affiliates is required to fund any amount pursuant to any Credit Enhancement provided by such Member or its Affiliate in connection with the Project, the amount so funded shall be considered a Company Cost and Expense, and the Member shall have the right to make a request for additional Capital Contributions under Section 4.2(a) hereof for the purpose of funding such liability, or if such liability has already been funded, for the purpose of providing prompt reimbursement to the applicable guarantor (such a request, a “Guaranty Contribution Request”). Except as provided in Section 4.2(b)(iii) below, each Member shall be required to fund its Contribution Percentage of any such Guaranty Contribution Request.

(iii)      Notwithstanding anything to the contrary in this Section 4.2(b)(ii):

(A)        Neither the Member nor any Affiliate of such Member shall be entitled to any such reimbursement or any right of contribution for any amount funded or liability incurred on account of any Credit Enhancement by reason of the Controllable Construction Cost Overruns, Bad Conduct, Material Breach, or Uncured Bad Conduct of such Member;

(B)        (i) Neither the Member nor any Affiliate of such Member nor any of their respective Affiliates shall be entitled to any such reimbursement for any amount funded or liability incurred on account of any nonrecourse carveout guaranty or environmental indemnity to the extent that the amounts funded or the liabilities incurred were caused by the actions or omissions of such Member (or its Affiliates), as the case may be. (ii) Any Member or any Affiliate of such Member which is required to fund any amount or incur any liability under any nonrecourse carveout guaranty or environmental indemnity by the actions or omissions of another Member (or its Affiliates), as the case may be, shall be reimbursed by such other Member for the amounts funded and the liabilities incurred; and

(C)        Non-reimbursable amounts paid or incurred by a Member and/or its Affiliates in connection with a Credit Enhancement shall not be treated as a loan to the Company nor shall any such amount be treated as a Capital Contribution. To the extent federal income tax or other rules require that a Member’s Capital Account be increased by payments made with respect to a Credit Enhancement pursuant to this Section 4.2(b), then such deduction and/or loss shall be specially allocated to such Member in an amount equal to any such Capital Contributions. Amounts reimbursed by a Member under clause (B)(ii) above shall not be treated as a loan to the Company nor shall any such amount be treated as a Capital Contribution. To the extent federal income tax or other rules require that a Member’s Capital Account be increased by payments made with respect to a Credit Enhancement pursuant to this Section 4.2(b), then such deduction and/or loss shall be specially allocated to such Member in an amount equal to any such Capital Contributions.

(c)        Additional Contributions to Fund Controllable Construction Cost Overruns.

(i)        Subject to Section 4.3(d), if, at any time, the Company incurs a Controllable Construction Cost Overrun, TNHC shall immediately make additional Capital Contributions to the Company until the aggregate additional Capital Contributions made by TNHC pursuant to this Section 4.2(c) equal the aggregate amount of Controllable Construction Cost Overruns at such time.

(ii)      Notwithstanding anything to the contrary in this Agreement, TNHC shall not receive any Capital Account credit for any additional Capital Contributions made to the Company with respect to Controllable Construction Cost Overruns. To the extent federal income tax or other rules require that TNHC’s Capital Account be increased by the Capital Contributions described in this Section 4.2(c), then gross items of deduction and/or loss shall be specially allocated to TNHC in an amount equal to any such Capital Contributions described in this Section 4.2(c).

(d)        Additional Capital Contributions to Fund Bad Conduct Costs.

(i)        If, at any time, the Company incurs any cost, expense, or liability, or suffers any damage or claim that is attributable to an act or acts of a Member (or an Affiliate of a Member under an approved Affiliate Agreement) that constitutes Bad Conduct, Uncured Bad Conduct, and/or a Material Breach or similar conduct under such Affiliate Agreement (to the extent any such cost, expense, liability, damage, and/or claim is attributable to such an act or acts of a Member, it is referred to as a “Bad Conduct Cost”), then such Member shall immediately make additional Capital Contributions to the Company in an amount equal to such Bad Conduct Cost, and such Capital Contribution shall be treated in the manner described in Section 4.2(d)(ii).

(ii)      Notwithstanding anything to the contrary in this Agreement, a Member shall not receive any Capital Account credit for any additional Capital Contributions made to the Company with respect to a Bad Conduct Cost. To the extent federal income tax or other rules require that such Member’s Capital Account be increased by the Capital Contributions described in this Section 4.2(d), then gross items of deduction and/or loss shall be allocated to such Member in an amount equal to any such Capital Contributions described in this Section 4.2(d).

(e)        Contribution Notice Procedures. If the Managing Member is required to deliver a Contribution Notice pursuant to Section 4.2(a) (or another Member if such Member reasonably determines that another Member is required to make an additional Capital Contribution pursuant to this Section 4.2, and such other Member has not yet made such additional Capital Contributions), then the Managing Member or other applicable Member may deliver a notice (“Contribution Notice”) to the appropriate Member, requesting that such Member make such required additional Capital Contribution. Each Contribution Notice shall specify the following information:

(i)        the aggregate amount of additional Capital Contributions requested in the Contribution Notice pursuant to this Section 4.2;

(ii)      the additional Capital Contributions that each Member is required to make to the Company pursuant to this Section 4.2;

(iii)     a brief description of the reason for such additional Capital Contributions; and

(iv)     the date (the “Contribution Date”) on which such additional Capital Contributions are due, which date shall not be less than ten (10) Business Days after the date on which the Contribution Notice is delivered;

(f)        Limitation on Other Additional Capital Contributions. Except as provided in Section 4.1, this Section 4.2, and Section 4.3, no Member shall have any obligation or right to make any additional Capital Contributions.

(g)        Notification of Required Capital Contributions. TNHC shall notify the other Member in writing if TNHC is obligated to make an additional Capital Contribution pursuant to Section 4.2(b), Section 4.2(c), or Section 4.2(d). Such notice shall briefly describe the amount of such additional Capital Contribution and the reasons for such additional Capital Contribution.

(h)        Modification of Percentage Interests and Contribution Percentages. For a period of three (3) months after the Effective Date, HW may assist the Company in obtaining certain financing for the Company from Affiliates of HW in an amount sufficient to permit TNHC to fund 25% (instead of 15%) of the projected peak Capital Contributions to the Company over the life of the Project without exceeding $5 million in aggregate Capital Contributions (referred to as the “Cash-Out Financing”). If the Executive Committee approves such Cash-Out Financing and the Company closes on such Cash-Out Financing, then: (i) TNHC’s Contribution Percentage shall increase from 15% to 25%; (ii) HW’s Contribution Percentage shall decrease from 85% to 75%; (iii) TNHC’s Percentage Interests shall increase from 30% to 38.24%; and (iv) HW’s Percentage Interests shall decreased from 70% to 61.76% . In addition, on the closing of such Cash-Out Financing, the Company will distribute the proceeds of Cash-Out Financing to the Members so that following such distributions, the Undistributed Second Priority Capital balances of the Members shall be in proportion to the adjusted Contribution Percentages of the Members (and for these purposes the distribution described in this Section 4.2(h) shall only reduce the Undistributed Second Priority Capital balances of the Members).

4.3        Monetary Default by a Member in Making Additional Capital Contributions.

(a)        If a Member or any representative on the Executive Committee reasonably determines that a Member has failed to make additional Capital Contributions required pursuant to Section 4.2, then such Member or applicable representative on the Executive Committee shall immediately send a written notice (the “Default Notice”) to the Member(s) that failed to make the required Capital Contribution, notifying such Member(s) of its failure to make such Capital Contributions, the amount to be contributed, the date such contribution was due, and requesting that such contributions be made immediately.

(b)        (i)        If the Member receiving the Default Notice fails to make the applicable additional Capital Contribution required under Section 4.2 within ten (10) Business Days after receiving the Default Notice (the date that is ten (10) Business Days after the receipt of the applicable Default Notice is referred to as the “Default Date”), then such Member (referred to as a “Default Member” and the amount that the Default Member failed to contribute is referred to as the “Default Amount”) shall be in default (a “Monetary Default”). The Members that did not fail to make the required Capital Contribution (the “Non-Defaulting Members”), in their sole and absolute discretion, may elect to make the additional Capital Contribution in the stead of the Default Member in an amount up to the Default Amount.

(ii)      If the Non-Defaulting Members elect to make such additional Capital Contributions in the stead of the Default Member, then (A) all of the additional Capital Contributions made by the Non-Defaulting Members in connection with a request for additional Capital Contributions with respect to which a Monetary Default has occurred shall increase the Undistributed First Priority Capital of such Non-Defaulting Members (including those Capital Contributions that the Non-Defaulting Members are required to contribute in their own stead with respect to the applicable Contribution Notice); and (B) and in the case of a Monetary Default other than a Monetary Default arising from a Guaranty Contribution Request, the Percentage Interests of the Default Member and the Non-Defaulting Members shall be redetermined in accordance with Section 4.3(c).

(c)        (i)        In connection with any Monetary Default, the Percentage Interest of a Default Member shall be reduced by the product (expressed as a percentage) of: (A) the quotient of: (I) the Default Amount; divided by (II) the sum of the aggregate Capital Contributions actually made to the Company by all Member from and after the Effective Date through the applicable date of determination; multiplied by (B) 2.0.

(ii)      For illustration purposes only, assume that: (A) an additional Capital Contribution was requested under this Agreement; (B) the Default Member’s Percentage Interest is thirty percent (30%); (C) the Non-Defaulting Member’s Percentage Interest is seventy percent (70%); (D) the Default Amount is fifty thousand dollars ($50,000); and (E) the sum of the aggregate Capital Contributions made to the Company by the Members from the Effective Date through the applicable date of determination equals five million dollars ($5,000,000). Under these facts, the Default Member’s Percentage Interest would decrease by two whole percentage points (2%) (i.e., 30.00% minus the product (expressed as a percentage) of: (x) the quotient of (I) $50,000 divided by (II) $5,000,000; multiplied by (y) 2.0). The Non-Defaulting Member’s Percentage Interest would increase by a like amount (i.e., from 70% to 72%). Notwithstanding the foregoing, if the Default Member is TNHC, TNHC’s Percentage Interest shall not be reduced in the aggregate pursuant to this Section 4.3 by more than 15 whole percentage points, but this limitation shall not restrict the further reduction of TNHC’s Percentage Interest pursuant to Section 12.3 if a Removal Event has occurred.

(iii)    The amount of the aggregate reduction in the Percentage Interests of the Default Members pursuant to this Section 4.3(c) shall be allocated to the Non-Defaulting Members who make the additional Capital Contributions in the stead of the Default Members in proportion to the amount of the additional Capital Contributions made by such Non-Defaulting Members.

(d)        Notwithstanding anything to the contrary in this Agreement, if a Member commits a Material Monetary Default, then neither the Default Member nor any Affiliate of the Default Member shall have the right to initiate the procedures set forth in Section 11.9.

(e)        The Contribution Percentage of a Default Member shall not be reduced pursuant to this Section 4.3, and the Contribution Percentage that the Non-Defaulting Members hold shall not be increased pursuant to this Section 4.3.

(f)        EACH MEMBER ACKNOWLEDGES AND AGREES THAT EACH SUCH MEMBER’S INTEREST IN THE COMPANY MAY BE SUBSTANTIALLY DILUTED AND/OR FORFEITED IF SUCH MEMBER FAILS TO MAKE REQUIRED CONTRIBUTIONS UNDER THIS AGREEMENT. EACH MEMBER FURTHER ACKNOWLEDGES AND AGREES THAT THE REMEDIES AVAILABLE TO A NON-DEFAULTING MEMBER PURSUANT TO THIS SECTION 4.3, ARTICLE XI AND ARTICLE XII ARE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO ANY MEMBER FOR A DEFAULT BY ANY OTHER MEMBER IN ITS OBLIGATIONS TO MAKE CAPITAL CONTRIBUTIONS UNDER THIS AGREEMENT.

4.4        Capital Accounts.

(a)        Maintenance Rules. The Company shall maintain for each Member a separate Capital Account in accordance with this Section 4.4, which shall control the division of assets upon liquidation of the Company as provided in Section 12.3. Each Capital Account shall be maintained in accordance with the following provisions:

(i)        Such Capital Account shall be increased by the cash amount or Book Value (as of the date of the contribution) of any property contributed by such Member to the Company pursuant to this Agreement, such Member’s allocable share of Profits and any items in the nature of income or gain which are specially allocated to such Member pursuant to Section 5.2 and Section 5.3, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(ii)      Such Capital Account shall be decreased by the cash amount or Book Value of any property distributed (as of the date of the distribution) to such Member pursuant to this Agreement, such Member’s allocable share of Losses and any items in the nature of deductions or losses which are specially allocated to such Member pursuant to Section 4.2(c)(ii), Section 4.2(d)(ii), Section 5.2 and Section 5.3, and the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(iii)    In the event all or a portion of an interest in the Company is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred interest.

(iv)    In determining the amount of any liability for purposes of Section 4.4(a)(i) or Section 4.4(a)(ii), there shall be taken into account Code section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts generally are intended to comply with section 1.704-1(b) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. If the Executive Committee reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts (including, without limitation, increases or decreases relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or a Member), are computed in order to comply with such Regulations, the Managing Member may authorize, after first obtaining the approval of the Executive Committee as a Supermajority Major Decision, such modifications, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Section 13.3(d) upon the dissolution of the Company.

(b)        Definition of Profits and Losses. “Profits” and “Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)        Income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section 4.4(b) shall be added to such taxable income or loss;

(ii)      Any expenditures of the Company described in Code section 705(a)(2)(B), or treated as Code section 705(a)(2)(B) expenditures pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this Section 4.4(b) shall be subtracted from such taxable income or loss;

(iii)    If the Book Value of any Company asset is adjusted pursuant to Section 4.4(c)(ii) or Section 4.4(c)(iii), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(iv)    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(v)     In lieu of the deduction for depreciation, cost recovery, or amortization taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation. “Book Depreciation” means for any Fiscal Year or other period, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Book Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction allowable for that asset for such year or other period bears to the adjusted tax basis of that asset at the beginning of such Fiscal Year or other period; provided, however, if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year or other period is zero, then Book Depreciation for that asset shall be determined with reference to such beginning Book Value using any reasonable method selected by the Executive Committee.

(vi)     To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code section 734(b) or Code section 743(b) is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

(vii)    Notwithstanding any other provision of this Section 4.4(b), any items that are specially allocated pursuant to Section 4.2(c)(ii), Section 4.2(d)(ii), Section 5.2 or Section 5.3 shall not be taken into account in computing Profits and Losses.

(c)        Definition of Book Value. “Book Value” means for any asset the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)        The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Executive Committee.

(ii)      The Book Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Executive Committee, as of the following times: (A) on the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) on the distribution by the

Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (C) on the liquidation of the Company within the meaning of Regulations section 1.704-1(b)(2)(ii)(g); and (D) on the grant by the Company of more than a de minimis interest in the Company as consideration for the provision of services to or for the benefit of the Company by a new or existing Member acting in a Member capacity or in anticipation of being a Member; provided, however, that adjustments pursuant to clauses (A), (B), and (D) above shall be made only if the Executive Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)     The Book Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as determined by the Executive Committee.

(iv)     The Book Values of Company assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m) and Section 4.4(b)(vi) or Section 5.2(e); provided, however, that Book Values shall not be adjusted pursuant to this Section 4.4(c)(iv) to the extent the Executive Committee determines that an adjustment pursuant to Section 4.4(c)(ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 4.4(c)(iv).

(v)     If the Book Value of an asset has been determined or adjusted pursuant to Section 4.4(c)(i), Section 4.4(c)(ii), or Section 4.4(c)(iv), such Book Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

4.5          Negative Capital Accounts. If any Member has a deficit balance in its Capital Account, such Member shall have no obligation to restore or repay to the Company or any other Member such negative balance or to make any Capital Contribution to the Company by reason thereof, and such negative balance shall not be considered an asset of the Company or of any Member.

4.6          Interest. No interest shall be paid by the Company on Capital Contributions or on balances in Capital Accounts.

4.7          No Withdrawal. No Member shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Company, except as provided in Articles VI and XII.

4.8          Limitation on Capital Contributions and Loans. Except as specifically provided in this Article IV, no Member may contribute capital to the Company. In addition, no Member may loan or advance money to the Company unless such loan or advance has been approved by the Executive Committee.

ARTICLE V

ALLOCATIONS

5.1        Allocations of Profits and Losses.

(a)        Allocation of Profits Generally. After giving effect to the allocations set forth in Section 4.2(c)(ii), Section 4.2(d)(ii), Section 5.2, and Section 5.3, and after giving effect to all distributions of cash or property (other than cash or property to be distributed pursuant to Article XIII), Profits for any Fiscal Year shall be allocated to the Members in the following manner:

(i)        First, to each Member with a negative balance in its Adjusted Capital Account, pro rata in accordance with each such negative Adjusted Capital Account balance, until each such negative Adjusted Capital Account balance has been eliminated;

(ii)      Next, to such of the Members that have an accrued and unpaid First Priority Preference Amount in excess of each such Member’s positive Adjusted Capital Account balance, pro rata to the extent of such excess;

(iii)     Next, to such of the Members that have: (A) an accrued and unpaid First Priority Preference Amount; plus (B) Undistributed First Priority Capital, in excess of each such Member’s positive Adjusted Capital Account balance, pro rata to the extent of such excess;

(iv)     Next, to such of the Members that have: (A) an accrued and unpaid First Priority Preference Amount; plus (B) Undistributed First Priority Capital; plus (C) an accrued and unpaid Second Priority Preference Amount, in excess of each such Member’s positive Adjusted Capital Account balance, pro rata to the extent of such excess;

(v)      Next, to such of the Members that have: (A) an accrued and unpaid First Priority Preference Amount; plus (B) Undistributed First Priority Capital; plus (C) an accrued and unpaid Second Priority Preference Amount; plus (D) Undistributed Second Priority Capital, in excess of each such Member’s positive Adjusted Capital Account balance, pro rata to the extent of such excess;

(vi)     Next, to the Members in the minimum amount necessary to cause the ratios among their positive Excess Amounts to equal the ratios among their Percentage Interests. For purposes of this Agreement, a Member’s “Excess Amount” equals the positive balance in such Member’s Adjusted Capital Account (computed after the allocation of Profits under subparagraphs (i) through (v) of this Section 5.1(a) for the Fiscal Year of the allocation), reduced by the sum of such Member’s: (A) accrued and unpaid First Priority Preference Amount; (B) Undistributed First Priority Capital; (C) accrued and unpaid Second Priority

Preference Amount; and (D) Undistributed Second Priority Capital (with the amounts in subparagraphs (A) through (D) being computed after giving effect to all Capital Contributions and all distributions that took place during and before the Fiscal Year with respect to which the allocation is being made); and

(vii)    Next, to the Members in proportion to their Percentage Interests.

(b)        Allocation of Losses Generally. After giving effect to the allocations set forth in Section 4.2(c)(ii), Section 4.2(d)(ii), Section 5.2, and Section 5.3, and after giving effect to all distributions of cash or property (other than cash or property to be distributed pursuant to Article XIII), and subject to the limitation set forth in Section 5.1(c), Losses for any Fiscal Year shall be allocated to the Members in the following manner:

(i)        First, in circumstances in which all Members have positive Excess Amounts, to the Members in the minimum amounts necessary to cause their positive Excess Amounts to be in the same ratios as their Percentage Interests, and in circumstances in which one or more Members, but not all Members, have positive Excess Amounts, to the Members with positive Excess Amounts in the minimum amounts necessary to cause such Members’ positive Excess Amounts to be in the same ratios as their Percentage Interests;

(ii)      Next, to the Members with positive Excess Amounts pro rata in accordance with their positive Excess Amounts, until such positive Excess Amounts have been eliminated;

(iii)     Next, to each Member that has Undistributed Second Priority Capital, pro rata to the extent necessary to cause each such Member’s positive Adjusted Capital Account balance to equal the sum of each such Member’s: (A) accrued and unpaid First Priority Preference Amount; (B) Undistributed First Priority Capital; and (C) accrued and unpaid Second Priority Preference Amount;

(iv)      Next, to each Member that has accrued and unpaid Second Priority Preference Amounts, pro rata to the extent necessary to cause each such Member’s positive Adjusted Capital Account balance to equal the sum of each such Member’s: (A) accrued and unpaid First Priority Preference Amount; and (B) Undistributed First Priority Capital;

(v)      Next, to each Member that has Undistributed First Priority Capital, pro rata to the extent necessary to cause each such Member’s positive Adjusted Capital Account balance to equal each such Member’s accrued and unpaid First Priority Preference Amounts;

(vi)     Next, to each Member with a positive Adjusted Capital Account balance, pro rata in accordance with such positive Adjusted Capital Account balances, until such positive Adjusted Capital Account balances have been reduced to zero; and

(vii)    Next, to the Members in proportion to their Percentage Interests.

(c)        Notwithstanding anything to the contrary in Section 5.1(b):

(i)        The Losses allocated pursuant to Section 5.1(b) hereof to any Member for any Fiscal Year shall not exceed the maximum amount of Losses that may be allocated to such Member without causing such Member to have an Adjusted Capital Account Deficit at the end of such Fiscal Year.

(ii)      If some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 5.1(b) hereof, the limitations set forth in this Section 5.1(c) shall be applied by allocating Losses pursuant to this Section 5.1(c) only to those Members who would not have an Adjusted Capital Account Deficit as a consequence of receiving such an allocation of Losses (with the allocation of such Losses among such Members to be determined by the Executive Committee, based on the allocation that is most likely to effectuate the distribution priorities set forth in Section 6.1 hereof).

(iii)     If no Member may receive an additional allocation of Losses pursuant to Section 5.1(c)(ii) above, such additional Losses not allocated pursuant to Section 5.1(c)(ii) shall be allocated among the Members in a manner that is most likely to effectuate the distribution priorities set forth in Section 6.1 hereof), as reasonably determined by the Executive Committee.

5.2      Special Allocations of Profits and Losses.

(a)        Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(f) of the Regulations, notwithstanding any other provision of Article V, if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be specially allocated items of Company gross income and gain for such taxable year (and if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement (set forth in section 1.704-2(f) of the Regulations) relating to Company nonrecourse liabilities (as defined in section 1.704-2(b)(3) of the Regulations) and shall be so interpreted.

(b)        Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article V, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company gross income and gain for such taxable year (and if necessary, subsequent taxable years) in an amount equal to the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement (set forth in section 1.704-2(i)(4) of the Regulations) relating to Member Nonrecourse Debt and shall be so interpreted.

(c)        Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in section 1.704-1(b)(2)(ii)(d)(4), section 1.704-1(b)(2)(ii)(d)(5), or section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company gross income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(c) were not in the Agreement.

(d)        Gross Income Allocation. If any Member has an Adjusted Capital Account Deficit at the end of any Company taxable year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if Section 5.2(c) and this Section 5.2(d) were not in the Agreement.

(e)        Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code sections 734(b) or 743(b) is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Transferor a distribution to a Member in complete liquidation of its interest in the Company or a Transfer of a Membership Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(f)        Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be considered an additional item of taxable loss or deduction that is included in the determination of Profits and Losses pursuant to Section 4.4(b) and that is then allocated among the Members as a part of the allocation of Profits and Losses.

(g)        Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated pursuant to Regulations section 1.704-2(b)(4) and (i)(1) to the Member or Members who bears the economic risk of loss with respect to such deductions.

5.3        Curative Allocations. The allocations set forth in Section 5.2(a) through Section 5.2(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.3. Therefore, notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Executive Committee shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 4.2(c)(ii), Section 4.2(d)(ii), and Section 5.1 hereof. In exercising its discretion under this Section 5.3, the Executive Committee shall take into account future Regulatory Allocations under Section 5.2(a) and Section 5.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 5.2(f) and Section 5.2(g).

5.4        Tax Allocations: Code Section 704(c).

(a)        In accordance with Code section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value (computed in accordance with Section 4.4(c)(i)).

(b)        If the Book Value of any Company asset is adjusted pursuant to Section 4.4(c)(ii), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code section 704(c) and the Regulations thereunder.

(c)        Any elections or other decisions relating to allocations made pursuant to this Section 5.4 shall be made by the Executive Committee in any manner that reasonably reflects the purpose and intention of the Agreement. Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, and other items or distributions pursuant to any provision of this Agreement.

5.5        Other Allocation Rules.

(a)        For purposes of determining the Profits, Losses, or any other item allocable to any period, Profits, Losses, and any such other item shall be determined on a daily, monthly, or other basis, as determined by the Executive Committee using any permissible method under Code section 706 and the Regulations thereunder.

(b)        For federal income tax purposes, every item of income, gain, loss, and deduction shall be allocated among the Members in accordance with the allocations under Section 5.1, Section 5.2, Section 5.3, and Section 5.4.

(c)        The Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income and loss for income tax purposes.

(d)        It is intended that the allocations in Section 5.1, Section 5.2, Section 5.3, and Section 5.4 effect an allocation for federal income tax purposes consistent with section 704 of the Code and comply with any limitations or restrictions therein.

(e)        The Members agree that their Percentage Interests represent their respective interests in Company profits for purposes of allocating excess nonrecourse liabilities (as defined in Regulations section 1.752-3(a)(3)) pursuant to Regulations section 1.752-3(a)(3).

ARTICLE VI

DISTRIBUTIONS

6.1        Distributions of Available Cash. Subject to Section 12.3, the Managing Member shall periodically determine in its reasonable discretion if there is any Available Cash. If the Managing Member determines that Available Cash exists, then such Available Cash shall be distributed to the Members as soon as reasonably practicable in the manner set forth below:

(a)        First, to each Member to the extent such Member has an accrued and unpaid First Priority Preference Amount, in proportion to each such Member’s accrued and unpaid First Priority Preference Amount, in an amount up to the accrued and unpaid First Priority Preference Amount of each such Member;

(b)        Next, to each Member to the extent such Member has Undistributed First Priority Capital, in proportion to each such Member’s Undistributed First Priority Capital, in an amount up to the Undistributed First Priority Capital of each such Member;

(c)        Next, to each Member to the extent such Member has an accrued and unpaid Second Priority Preference Amount, in proportion each such Member’s accrued and unpaid Second Priority Preference Amount, in an amount up to the accrued and unpaid Second Priority Preference Amount of each such Member;

(d)        Next, to each Member to the extent such Member has Undistributed Second Priority Capital, in proportion to each such Member’s Undistributed Second Priority Capital, in an amount up to the Undistributed Second Priority Capital of each such Member; and

(e)        Next, to the Members in proportion to their respective Percentage Interests.

6.2        Amounts Withheld.

(a)        Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local, or foreign taxes that the Company reasonably determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to sections 1441, 1442, 1445, or 1446 of the Code.

(b)        Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within 15 days after notice from any Member that such payment must be made unless: (i) the Company withholds such payment from a distribution which would otherwise be made to the Member; or (ii) the Company determines, in its reasonable discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Member.

(c)        Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Membership Interest to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 6.2.

(d)        Any amounts payable by a Member hereunder shall bear interest at the lesser of: (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four percentage points, or (ii) the Maximum Rate, until such amount is paid in full. Each Member shall take such actions as the Company or the other Members shall reasonably request in order to perfect or enforce the security interest created hereunder.

6.3        Limitation on Distributions. Any other provision of this Agreement to the contrary notwithstanding, no distribution to the Members will be declared and paid unless after the distribution is made, the Fair Market Value of all of the assets of the Company is in excess of all liabilities of the Company, other than liabilities to the Members on account of their Capital Accounts.

ARTICLE VII

MANAGEMENT OF THE COMPANY

7.1        Designation and Authority of Managing Member.

(a)        The Members hereby designate TNHC as the initial Managing Member of the Company. TNHC shall continue to serve as the Managing Member of the Company until such time as: (i) the Members mutually agree that TNHC shall cease to serve as the Managing Member, in which event the Members shall appoint a successor Managing Member; (ii) TNHC is no longer a Member in the Company; (iii) TNHC has been removed as Managing Member pursuant to Article XII; or (iv) the Company is dissolved and wound up in accordance with the provisions of Article XIII.

(b)        Except as otherwise provided in Section 7.2, Section 7.3, and elsewhere in this Agreement, the Managing Member shall conduct, direct, and exercise full control over all activities of the Company. Except as otherwise provided in Section 7.2, Section 7.3, and elsewhere in this Agreement, all management powers over the business and affairs of the Company shall be vested in the Managing Member.

(c)        The Managing Member shall: (i) plan, operate and manage, or cause to be managed, the Company affairs and business in accordance with the Delaware Act and this Agreement, and (ii) implement and act in accordance with the then-current approved Annual Budget and any Major Decision approved by the Executive Committee.

7.2        Executive Committee.

(a)        The Company hereby constitutes an Executive Committee to consult from time to time concerning the Company, to review the status of the Company’s activities, and to make such Major Decisions as may be required from time to time. Meetings of the Executive Committee shall be held in accordance with the procedures set forth in either Section 7.2(b) or Section 7.2(c) below, as applicable.

(b)        (i)        The procedures for holding a meeting of the Executive Committee as set forth in this Section 7.2(b) shall become effective only after a representative on the Executive Committee designated by TNHC and/or HW notifies the representatives designated by the other Member, in writing, that the procedures set forth in this Section 7.2(b) have been invoked. The procedures set forth in this Section 7.2(b) shall be in effect until such procedures are revoked, in writing, by a representative of the Member that initially invoked such procedures. If no election has been made to invoke the procedures set forth in this Section 7.2(b), or if such an election has been made but is subsequently revoked, then until an election to use the procedures in Section 7.2(b) is made (or until another election is made after an earlier revocation), the more simplified procedure for making Major Decisions in Section 7.2(c) shall be in effect.

(ii)      If the procedures set forth in this Section 7.2(b) have been invoked, then upon five (5) Business Days prior written notice from TNHC, HW, and/or any member of the Executive Committee, there shall be a meeting of the Executive Committee, and each Member shall cause its representatives to be in attendance at such meeting (in person or by telephone or other communication equipment). All notices requesting a meeting shall be accompanied by an agenda in sufficient detail to provide adequate notice of the matters to be discussed and to permit each of the representatives to make knowledgeable decisions. Each such notice shall be sent in an envelope or other container marked “CONFIDENTIAL/URGENT.” Matters discussed at any meeting shall be limited to the items set forth in the agenda unless otherwise agreed to by the representatives in attendance at the meeting. The agenda may include items that are not Major Decision items.

(iii)     In the event that all of the representatives of a Member receiving such notice fail to attend a proposed meeting, then the Member that requested the meeting and sent the initial notice shall send a second notice to the Member whose representatives failed to attend. This second notice also shall be sent in a package or other container marked “CONFIDENTIAL/URGENT,” shall be accompanied by the same information that was sent in the first notice, and also shall include a statement notifying the recipient Member that if all of the representatives of the recipient Member fail to attend the meeting of the Executive Committee specified in the second notice, then the representatives of the recipient Member shall be deemed to have approved the agenda items specified in the second notice. This second notice shall be sent at least ten (10) Business Days prior to the date of the rescheduled Executive Committee meeting.

(iv)     In the event no representative of a Member attends the proposed meeting of the Executive Committee after two notices have been sent, then the proposal of the Member delivering such notice with respect to such Major Decision shall be deemed to be approved, but only with respect to those agenda matters that were described in sufficient detail on the written notice of the meeting. Except as provided for in the preceding sentence: (A) no Supermajority Major Decision shall be deemed to have been adopted unless such Supermajority Major Decision has been approved by each representative of the Executive Committee who is then entitled to vote, and (B) no Majority Major Decision shall be deemed to have been adopted unless such Majority Major Decision has been approved by at least two (2) representatives of the Major Decision who are then entitled to vote.

(v)      Except as otherwise provided in Section 7.2(d)(v), meetings of the Executive Committee shall be held at the principal office of the Company under Section 1.3, or at such other location as approved by the Executive Committee. The Managing Member shall cause to be prepared minutes of each meeting, which shall be promptly delivered to the Members for their approval.

(c)        Unless the more formalized and elaborate procedure for calling and holding meetings of the Executive Committee has been invoked pursuant to Section 7.2(b), (i) all Supermajority Major Decisions must be approved in writing by each representative of the Executive Committee who is then entitled to vote, and (ii) all Majority Major Decision must be approved in writing by at least two (2) representatives of the Executive Committee who are then entitled to vote.

(d)        (i)        The Executive Committee shall consist initially of three (3) representatives, two (2) of which shall be appointed by HW and one (1) of which shall be appointed by TNHC. Each representative on the Executive Committee shall have one (1) vote.

(ii)        Each Member shall be entitled to rely upon the authority of each of the other Member’s Executive Committee representatives to act on behalf of the Member which appointed such representatives unless such Member has received prior written notice to the contrary.

(iii)     Representatives on the Executive Committee shall serve until their resignation, death, or removal (except as otherwise provided below) by the Member appointing such member.

(iv)     Except as provided in Section 7.2(b)(iv), for purposes of establishing a quorum at any such meeting, it is only necessary that two (2) representatives of the Executive Committee be in attendance.

(v)      At the election of any representative on the Executive Committee, the Executive Committee may hold a meeting pursuant to Section 7.2(b) and/or Section 7.2(c), by means of conference telephone or similar communication equipment, and an action shall be deemed approved at such a meeting so long as within five (5) Business Days of the telephone meeting such action is ultimately consented to in writing by the number of representatives required to approve such Major Decision (any such writing must include the signatures of the applicable representatives on the Executive Committee). A “writing” for these purposes includes any handwritten, typewritten or digitally written communication or a telecopy of a signed document. In addition, the notice requirements for any meeting of the Executive Committee pursuant to Section 7.2(b) may be waived if such waiver is approved by at least one (1) representative appointed by each Member.

(vi)     Until further notice, the representative of the Executive Committee for TNHC shall be Kevin Carson, and the representatives on the Executive Committee for HW shall be Todd Platt and L.M. Cummings. Any Member may designate replacement representatives by a written notice of such designation to the other Member; provided, however, that no Member shall remove its designated representatives without appointing a successor representative in the notice of removal. Any action by a Member in contravention of the foregoing provision shall be void and of no effect. If at any time a Member notifies the other Member that any of the representatives of the Executive Committee appointed by the Member delivering such notice is no longer to serve in such capacity, the representatives on the Executive Committee designated in such notice shall, from and after the date on which the other Member receives such notice, have no authority, power, or capacity with respect to any matter whatsoever to bind the Member that delivered the removal notice.

(e)        The Members acknowledge and agree that each representative on the Executive Committee is a representative and agent of the Member that appointed such representative and is not a “manager” as defined in Section §18-101(10) of the Delaware Act.

7.3        Major Decisions.

(a)        The Managing Member shall not have the right or the power to make any commitment or engage in any undertaking on behalf of the Company and/or a subsidiary entity in respect of a Major Decision unless or until the same has been approved by the Executive Committee in accordance with Section 7.2. Any Member shall have the right to submit Major Decisions to the Executive Committee for approval.

(b)        The term “Supermajority Major Decision,” as used in this Agreement, means any decision with respect to the following matters:

(i)        Approval of each Annual Budget to the extent it varies materially from the initial Annual Budget and any material amendments or modifications to any of the foregoing (e.g., with respect to the “operating plan” portion of the Annual Budget, a material variance or a material amendment means an amendment that results in aggregate “net” increases (from such amendment and/or all previous amendments) in total costs for the Project exceeding $600,000 (after taking into account the allocation of all of the $3,018,000 of contingency line items in the initial Annual Budget to other cost categories) from the aggregate costs approved in the initial Annual Budget);

(ii)      Except as specifically provided for in the applicable Annual Budget, approval of any Affiliate Agreements, approval of any amendments or modifications to any Affiliate Agreements, and approval of the termination of any such Affiliate Agreement;

(iii)     Approval of a Pledge of all or a portion of the Company’s property or the Pledge of any Company assets, except for: (A) liens arising by operation of law and securing Company debts, which are not then currently due or payable (i.e., real estate taxes); or (B) the grant of utility and other easements or licenses over the Project Site for the purpose of providing utilities, cable television, or other necessary services to the Project Site in a manner consistent with an approved Annual Budget and/or the approved final map recorded on the Project Site;

(iv)     Approval of any Company indebtedness (excluding any third-party trade payables incurred in the ordinary course of business of the Company and in accordance with the Annual Budget then in effect), and approval of any renewals, extensions, amendments, or modifications to any such Company indebtedness;

(v)      Except as otherwise provided in the Annual Budget, approval of: (A) the filing and/or prosecution of any lawsuit or claim on behalf the Company against any Person with an amount at risk in excess of $100,000 or that would affect the reputation of the Company and/or a Member; and/or (B) the settlement, compromise, defense and/or waiver of any claims or causes of actions of the Company against any third party and/or of any third party against the Company with respect to a lawsuit or claim described in clause (v)(A) above;

(vi)      Acquiring on behalf of the Company any real property in addition to the Project Site, the Improvements, or any interests therein, except as specifically provided in the Annual Budget for any property immediately adjacent to the Project;

(vii)     Lending any funds of the Company other than the deposit of Company funds in a federally insured institution;

(viii)    File a petition for relief under the United States Bankruptcy Code, as amended, with respect to the Company, make an assignment for the benefit of creditors of the Company, apply for the appointment of a custodian, receiver or trustee for the Company or any of the Company’s property, consent to any other bankruptcy or similar proceeding, or consent to the filing of such proceeding with respect to the Company, or admit in writing the Company’s inability to pay its debts generally as they become due;

(ix)      Filing any application to zone, rezone, or subdivide the Project Site (or any other real property owned by the Company), and making any material modifications or amendments to such application;

(x)       Except as otherwise in provided in the approved Annual Budget, approval of the draft form of CCRs to be recorded on all or any portion of the Project Site and any material amendments or modifications to such draft form of CCRs;

(xi)      Approval of any easements, restrictions or other encumbrances affecting the Project, other than Pledges (which are separately approved pursuant to subparagraph (iii) above) or easements, restrictions and encumbrances that have been approved in connection with the approval of the final map recorded against the Project Site;

(xii)     Approval of any changes to the tentative map approved for the Project Site as of the Effective Date, approval of any final map to be recorded against the Project Site, approval of any changes to such final map, approval of the final site plan, and approval of any changes to the final site plan;

(xiii)    Approval of the commencement of construction of each Phase (including the Land Improvements and vertical Improvements);

(xiv)    Except as otherwise provided in the approved Annual Budget, approval of the exterior design, overall quality of materials, and floor plan for the “model” units to be constructed by the Company, and approval of any significant changes to the exterior design, overall quality of materials, and floor plan for the “for sale” units to be constructed on the Project Site after or in connection with the construction and development of the model units.;

(xv)      Approval of the hiring of any employees of the Company and the delegation of any authority to such employees;

(xvi)    Approval of any distributions to the Members pursuant to Article VI or Article XIII;

(xvii)   Designating a “manager” for the Company under the Delaware Act;

(xviii)  Taking any action and incurring any expenditure and/or obligation that is materially inconsistent with an Annual Budget then in effect; provided, however, the Managing Member shall pay all Controllable Construction Cost Overruns and Bad Conduct Costs out of the Capital Contributions required to be made by a Member pursuant to Section 4.2(c) and Section 4.2(d);

(xix)    Except as specifically provided in an approved Annual Budget, approval of any contract or other agreement if, as a result of the Company’s execution of such contract or other agreement, the aggregate amount committed to be expended by the Company under such contract or agreement would exceed $250,000, and approval of material amendment or modification of any such contract or agreement;

(xx)     Confessing a judgment against the Company in connection with any threatened or pending legal action;

(xxi)    Executing or delivering any assignment for the benefit of creditors of the Company;

(xxii)   Doing any act in contravention of this Agreement (including any act which requires the consent of other Members) or failing to do any act required by this Agreement;

(xxiii)  Doing any act which would make it impossible to carry on the ordinary business of the Company;

(xxiv)  Except as otherwise provided in Section 11.7 hereof, admitting any other Person to be a Member in the Company;

(xxv)   Causing the Company to settle any casualty or other insurance claim or any condemnation action involving a claim in excess of $100,000 or any such claim that, when added to all other insurance and condemnation claims during a single Fiscal Year, exceeds $100,000, in each case, above any amounts payable by insurance;

(xxvi)  Approval of any insurance coverage for the Company and the Project that is inconsistent with the requirements set forth in Section 7.9 below;

(xxvii) Approval of any agreement with local, federal, or state governmental or administrative agency, any school board, any quasi-governmental agency, or any non-profit corporation or similar entity with respect to financial incentives, rebates, tax abatements or similar economic benefits relating to the Project Site and approval of the termination or any amendment or modification of any such agreements;

(xxviii) Using the Company’s name, credit, or assets for other than the Company’s purposes;

(xxix)    Causing the Company to consolidate or merge with or into any entity or engaging in any other transaction having substantially the same effect;

(xxx)     Except for sales of Home Lots and Homes developed and/or constructed by the Company in the ordinary course of the Company’s business for cash and at prices equal to or greater than the prices set forth in the applicable Annual Budget, approval of the Transfer of any asset of the Company; and

(xxxi)   Approval of any other matter designated in this Agreement as a Supermajority Major Decision.

(c)        The term “Majority Major Decision,” as used in this Agreement, means any decision with respect to the following matters:

(i)        Approval of any tax elections federal, state, or local purposes;

(ii)      Approval of any material decision concerning Company accounting for book and federal income tax purposes; and

(iii)    Making any other decision under this Agreement that specifically requires the approval of the Executive Committee as a Majority Major Decision.

7.4        Certificate of Formation. Jody Harrington is hereby designated as an “authorized person” within the meaning of the Delaware Act and, in such capacity, she executed, delivered and filed the Certificate of Formation of the Company, dated May 17, 2012. Upon such filing of the Certificate of Formation with the Secretary of State of Delaware, the powers of such “authorized person” ceased, and the Managing Member thereupon became a designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Delaware Act. The Managing Member shall cause to be filed at the Company’s expense such other certificates or documents (including, without limitation, copies, renewals, amendments or restatements of this Agreement) as may be determined by the Managing Member to be reasonable and necessary or appropriate for the formation or qualification and operation of a limited liability company in any other state in which the Company may elect to do business.

7.5        Compensation and Reimbursement of Members.

(a)        Except as provided in Section 7.5(b), Section 7.5(c) and Section 7.8, no Member shall be compensated for any services rendered to the Company and no Member shall be entitled to any reimbursements from the Company, unless such reimbursements have been specifically approved by the Executive Committee.

 (b)        Notwithstanding anything to the contrary in Section 7.5(a), but subject to Section 7.8, a Member may be reimbursed for direct, third party expenses that such Member incurs and/or makes for or on behalf of the Company after the Effective Date, but only to the extent such expenditure made by such Member is consistent with and provided for in the approved Annual Budget then in effect. The Company will not pay any interest to the relevant Member with respect to such advances.

 (c)        Notwithstanding anything to the contrary in Section 7.5(a), but subject to Section 7.8, the Managing Member shall be reimbursed for the allocable portion of all Project Employee Costs incurred by the Managing Member after the Effective Date, but only to the extent such expenditure made by such Member is consistent with and provided for in a specific detailed line item in the approved Annual Budget then in effect. The Company will not pay any interest to the Managing Member with respect to Project Employee Costs.

7.6        Outside Activities.

 (a)        Except as otherwise provided in Section 7.6(b) and Section 7.15 below, the Members (including the Managing Member) or any Affiliates thereof, and any director, officer, partner, or employee of the Members or any Affiliates thereof, shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company and may engage in any real estate activities and in any other businesses and activities for their own accounts and for the accounts of others without having or incurring any obligation to offer any interest in or funds from such properties, businesses or activities to the Company or any Member, and no other provision of this Agreement shall be deemed to prohibit the Members or any such Person from conducting such other businesses and activities. Except as otherwise provided in Section 7.6(b) and Section 7.15, neither the Company nor any of the Members shall have any rights by virtue of this Agreement or the relationship created hereby to participate in, to be notified of or to own any interest in any business ventures of a Member, any Affiliates thereof, or any director, officer, partner, or employee of a Member or an Affiliate thereof.

(b)       (i)        Notwithstanding anything to contrary in Section 7.6(a) but subject to Section 7.6(b)(ii), no Member nor any Affiliate of a Member shall directly or indirectly acquire, manage, own, or otherwise participate in any single family residential development within a three (3) mile radius of the Project Site; provided, however, the restriction set forth in this Section 7.6(b)(i) shall expire after seventy-five percent (75%) of the Homes and Home Lots that the Company intends to develop on the Project Site have been sold or otherwise disposed of to third parties.

(ii)       Notwithstanding anything to the contrary in Section 7.6(b)(i), the restrictions set forth in Section 7.6(b)(i) shall not apply to any real property owned directly or indirectly, in whole or in part, by a Member and/or any Affiliate of a Member as of the Effective Date.

7.7        Company Funds. The funds of the Company shall be deposited in such Company account or Company accounts as are designated by the Managing Member. The Managing Member shall not commingle Company funds with any funds or accounts of the Managing Member and/or its Affiliates. The Managing Member and each representative of the Executive Committee appointed by HW shall be authorized to sign checks or drafts against any Company account. Any withdrawals from or charges against such accounts may be made by the Managing Member or by its officers or agents in accordance with the terms of the Agreement.

7.8        Transactions with Affiliates.

 (a)        Except as provided in Section 7.5, Section 7.8(b), Section 7.8(c), and Section 7.8(d), or except as specifically provided for in an approved Annual Budget on a line item designated “Affiliate Transaction,” a Member may not, on behalf of the Company, enter into any transaction, agreement, or contract with respect to the Company, and/or the business and affairs of the Company, with any Person that is a Member, an Affiliate of any Member, and/or an Affiliate of the Company (an “Affiliate Agreement”) unless such Affiliate Agreement is approved by the representative(s) on the Executive Committee appointed by the other Member. Under all circumstances, the terms to the Company of any such Affiliate Agreement including the amount of fees to be paid by the Company to such Person, shall be competitive with the terms of similar transactions, agreements, or contracts obtained by persons in the same business as the Company in arms-length agreements with unrelated parties.

 (b)        The Company shall pay TNHC a management fee (the “TNHC Management Fee”) equal to three percent (3%) of the gross sale proceeds derived by the Company from the sale of the Project Site or any portion thereof, including, but not limited to, the sale of any Home or Home Lot. Fifty percent (50%) of the TNHC Management Fee shall be paid in equal monthly installments on or about the first day of each month over the projected life of the Project based on the estimated gross sale proceeds to be realized by the Company over the life of the Project as reflected in the most recently approved Annual Budget. The amount of such monthly installments will be adjusted, as necessary, whenever the Annual Budget is revised. The remaining fifty percent (50%) of the TNHC Management Fee shall be paid in monthly installments upon the closing of the sale of any Home or Home Lot (i.e., 1.5% of the gross sale price for a Home or Home Lot, payable on the first day of the month following closing). At the end of the Project, and prior to the Company’s final liquidating distributions, the Company and TNHC shall reconcile (and shall make any necessary “adjustment” payments with respect to) the amount of TNHC Management Fee that has been paid to date with the amount of TNHC Management Fees that should have been paid based on the actual amount of gross sales proceeds realized through the life of the Project.

 (c)        The Company shall pay HW a management fee (the “HW Management Fee”) equal to one percent (1%) of the gross sale proceeds derived by the Company from the sale of the Project Site or any portion thereof, including, but not limited to, the sale of any Home or Home Lot. Fifty percent (50%) of the HW Management Fee shall be paid in equal monthly installments on or about the first day of each month over the projected life of the Project based on the estimated gross sale proceeds to be realized by the

Company over the life of the Project. The amount of such monthly installments will be adjusted, as necessary, whenever the Annual Budget is revised. The remaining fifty percent (50%) of the HW Management Fee shall be paid in monthly installments upon the closing of the sale of any Home or Home Lot (i.e., 0.5% of the gross sale price for a Home or Home Lot, payable on the first day of the month following closing). At the end of the Project, and prior to the Company’s final liquidating distributions, the Company and HW shall reconcile (and shall make any necessary “adjustment” payments with respect to) the amount of HW Management Fee that has been paid to date with the amount of HW Management Fees that should have been paid based on the actual amount of gross sales proceeds realized through the life of the Project.

 (d)        The Members hereby unanimously approve the form of the Construction Contract and the form of the Sales and Marketing Agreement attached as Exhibits D and E and to this Agreement.

 (e)        Notwithstanding any other provision to the contrary in this Agreement and subject to clause (f) below, if an Affiliate of any Member is the party to any Affiliate Agreement (as applicable), such Affiliate has committed a material default under the applicable Affiliate Agreement, and any applicable notice and cure periods have expired, then the Member that is not an Affiliate to the Person providing services under the Affiliate Agreement shall have the right, but not the obligation, unilaterally and without requiring concurrence of any other Member or the Executive Committee, to act on behalf of the Company with respect to the enforcement of remedies under the applicable Affiliate Agreement (including the right to terminate such agreement to the extent provided for in such agreement).

 (f)        (i) Rather than enter into the Construction Agreement and the Sales and Marketing Agreement with TNHC Realty, the Company could contract directly with unaffiliated contractors, suppliers, brokers or sales and marketing consultants for such services. The Members acknowledge and agree that TNHC has caused its affiliated company TNHC Realty to enter into the Construction Agreement and the Sales and Marketing Agreement for the convenience of the Company, to reduce costs and to facilitate construction and marketing of the Project by the Company. TNHC Realty’s compensation under the Construction Agreement and the Sales and Marketing Agreement has been established as a “pass through” of costs and not as a “for profit” enterprise. Except as provided in Section 7.8(f)(ii), the Members do not intend for either TNHC or TNHC Realty to have the same liability, including without limitation liability for construction defects or for personal injury or property damage during the course of TNHC Realty’s activities under the Construction Agreement and the Sales and Marketing Agreement, or otherwise, as would a third-party, unaffiliated general contractor or a third-party, unaffiliated broker or sales and marketing consultant. Therefore, notwithstanding anything in this Agreement, the Construction Agreement or the Sale and Marketing Agreement to the contrary, but subject to Section 7.8(f)(ii) below, the Members intend and agree that all such liability shall be retained by the Company and insured against by the Company’s insurance. Subject to Section 7.8(f)(ii) below, to the extent any such liability is not covered by Company insurance, payments on any such claim shall be made by the Company and included in Company Costs and Expenses.

Nothing in this Agreement shall be construed as a guarantee by TNHC of TNHC Realty’s obligations under the Construction Contract and/or the Sales and Marketing Agreement. If there is a conflict between this Agreement and the Construction Contract and/or Sales and Marketing Agreement, this Agreement shall control.

(ii)       Notwithstanding anything to the contrary in Section 7.8(f)(i):

(A)       To the extent TNHC Realty engages in conduct in the performance of its services under the Construction Contract and/or the Sales and Marketing Agreement that would constitute Bad Conduct or Uncured Bad Conduct if committed by TNHC in the performance of its duties under this Agreement (defined as “TNHC Realty Bad Conduct”), then any cost, expense, damage, or liability suffered or incurred by the Company as a result of such TNHC Realty Bad Conduct shall be considered a Bad Conduct Cost within the meaning of this Agreement; and

(B)       TNHC Realty and TNHC shall be liable to the Company for any cost, expense, damage, or liability suffered or incurred by the Company as result of the negligent acts by TNHC Realty pursuant to the Sales and Marketing Agreement in connection with the submission of any materials to the California Department of Real Estate and/or any statements made or actions taken by the sales agents employed by TNHC Realty in connection with the sale of Homes or Home Lots.

7.9        Insurance. Except as otherwise provided in this Agreement, the Managing Member, on behalf of the Company and at the Company’s cost and expense, shall during the entire term hereof, obtain, maintain, and keep in full force and effect all insurance required by the insurance requirements set forth on Exhibit G, any other insurance that may be required by any Company Obligation, and any other form or forms of insurance on the Project or for the Company that has been approved by the Executive Committee.

7.10      Indemnification of Members. The Company shall indemnify, defend, and hold harmless the Managing Member, the other Members, their directors, officers, shareholders, constituent members, constituent partners, and employees, and the individual representatives on the Executive Committee (individually, an “Indemnitee”), as follows:

(a)         (i)        In any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, to which an Indemnitee was or is a party or is threatened to be made a party by reason of the fact that such Indemnitee is or was a Member, a director, officer, shareholder, constituent member, constituent partner, or employee of a Member, or is an individual representative on the Executive Committee, the Company shall indemnify such Indemnitee against attorneys’ fees, judgments, fines, penalties, settlements, and reasonable expenses actually incurred by such Indemnitee in connection with the defense and/or settlement of such action, suit or proceeding, if such Indemnitee acted in good faith, and in the case of the exercise of authority by the Indemnitee under the Delaware Act or this Agreement, other than service for another enterprise, in a manner reasonably believed by such Indemnitee to be in the best interests of the Company and, in all other cases, that the Indemnitee’s conduct was not a willful and intentional act in opposition to the Company’s best interests, and with respect to any criminal action or proceeding, the Indemnitee did not have reasonable cause to believe that his conduct was unlawful.

(ii)       In no event, however, shall indemnification ever be made: (A) in relation to a proceeding in which the Indemnitee has been found liable for fraud or a criminal act or for gross negligence, breach of fiduciary duty, willful or intentional misconduct in the Indemnitee’s performance of its duty to the Company or in relation to a proceeding which arises out of a Material Breach by the Indemnitee of the terms and provisions of this Agreement; (B) with respect to a claim or suit brought by one Member (and/or an Affiliate thereof) against another Member (and/or an Affiliate thereof); and/or (C) with respect to TNHC’s obligation to make additional Capital Contributions for Controllable Construction Cost Overruns.

(iii)      The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner reasonably believed by such Indemnitee to be in the best interests of the Company or not opposed to the Company’s best interests.

  (b)       If a claim or assertion of liability is made or asserted by a third party against an Indemnitee by reason of the fact that such Indemnitee was or is a party or is threatened to be a party by reason of the fact that such Indemnitee is or was a Member or is a director, officer, shareholder, constituent partner, constituent member, or employee of a Member or an individual representative on the Executive Committee, Indemnitee will forthwith give to the Company and the Executive Committee written notice of the claims or assertion of liability and request the Company to defend the same and any other related claims or assertions of liability that are included in the same complaint. Failure to so notify the Company will not relieve the Company of any liability which the Company might have to Indemnitee except to the extent that such failure actually prejudices the Company’s legal position. The Company will have the obligation to defend against such claims or assertions and the Company will give written notice to the Indemnitee of acceptance of the defense of such claims and the name of the counsel selected by the Company to defend such claims. The Indemnitee will be entitled to be kept informed by the Company and its counsel of the status of such defense and also will be entitled at its option (and expenses) to employ separate counsel for such defense. In the event the Company does not accept the defense of the claims or in the event that the Company or its counsel fails to use reasonable care in maintaining such defense, the Indemnitee will have the right to employ counsel for such defense at the expense of the Company. The Company and the Indemnitee will cooperate with each other in the defense of any such action and the relevant records of each will be made available to the other with respect to such defense. If, at the conclusion of any such proceedings, it is determined that the Indemnitee would not have been entitled to indemnification pursuant to this Section 7.10 for such claims or assertions, then the Indemnitee shall immediately reimburse the Company for any costs and expenses paid by the Company to defend the Indemnitee pursuant to this Section 7.10(b).

(c)       No Indemnitee will be entitled to indemnification under this Section 7.10 if it has entered into any settlement or compromise of any claim giving rise to any indemnifiable loss without the written consent of the Company. If a bona fide settlement offer is made with respect to a claim and the Company desires to accept and agree to such offer, the Company will give written notice to the Indemnitee to that effect (the “Settlement Notice”). If the Indemnitee fails to consent to the settlement offer within ten calendar days after receipt of the Settlement Notice, then the Indemnitee will be deemed to have rejected such settlement offer and will be responsible for continuing the defense of such claim and, in such event, the maximum liability of the Company as to such claim will not exceed the amount of such settlement offer plus any and all reasonable costs and expenses paid or incurred by the Indemnitee up to the date of the Settlement Notice and which are otherwise the responsibility of the Company pursuant to this Section 7.10.

(d)       Any indemnification permitted under this Section 7.10 shall be made only out of the assets of the Company and no Member shall be obligated to contribute to the capital of or loan funds to, the Company to enable the Company to provide such indemnification.

(e)       The indemnification provided by this Section 7.10 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Members, as a matter of law or otherwise, as to action in the Indemnitee’s capacity as a Member, as a director, officer, employee, constituent member, or a constituent partner of a Member, or as a member of the Executive Committee, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

(f)       Except as otherwise provided in this Agreement, the Company may purchase and maintain insurance on behalf of any one or more Indemnitees if approved by the Executive Committee.

(g)       In no event may an Indemnitee subject another Member or its Affiliates to personal liability by reason of the indemnification provisions of this Agreement.

(h)       The provisions of this Section 7.10 are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators, and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(i)       Any action to be taken by the Company pursuant to this Section 7.10 shall instead be taken by and require the approval of the Executive Committee.

 (j)         EXCEPT AS PROVIDED IN SECTION 7.10(A)(II)(C), THIS SECTION 7.10 INCLUDES AN INDEMNITY BY THE COMPANY OF EACH INDEMNITEE AGAINST SUCH INDEMNITEE’S ORDINARY NEGLIGENCE.

7.11      Liability of a Member.

 (a)        Neither a Member nor a Member’s shareholders, directors, officers, employees, constituent members, constituent partners, or Executive Committee representatives shall be liable to the Company or to the other Members for errors in judgment or for any acts or omissions that do not constitute fraud, gross negligence, criminal misconduct, willful and wanton misconduct, and/or breach of this Agreement.

 (b)        The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through agents.

7.12      Duties.

 (a)        The Managing Member shall manage the Company and its business and affairs in accordance with the terms of this Agreement and shall use all of its reasonable efforts to carry out the business of the Company. Each Member shall act honestly, in good faith, and in the best interest of the Company and shall devote such time to the business of the Company as shall be reasonably required to perform such Member’s duties and obligations under this Agreement. The Managing Member shall devote itself to the business of the Company to the extent necessary for the efficient carrying on thereof and in a manner that will permit the Managing Member to fulfill those duties and responsibilities described in Section 7.12(b) below and elsewhere in this Agreement. Whenever requested by any Member, the Managing Member shall render a just and faithful account of all material dealings and transactions relating to the business of the Company.

 (b)        The Managing Member, in addition to its other obligations under this Agreement, shall perform the following services in its capacity as the Managing Member, at the expense of the Company:

(i)       Carry out and implement the Major Decisions approved by the Executive Committee;

(ii)      Give all notices and utilize commercially reasonable efforts to ensure compliance with all laws, ordinances, rules, and regulations affecting the grading, development, construction, operation, and sale of the Project;

(iii)     Prepare, or cause to be prepared, each Annual Budget and any necessary or appropriate amendments to any Annual Budget, all maps, schematic drawings, Plans and Specifications, working drawings, and other documentation (including all revisions thereto) necessary to develop the Project Site and construct the applicable Improvements, and obtain all necessary governmental approvals therefor;

(iv)      Conduct such other pre-development activities with respect to the Project Site as Managing Member deems necessary to develop and improve the Project Site in accordance with any approved Annual Budget;

(v)       Develop or supervise the development of a marketing plan for the Homes and/or the Home Lots and then coordinate all efforts to market and sell Homes and/or the Home Lots, including efforts to develop and implement marketing strategies;

(vi)      Prepare and distribute to each Member any and all reports required under Section 9.3 hereof;

(vii)     Prepare and submit an Annual Budget pursuant to Section 7.13 hereof for approval by the Executive Committee;

(viii)    Manage and maintain the Project Site and pay all applicable ad valorem taxes, insurance premiums, and other similar carrying costs associated with the Project; and

(ix)      Cause the Company to comply with the terms of all applicable loan agreements governing the Company Obligations and other Company indebtedness, and notify the other Members of any default of any party under any loan, Company Obligation, and/or any other significant agreement affecting the Company.

7.13      Annual Budget.

 (a)        The Members have unanimously approved the initial Annual Budget for the Company, a copy of which is attached hereto as Exhibit F. At least 45 days prior to the commencement of each Fiscal Year, commencing with the Fiscal Year beginning January 1, 2013, the Managing Member shall submit a proposed revised and updated Annual Budget for the Company for the period of time commencing on January 1 of the upcoming Fiscal Year and extending through the projected term of the Company.

 (b)        The Executive Committee shall review and, if acceptable, approve the proposed Annual Budget to the extent required under Section 7.3(b)(i). A proposed Annual Budget shall not become effective, however, until such Annual Budget has been approved by the Executive Committee.

 (c)        If the Executive Committee fails to approve a proposed Annual Budget prior to the commencement of a particular Fiscal Year, then pending a final resolution of the dispute with respect to such Annual Budget, the Managing Member shall continue to manage, maintain, supervise, direct, and operate the Company, but all expenditures must be approved by the Executive Committee except for those non-controllable expenditures that are required to be paid in order to keep the Company operating (i.e., payroll costs, utility costs, insurance costs, taxes, and similar costs and expenses).

 (d)        After an Annual Budget has been approved, the Managing Member has the right from time to time during the applicable Fiscal Year to revise the Annual Budget to the Executive Committee for its approval. If Executive Committee approval of any such revision is required under Section 7.3(b)(i), such proposed revision to the Annual Budget shall not be effective until approved by the Executive Committee. Once approved, such revisions shall be incorporated in and become part of the approved Annual Budget.

7.14      Indemnification for Fees.

 (a)        HW represents and warrants to TNHC that no broker or other Person is entitled to a commission, fee, or other compensation in connection with the formation of the Company and/or the contribution of the equity capital to the Company, and HW hereby indemnifies and holds TNHC harmless from and against any claims, losses, damages, costs, and expenses that the Company and/or TNHC may suffer or incur in the event that any broker or other Person asserts a claim through HW for such a commission, fee, or other compensation.

 (b)        TNHC represents and warrants to HW that no broker or other Person is entitled to a commission, fee, or other compensation in connection with the formation of the Company and/or the contribution of the equity capital to the Company, and TNHC hereby indemnifies and holds HW harmless from and against any claims, losses, damages, costs, and expenses that the Company and/or HW may suffer or incur in the event that any broker or other Person asserts a claim through TNHC for such a commission, fee, or other compensation.

7.15      Special Right of First Negotiation With Respect to Foster City Opportunity.

 (a)        If TNHC or any Affiliate of TNHC desires to pursue the Foster City Opportunity, TNHC shall promptly give a written notice (the “Opportunity Notice”) to HW. The Opportunity Notice must be delivered with the words “CONFIDENTIAL/URGENT” clearly visible from the exterior of the container in which the Opportunity Notice is contained and must alert HW to the thirty (30) day time limit for response as described below. The Opportunity Notice shall also disclose the terms, provisions and conditions of the Foster City Opportunity that TNHC (or its Affiliate) desires to pursue, including the following information:

(i)        A description of the Foster City Opportunity;

(ii)       If any financing will be required in connection with the Foster City Opportunity, a summary of the market rate financing that TNHC believes is then available; and

(iii)      A due diligence package containing all information that HW would reasonably need to make an informed decision on whether or not to exercise its rights under this Section 7.15 (to the extent TNHC has or could reasonably obtain such information).

 (b)        The delivery of the Opportunity Notice constitutes an offer (the “Section 7.15 Offer”) by TNHC to allow HW to participate in the Foster City Opportunity in accordance with the terms set forth in this Section 7.15.

(i)        HW shall immediately review the Opportunity Notice. HW shall have a period of thirty (30) days from the date of HW’s receipt of the Opportunity Notice to elect to pursue the Foster City Opportunity in accordance with this Section 7.15 and on the same terms, provisions and conditions as stated in the Opportunity Notice and this Section 7.15 (this thirty (30) day period is referred to as the “Election Period”). If HW does not make an election prior to the end of the Election Period, HW shall be deemed to have rejected the Section 7.15 Offer.

(ii)       If HW desires to pursue the Foster City Opportunity, then prior to the end of the Election Period, HW must send a written notice of acceptance to TNHC.

 (c)        If HW accepts the Section 7.15 Offer prior to the end of the Election Period, then HW and TNHC shall negotiate in good faith to pursue and acquire the Foster City Opportunity and to enter into a definitive limited liability company agreement (or a comparable agreement for another pass-through entity) to acquire, own, develop, manage, lease, sell, and/or dispose of the Foster City Opportunity. The form of such agreement shall be substantially the same as the form of this Agreement, with economic, management and control rights that are the same as the economic, management and control rights set forth in this Agreement, except as follows:

(i)        The Contribution Percentage of TNHC will be 15% (or at TNHC’s sole option 35%) and the Contribution Percentage of HW will be the difference between 100% and TNHC’s Contribution Percentage;

(ii)       The initial Percentage Interest of TNHC will be 30% if TNHC’s Contribution Percentage is 15% and 46.47% if TNHC’s Contribution Percentage is 35%;

(iii)      The initial Percentage Interest of HW will be the difference between 100% and TNHC’s Contribution Percentage;

(iv)      TNHC will make certain mutually acceptable representations and warranties for the benefit of the Company and HW regarding the Foster City Opportunity based on TNHC’s actual knowledge concerning the Foster City Project; and

(v)       TNHC will be reimbursed for its reasonable pre-formation and pre-development costs and obligations incurred in connection with the Foster City Opportunity.

 (d)        If HW either affirmatively rejects the Foster City Opportunity prior to the end of the Election Period, or if HW is deemed to have rejected the Foster City Opportunity because of HW’s failure to respond prior to the end of the Election Period, then TNHC or an Affiliate of TNHC may acquire the Foster City Opportunity and HW shall have no further right to participate with TNHC in the acquisition of the Foster City Opportunity; provided, however, if TNHC (or its Affiliate) changes the economic terms of such Foster City Opportunity specified below to be more favorable to an investor than those last offered to HW in the Foster City Opportunity in which HW declined to participate (i.e., (i) increase of the rate of accrual of First Priority Preference Amount, Second Priority Preference Amount, or other preferred return rates paid to the investor; (ii) decrease of the amount of Capital Contributions required by the investor; (iii) increase of the investor’s Percentage Interest; (iv) decrease of the investor’s Contribution Percentage), then TNHC must re-offer the Foster City Opportunity to HW by delivering to HW an Opportunity Notice pursuant to Section 7.15(a) that contains the more economically favorable terms; (v) amount of fees paid to TNHC and the investor; (vi) priority of distribution returns to TNHC and the investor; and (vii) liability for warranty claims and construction defects), then TNHC must re-offer the Foster City Opportunity to HW by delivering to HW an Opportunity Notice pursuant to Section 7.15(a) that contains the more economically favorable terms.

(e)       The rights and obligations under this Section 7.15 shall survive the closing of a buy/sell transaction under Section 11.9, the termination of this Agreement, and/or the dissolution and winding up of the Company (other than a termination of this Agreement and/or the dissolution and winding up of the Company that may occur after the closing of the “put” or “call” of a Membership Interest pursuant to Section 11.11 and/or Section 11.12).

ARTICLE VIII

PHASES AND DEVELOPMENT PHASE PLANS

8.1       Development and Construction of Project in Phases.

(a)       It is contemplated that the Company shall construct any proposed Improvements on any portion of the Project Site that the Company has elected to develop in phases (each such phase is referred to as a “Phase”).

(b)       The Managing Member shall not commence any Phase unless; (i) such Phase is consistent with an approved Annual Budget; and (ii) the commencement of such Phase has been approved by the Executive Committee pursuant to Section 7.3.

(c)       The commencement of any such Phase may be subject to such conditions as the representatives on the Executive Committee may, in their sole and absolute discretion, impose.

8.2       Financing. The Members acknowledge and agree that it is their intent to maximize third-party financing for the Project. In furtherance of this objective, but subject to Section 4.2(h) and Section 7.3, the Members shall cooperate with each other in using commercially reasonable efforts to obtain any and all acquisition, development and construction financing (i.e., AD&C Loans) from one or more Persons that are not Affiliates of any Member, in such amount as the Company may require to finance development of the Improvements in accordance with the intent of the Members or refinance any AD&C Loans prior to maturity thereof. Any such AD&C Loans must be approved by the Executive Committee pursuant to Section 7.3(b). Under no circumstances shall HW be obligated to provide any such AD&C Loans. In addition, subject to Section 4.2(b), the Members acknowledge and agree that no Member or any Affiliate of a Member shall have any personal liability, either directly or indirectly, on a AD&C Loan or any other Company Obligations.

ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1       Records and Accounting. The Managing Member shall keep or cause to be kept appropriate books and records with respect to the Company’s business, which shall at all times be kept at the principal office of the Company or such other office as the Executive Committee may designate for such purposes. Any books and records maintained by the Company in the regular course of its business, including books of account and records of Company proceedings, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the books and records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained for financial reporting purposes on the accrual basis. The Executive Committee shall have the right to make final determinations as to how any transaction, revenue, expense, asset or liability item of the Company will be accounted for on the books of the Company if generally accepted accounting principles are unclear in any instance.

9.2       Fiscal Year. The Fiscal Year of the Company shall be the calendar year for tax and accounting purposes.

9.3       Reports.

(a)       The Managing Member shall deliver to the Members, not later than 60 days following the end of each Fiscal Year, a balance sheet, an income statement, and an annual statement of source and application of funds of the Company for such Fiscal Year. The Managing Member shall, at the expense of the Company, cause the Company’s Independent Accountants to review and certify such statements.

(b)       No later than 45 days after the last day of each fiscal quarter during the term of this Agreement, other than the last quarter of the Fiscal Year in question, the Managing Member shall use its best efforts to cause the Company to prepare, or cause to be prepared and delivered to each Member a balance sheet together with a profit and loss statement for such fiscal quarter together with a cumulative profit and loss statement to date and with comparative statements for the like periods immediately preceding.

(c)       No later than 30 days after the end of each calendar month, the Managing Member shall cause the Company to prepare, or shall cause to be prepared and delivered to each Member: (i) a statement of cash receipts and cash disbursements for the month; (ii) a reconciliation, on a line item basis, of costs and expenses incurred to date with the costs and expenses set forth in the Annual Budget with a written explanation of any material variations; (iii) a schedule of showing the draw downs and uses of the proceeds of Company indebtedness; and (iv) monthly status reports showing the status of any construction in progress, and actual and projected costs over-runs.

(d)       At the request of a Member, the Managing Member shall additionally cause to be provided to the Member: (i) an annual analysis detailing the components, and changes therein, of each Member’s Capital Accounts, each Member’s Adjusted Capital Accounts, and each Member’s (as applicable) accrued and unpaid First Priority Preference Amount, Undistributed First Priority Capital, accrued and unpaid Second Priority Preference Amount, and Undistributed Second Priority Capital Amount; (ii) an annual analysis detailing all allocations of Profit, Loss, and other items of income, gain, loss and deduction; (iii) an annual reconciliation of accounting and taxable income; and (iv) such other financial statements or information as may be reasonably requested by a Member.

9.4       Documents. Each Member shall have the right to inspect and review and make copies (at Company expense) of all documents relating to the business of the Company, including without limitation, all reports, studies, and other items prepared by or obtained by the Managing Member in connection with the performance of its duties hereunder.

ARTICLE X

TAX MATTERS

10.1     Tax Matters Partner. The Managing Member shall be the tax matters partner (the “Tax Matters Member”) for federal income tax purposes pursuant to section 6231 of the Code with respect to each applicable taxable year of the Company. The Managing Member is authorized to do whatever is necessary to qualify as such.

10.2     Annual Tax Returns.

(a)       The Managing Member shall cause the Company’s accountants to prepare, at the Company’s expense, and shall timely file, or cause the timely filing of, all tax returns and shall, on behalf of the Company, timely file, or cause the timely filing of, all other writings required by any governmental authority having jurisdiction to require such filing. The Managing Member shall submit the proposed returns to each Member for its review and approval no later than 90 following the end of the preceding Fiscal Year.

(b)       If a Member disagrees with the treatment of any Company item (within the meaning of section 6231(a)(3) of the Code and Regulations) on a tax return of the Company, then such Member shall give written notice to the Managing Member. If, after good faith consultation, an agreement regarding the treatment of such item cannot be reached within ten days after the receipt of notice, the Company shall seek written advice from independent tax counsel approved by the Executive Committee or from the Independent Accountants. Such advice shall recommend the treatment which is consistent with the terms of this Agreement, the respective interests of the Members, and for which there exists substantial authority in support thereof. Such recommended treatment shall be the one reported on the return.

 (c)        Without the prior approval of the Executive Committee, no Member shall file an amended return of the Company or a request for an administrative adjustment under section 6227 of the Code, nor shall any Member (other than the Tax Matters Member, as provided herein) commence any administrative or judicial proceeding relating to a return of the Company. If, after good faith consultation, such approval is not provided, no Member shall file such return or request, or commence such proceeding unless a mutually agreed upon independent tax counsel renders an opinion that there is substantial authority for the proposed treatment of the tax items with respect to which such return, request or proceeding relates. Nothing herein shall be construed to prevent a Member from undertaking any administrative or judicial proceeding with respect to its own return.

10.3      Notice and Limitations on Authority.

 (a)        Each Member shall notify the other Members upon receipt of any notice regarding an audit or tax examination of the Company and upon any request for material information of the Company by United States federal, state, local, or other tax authorities.

 (b)        The Managing Member shall, within ten (10) days after the receipt thereof, forward to each Member a photocopy of any material correspondence relating to the Company received from the Internal Revenue Service. The Managing Member shall, within ten (10) days thereof, advise each Member in writing of the substance of any conversation affecting the Company held with any representative of the Internal Revenue Service.

 (c)        The Managing Member shall have all the authority granted by the Code and Regulations to the Tax Matters Member; provided, however, the Managing Member cannot take any of the actions described below unless the Managing Member first obtains the prior approval of the Executive Committee:

(i)        entering into a settlement agreement with the Internal Revenue Service in any matter relating to the Company and/or any item reported and/or not reported on a Company tax return;

(ii)       filing a petition as contemplated in section 6226(a) or 6228 of the Code;

(iii)      intervening in any action as contemplated in section 6226(b)(5) of the Code;

(iv)      filing any request contemplated in section 6227(b) of the Code; and

(v)       entering into an agreement extending the period of limitations as contemplated in section 6229(b)(1)(B) of the Code.

10.4     Tax Elections. Subject to Section 7.3 and this Article X, the Managing Member shall do all acts, make all elections and take whatever reasonable steps are required to maximize, in the aggregate, the federal, state, and local income tax advantages available to the Company and shall defend all tax audits and litigation with respect thereto at the expense of the Company. The Managing Member shall maintain the books, records, and tax returns of the Company in a manner consistent with the acts, elections, and steps taken by the Company. Subject to Section 7.3, in making any “tax” election for any Fiscal Year, the Managing Member shall make such election, to the extent reasonably possible, in a manner that maximizes the benefit and minimizes the detriment of each such election to each Member.

10.5     Actions in Event of Audit. Subject to Section 10.3, if an audit of the Company’s tax returns occurs, the Managing Member shall, at the expense of the Company, notify the Members thereof and participate in the audit and contest. The Managing Member may, with the approval of the Executive Committee, settle or otherwise compromise assertions of the auditing agent which may be adverse to the Company in accordance with this Article X. The Managing Member may, if it determines that the retention of accountants and/or other professionals would be in the best interests of the Company, retain such accountants and/or other professionals to assist in such audits. The Company shall indemnify and reimburse the Managing Member for all reasonable expenses, including legal and accounting fees, claims, liabilities, losses, and damages borne by the Managing Member which were incurred in connection with any administrative or judicial proceeding with respect to any audit of the Company’s tax returns, except to the extent caused by the negligence or willful misconduct of the Managing Member.

10.6     Organizational Expenses. The Company shall elect to deduct expenses incurred in organizing the Company as provided in section 709 of the Code.

10.7     Taxation as a Partnership. The Members intend for the Company to be taxed as a partnership for federal income tax purposes. No election shall be made by the Company or any Member for the Company to be classified as an association or a corporation under section 7701 of the Code and the Regulations issued thereunder and no election shall be made to otherwise be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws. If the default classification rules under section 7701 of the Regulations are ever amended so as to classify the Company as an association or corporation unless it elects otherwise, either Member shall cause the Company to elect to be classified as a partnership pursuant to section 7701 of the Regulations, as amended, for the taxable year in which such amendment to the Code or Regulations occurs.

ARTICLE XI

TRANSFERS AND PLEDGES OF MEMBERSHIP INTERESTS

11.1     Pledge and Transfer Restrictions.

(a)        Except as otherwise provided in Section 11.3, Section 11.9, Section 11.11, Section 11.12, or elsewhere in this Agreement, no Membership Interest shall be Transferred or Pledged, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any Transfer, Pledge, or purported Transfer or Pledge of any Membership Interest not made in accordance with this Article XI shall be null and void and shall give the alleged Transferee no right to require any information or account of the Company’s transactions or to inspect the Company’s books. The Company shall be entitled to treat the alleged Transferor in a Transfer of a Membership Interest not made in accordance with this Article XI as the absolute owner thereof in all respects, and shall incur no liability to any alleged Transferee for distributions to the Member owning such Membership Interest of record or for allocations of Profits, Losses, and other items of income, gain, losses, deductions or credits or for transmittal of reports and notices required to be given to holders of Membership Interests.

(b)        HW represents and warrants to TNHC that, as of the Effective Date, one or more HW Parties currently have Majority Control of HW. Notwithstanding anything to the contrary in this Section 11.1, and subject to the terms of the documents evidencing or securing any Company Obligation, HW shall not permit a Transfer or Pledge of ownership interests in HW, or in the direct or indirect ownership or control of HW, without first obtaining the consent of the Executive Committee, unless after giving effect to such proposed Transfer or Pledge, an HW Party continues to have Majority Control of HW.

(c)        TNHC represents and warrants to HW that, as of the Effective Date, TNHC is wholly-owned by The New Home Company, LLC, a Delaware limited liability company (“New Home Company”). Notwithstanding anything to the contrary in this Section 11.1, and subject to the documents evidencing or securing any Company Obligation, TNHC shall not permit New Home Company to Transfer or Pledge any portion of its ownership interests in TNHC without first obtaining the consent of the Executive Committee unless after giving effect to such proposed Transfer or Pledge, New Home Company continues to have Majority Control of TNHC. In addition, TNHC shall not permit a Transfer or Pledge of ownership interests in The New Home Company or in the direct or indirect ownership or control of The New Home Company, without first obtaining the consent of the Executive Committee, unless after giving effect to such proposed Transfer or Pledge: (i) one or more of the Individual TNHC Members are in control of TNHC Partners; (ii) TNHC Partners continues to own its interest in The New Home Company; and (iii) TNHC Partners continues to exercise day-to-day control over the Company in the same way that TNHC Partners exercises such control over the Company on the Effective Date.

11.2    Consent of the Executive Committee. Except as provided in Section 11.3, Section 11.9, Section 11.11, Section 11.12, or elsewhere in this Agreement, the Membership Interest of any Member may not be Transferred to a Person that is not a Member without the written consent of the representatives on the Executive Committee of the other Member, which consent may be unreasonably withheld.

11.3    Permitted Transfers and Pledges. Notwithstanding anything to the contrary in Section 11.2 above, but subject to Section 11.4, Section 11.5, and Section 11.6 below:

(a)        HW may Transfer or Pledge its Membership Interest to a Transfer Affiliate of HW without having to obtain the consent of any Person; and

(b)        TNHC may pledge its Membership Interest to a Transfer Affiliate of TNHC without having to obtain the consent of any Person.

11.4    Registration. If any Membership Interest is to be Transferred, the proposed Transfer must be exempt from registration requirements under the Securities Act, as amended, and any applicable state securities laws. The Company and the Members have no obligation or intention whatsoever either to register Membership Interests for resale under any federal or state securities laws or to take any action which would make available to any Person any exemption from the registration requirements of such laws.

11.5    Prohibited Transfers. Any Transfer or purported Transfer, whether by operation of law or otherwise, of a Membership Interest shall be null and void and of no legal effect unless it is permitted by this Article XI or by other provisions of this Agreement.

11.6    Rights of Assignee.

(a)        Except as provided in this Article XI, and as required by operation of law, the Company shall not be obligated for any purpose whatsoever to recognize the Transfer by any Member of a Membership Interest unless such Transfer is made in accordance with the terms of this Agreement.

(b)        Any Transfer of Membership Interests must be in writing, may not contravene any of the provisions of this Agreement or the Delaware Act, and must be executed by the Transferor and delivered to the Company and recorded on the books of the Company. Any Transfer which contravenes any of the provisions of this Agreement or the Delaware Act shall be of no force and effect and shall not be recognized by the Company.

(c)        A Transferee of Membership Interests who is not admitted as a Member pursuant to Section 11.7 shall have no right to require any information or account of the Company’s transactions or to inspect the Company books or to vote, but shall only be entitled to receive the allocations and distributions to which his Transferor would otherwise be entitled under this Agreement.

(d)        Any Transferee who does not become a Member and desires to make a further Transfer of such Membership Interest shall be subject to all of the provisions of this Article XI to the same extent and in the same manner as any Member desiring to Transfer his Membership Interest.

11.7    Admission as a Member.

(a)        Subject to the other provisions of this Article XI, a permitted Transferee of a Membership Interest shall be admitted as a Member only after the satisfactory completion of items (i) through (iv) below, and if applicable, item (v):

(i)        the Transferee accepts and agrees to be bound by the terms and provisions of this Agreement;

(ii)        a counterpart of this Agreement and such other documents or instruments as the Executive Committee may reasonably require is executed by the Transferee to evidence such acceptance and agreement;

(iii)        the Transferee pays or reimburses the Company for all reasonable legal fees and filing and publication costs incurred by the Company in connection with the admission of the Transferee as a Member;

(iv)        except for Transferees that receive their Membership Interest pursuant to a Transfer permitted under Section 11.3 above or Section 11.9, Section 11.11, and/or Section 11.12 below, the Executive Committee approves the admission of such permitted Transferee, which approval may be withheld in the unreasonable discretion of such Executive Committee; and

(v)        if the Transferee is not an individual, the Transferee provides the Company with evidence satisfactory to counsel for the Company of the authority of such Transferee to become a Member under the terms and provisions of this Agreement.

(b)        The Managing Member shall make all official filings and publications as promptly as practicable after the satisfaction by the Transferee of the conditions contained in this Article XI to the admission of such transferee as a Member.

11.8    Distributions and Allocations in Respect of Transferred Membership Interests. If any Membership Interest is Transferred or adjusted during any Fiscal Year in compliance with the provisions of this Article XI, Profits, Losses, and all other items attributable to the Transferred or adjusted Membership Interest for such period shall be divided and allocated between the affected Persons by taking into account their varying interests during the period in accordance with Code section 706(d), using any conventions permitted by law and approved by the Executive Committee. All distributions on or before the date of such Transfer shall be made to the Transferor.

11.9    Special Buy-Out Provision.

(a)        Buy-Sell Group. For the purposes of this Section 11.9, TNHC and each of its Transferees (other than any member of the HW Members) shall be considered collectively as a group (the “TNHC Members”), and HW and each of its Transferees (other than any member of the TNHC Members) shall also be considered collectively as a group (the “HW Members”). The members of each group shall be deemed to be one Member, and the members must act as a group with regard to all decisions or elections to be made pursuant to this Section 11.9. Any such decisions or elections to be made by a group of Members pursuant to this Section 11.9 shall be made by a majority of the Percentage Interests of the applicable group.

(b)        Procedures.

(i)        At any time after the Trigger Date, the TNHC Member and its Affiliates or the HW Member and its Affiliates (the group so acting hereinafter called the “Movant”) may deliver a written notice (“Notice”) to the other group (hereinafter called the “Respondent”) which shall contain alternative offers to the Respondent either: (A) to buy from the Respondent all of the Membership Interests owned by the Respondent; or (B) to sell to Respondent all of the Membership Interests owned by the Movant; provided, however, no Member may be a Movant under this Agreement during any time in which such Member is a Defaulting Purchaser, a Defaulting Seller, or has committed a Material Monetary Default, or as otherwise provided in this Agreement.

(ii)        (A)        The Notice must be delivered with the words “CONFIDENTIAL/URGENT” clearly visible from the exterior of the container in which the Notice is contained and must alert the Respondent to the 60-day time limit for response as described below. Delivery shall be to each member of the Respondent group whose address has been previously provided in writing to Movant in accordance with the notice provisions of this Agreement.

(B)        The Notice shall state Movant’s determination of the gross value of all assets of the Company other than any value attributable to Section 7.15 and/or the Foster City Opportunity (the “Stated Value”). Each Member shall cooperate and promptly respond to any requests for information that a Member may make in order to formulate the Notice and/or to analyze the potential consequences of accepting or rejecting the alternative offers in the Notice under this Section 11.9.

(C)        If the TNHC Members are the selling Members, the actual price (the “TNHC Price”) to be paid for the Membership Interests of the TNHC Members shall equal the amount which the TNHC Members would receive pursuant to Section 13.3(d) if, on the Buy/Sell Closing Date, the entire assets of the Company were sold at a cash price equal to 97% of the Stated Value (without further adjustment for commissions and transaction costs), Profit, Loss, and other items of income, gain, loss or deduction were allocated among the Members in accordance with Article V, and appropriate distributions were made pursuant to Section 13.3(d). For purposes of determining the amount of the deemed gross proceeds available for distribution pursuant to Section 13.3(d), the deemed gross proceeds are first applied against Company trade payables and Company liabilities (including the funding of an appropriate reserve for contingent liabilities in the amount set forth in the Notice) as of the Buy/Sell Closing Date.

(D)        If the HW Members are the selling Members, the actual price (the “HW Price”) to be paid for the Membership Interests of the HW Members will be the amount which the HW Members would receive pursuant to Section 13.3(d) if, on the Buy/Sell Closing Date, the entire assets of the Company were sold at a cash price equal to 97% of the Stated Value (without further adjustment for commissions and transaction costs), Profit, Loss, and other items of income, gain, loss or deduction were allocated among the Members in accordance with Article V, and appropriate distributions were made pursuant to Section 13.3(d). For purposes of determining the amount of the deemed gross proceeds available for distribution pursuant to Section 13.3(d), the deemed gross proceeds are first applied against Company trade payables and Company liabilities (including the funding of an appropriate reserve for contingent liabilities in the amount set forth in the Notice) as of the Buy/Sell Closing Date.

(iii)        The Respondent shall have 60 days from its receipt of the Notice to elect by written notice given to Movant: (A) to accept Movant’s offer to buy all of Respondent’s Membership Interest for the purchase price determined pursuant to Section 11.9(b)(ii) above; or (B) to accept Movant’s offer to sell all of Movant’s Membership Interest for the purchase price determined pursuant to Section 11.9(b)(ii) above (the 60-day period of time that the Respondent has to respond to a Notice is referred to herein as the “Response Period”).

(iv)        (A)        If the Respondent fails to respond within the Response Period, then the Respondent shall be deemed to have accepted Movant’s offer to buy all of Respondent’s Membership Interest for the purchase price determined pursuant to Section 11.9(b)(ii) above.

(B)        The selling Members shall assign all of their Membership Interests to the purchasing Members by written assignment with commercially reasonable representations and warranties in a form reasonably acceptable to the purchasing Members. Except as otherwise provided herein, such assignment shall be prepared in a recordable form mutually acceptable to the parties. Subject to Section 11.9(b)(iv)(E), the selling Members shall convey their entire Membership Interests, free and clear of all liens, claims and encumbrances, and the selling Members shall execute and deliver to the purchasing Members all documents which may be required to give effect to the sale and purchase of such Membership Interests.

(C)        The documents and instruments of conveyance shall also include the indemnification of each selling Member by each purchasing Member from and against any and all liabilities relating to the Membership Interest of each selling Member accruing before or after the Buy/Sell Closing Date (including contingent liabilities that the purchasing Members had knowledge of and/or that the purchasing Members could have had knowledge of after reasonable inquiry and/or contingent liabilities that the selling Members had disclosed to the purchasing Members prior to the Offer), but excluding liabilities resulting from Bad Conduct, Uncured Bad Conduct, Material Breach and/or the breach of fiduciary duty of a selling Member and/or liabilities that could not properly be taken into account under this Section 11.9 because of a Member’s failure to provide information required to be provided by such

Member under this Agreement or because of a breach of a Member’s duty under this Agreement. If any selling Member (or any Affiliate of a selling Member) has any liability, contingent or otherwise, on any Company indebtedness, then except for that portion of such liabilities resulting from the Bad Conduct, Uncured Bad Conduct, Material Breach and/or a breach of fiduciary duty, of the selling Member and/or its Affiliate, the purchasing Members shall take such actions as may be required to obtain a release of the selling Member and its Affiliates from any such liability on or prior to the Buy/Sell Closing Date.

(D)        The purchase price to be paid to the selling Members shall be payable entirely in cash at closing.

(E)        Notwithstanding anything to the contrary in this Section 11.9, the rights and obligations of the Members under Section 7.15 shall survive the closing of a buy/sell transaction under this Section 11.9.

(v)        The actual conveyance shall take place on the date (the “Buy/Sell Closing Date”) that is 60 days after the earlier of the following dates: (A) the date of delivery to the Movant of the response from the Respondent, or (B) the expiration of the Response Period.

(vi)        From and after the date on which a Notice has been delivered until the Buy/Sell Closing Date, no Member shall take any action to cause or permit the sale of the assets of the Company (except pursuant to a written contract executed by Movant and Respondent prior to the date of the Notice), enter into any binding agreement, make any new finance commitments on behalf of the Company, or take any other action that could materially affect the interests of the Company (including the Stated Value of any of the Company’s assets) or its Members, unless such action has been approved in writing by the Executive Committee as a Supermajority Major Decision. The Managing Member, however, may continue to conduct the day-to-day operations of the Company (subject to the limitations set forth in this Agreement) in a careful and prudent manner so long as the Managing Member provides weekly updates to each of the other Members of the status of Company affairs, including the Stated Value of the Company’s assets, the amount of any Company liabilities and any changes in such liabilities, and the existence of any new contingent liabilities. Furthermore, no Member shall sell any assets of the Company or acquire additional assets of the Company other than those assets necessary and incidental to the general administration of the Company.

11.10    Specific Performance and Other Remedies.

(a)        It is expressly agreed that the remedy at law for breach of any of the obligations to transfer a Membership Interest is inadequate in view of: (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply fully with each of said obligations, and

(ii) the uniqueness of the Company business and the Company relationship. Accordingly, each of the aforesaid obligations to transfer and/or convert a Membership Interest shall be, and is hereby expressly made, enforceable by specific performance.

(b)        If a Member is a purchasing Member pursuant to Section 11.9, and such Member defaults on its obligation to purchase the Membership Interests of the selling Members (the purchasing Member that so defaulted is referred to as the “Defaulting Purchaser” and the selling Members are referred to as the “Innocent Seller”), then the Innocent Seller shall, in addition to the remedy of specific performance set forth in Section 11.10(a) above, have the following rights and remedies against the Defaulting Purchaser:

(i)        The Innocent Seller may, within 90 days after the date on which the Defaulting Purchaser defaulted on its obligation under Section 11.9, elect to purchase the Membership Interests of the Defaulting Purchaser and its Affiliates. The actual price to be paid by such Innocent Seller shall be recomputed by using a Stated Value that is 80% of the Stated Value for all of the Company’s assets that was used in determining the purchase price that the Defaulting Purchaser could have paid to purchase the Membership Interests of the Innocent Seller. The actual price to be paid by the Innocent Seller to the Defaulting Purchaser shall then be redetermined pursuant to Section 11.9(b)(ii) using this reduced Stated Value. The Innocent Seller may exercise its right pursuant to this Section 11.10(b)(i) by giving the Defaulting Purchaser 15 days’ prior written notice of its intent to purchase the Membership Interest of the Defaulting Purchaser. The remaining provisions of Section 11.9 shall then apply in connection with the Innocent Seller’s consummation of the purchase of the Membership Interest of the Defaulting Purchaser; and

(ii)        In the alternative, the Innocent Seller may pursue all other legal and equitable remedies against the Defaulting Purchaser, including a suit for damages.

(c)        If a Member is a Selling Member pursuant to this Section 11.9 and such Member defaults on its obligation to sell its Membership Interests (the selling Member that so defaults is referred to as the “Defaulting Seller” and the purchasing Member is referred to as the “Innocent Purchaser”), then the Innocent Purchaser may: (i) abandon the purchase and sale contemplated by Section 11.9 and carry forward as if the applicable Notice had not been delivered, (ii) enforce specific performance of the sale contemplated by Section 11.9, or (iii) exercise any remedy to which it may be entitled at law or in equity. If the Innocent Purchaser shall not have used one or more of the options described in the preceding clauses (i) through (iii) of this Section 11.10(c) within six (6) months after the default by the Defaulting Seller, then the Innocent Purchaser shall be deemed to have elected the option described in Section 11.10(c)(i).

11.11    Call Right.

(a)        At any time following a Call Event, the Member that is not the subject of the Call Event (the “Calling Member”) shall have the right (the “Call Right”) to purchase all of the Membership Interests (collectively, the “Call Interest”) of the Member who was the subject of the Call Event and any Affiliates of such Member (collectively, the “Called Member”) in the manner described in this Section 11.11.

(b)        If the Calling Member elects to institute the procedures set forth in this Section 11.11, then the Calling Member shall deliver a notice (a “Call Notice”) to the Called Member.

(c)        The Call Notice shall contain: (i) a written statement that the Calling Member desires to exercise the Call Right under this Section 11.11 (ii) the Calling Member’s proposed determination of the Fair Market Value of the Call Interest; and (iii) the name of the Qualified Appraiser (the “First Call Appraiser”) to be engaged by the Calling Member to determine the Fair Market Value of the Call Interest if the Calling Member and the Called Member cannot otherwise agree on such Fair Market Value. For purposes of this Section 11.11, the Fair Market Value of the Call Interests shall exclude any value attributable to Section 7.15 and/or the Foster City Opportunity.

(d)        Within thirty (30) days after the Called Member’s receipt of the Call Notice, the Called Member shall take either of the following actions: (i) accept (by written notice given to the Calling Member) the Fair Market Value proposed by the Calling Member, or (ii) engage a second Qualified Appraiser (the “Second Call Appraiser”) to determine the Fair Market Value of the Call Interest. If the Called Member does not object to the Calling Member’s proposed Fair Market Value within such thirty (30) day period and/or does not engage a Second Call Appraiser, then the Called Member will be deemed to have accepted the Calling Member’s proposed Fair Market Value of the Call Interests.

(e)        If the Calling Member and the Call Member cannot agree on the Fair Market Value of the Call Interests pursuant to Section 11.11(d), then the appraisal procedures set forth in this Section 11.11(e) shall be used to determine such Fair Market Value:

(i)        The First Call Appraiser and the Second Call Appraiser shall each determine the Fair Market Value of the Call Interests within 30 days after the engagement of the Second Call Appraiser. If the Fair Market Value determinations of the First Call Appraiser and the Second Call Appraiser differ by an amount equal to or less than 10% of the higher of the two determinations of the Fair Market Value, then the Fair Market Value shall equal the arithmetic average of the two determinations (which shall be binding on the Calling Member and the Called Member).

(ii)        If the Fair Market Value determinations of the First Call Appraiser and the Second Call Appraiser differ by an amount that is more than 10% of the higher of the two determinations of the Fair Market Value, then each of the First Call Appraiser and the Second Call Appraiser shall promptly submit a list of three other Qualified Appraisers to each other.

(A)        If the name of one Qualified Appraiser appears on both the list submitted by the First Call Appraiser and the list submitted by the Second Call Appraiser, then such Qualified Appraiser shall be selected to determine the Fair Market Value of the Call Interests (the Qualified Appraiser selected pursuant to this Section 11.11(e)(ii) to determine the Fair Market Value of the Call Interests shall be referred to as the “Third Call Appraiser”).

(B)        If the name of more than one Qualified Appraiser appears on both the list submitted by the First Call Appraiser and the list submitted by the Second Call Appraiser, then the Qualified Appraiser who appears on both such lists and whose surname is first in an alphabetical list of the Qualified Appraisers who appear on both such lists shall be selected as the Third Call Appraiser.

(C)        If the name of no Qualified Appraisers appears on both the list submitted by the First Call Appraiser and the list submitted by the Second Call Appraiser, then one Qualified Appraiser shall be drawn by lot from the six Qualified Appraisers by a representative of the Called Member in the presence of a representative of the Calling Member, and the Qualified Appraiser whose name is so drawn shall be the Third Call Appraiser.

(D)        If either of the First Call Appraiser or the Second Call Appraiser fails to submit the names of any Qualified Appraisers, then the First Call Appraiser or the Second Call Appraiser, as the case may be, who submitted the names of one or more Qualified Appraisers shall select the Third Call Appraiser from the names submitted by such First Call Appraiser or Second Call Appraiser, as the case may be.

(E)        The Third Call Appraiser shall determine the Fair Market Value of the Call Interests within 30 days after the engagement of such Third Call Appraiser. After the Third Call Appraiser has completed its appraisal of the Call Interests, the Fair Market Value of the Call Interests shall then equal the arithmetic average of the two appraisals that are closest together. Such Fair Market Value determination shall be binding on the Called Member and the Calling Member.

(iii)        To the extent applicable, the costs of the First Call Appraiser shall be borne by the Calling Member, the costs of the Second Call Appraiser shall be borne by the Called Member, and the costs of the Third Call Appraiser, if any, shall be shared equally by the Calling Member and the Called Member.

(f)        The purchase price (the “Call Price”) for the Call Interest shall be: (i) with respect to a Call Event that results from the Bankruptcy of a Member, an amount equal to the Fair Market Value of the Call Interest as determined pursuant to Section 11.11(d) or Section 11.11(e); and (ii) with respect to any other Call Event, an amount equal to the product of: (A) 0.80; multiplied by (B) the Fair Market Value of the applicable Call Interest as determined pursuant to Section 11.11(d) or Section 11.11(e). The Call Price shall be paid in cash or other immediately available funds on the Call Closing Date.

(g)        The closing of the sale of the Call Interests pursuant to this Section 11.11 shall occur within 15 days after the Fair Market Value of the Call Interests has been determined pursuant to Section 11.11(d) or Section 11.11(e), as applicable (the “Call Closing Date”). At such closing, the Called Member shall deliver such documents as the Calling Member may reasonably request to transfer good and indefeasible title to the Call Interests. The Called Member shall transfer its Membership Interest free and clear of all liens, security interests, claims, and encumbrances.

11.12    HW Put Option.

(a)        At any time after a Call Event has occurred with respect to TNHC, HW shall have the right (the “Put Right”) to cause the Company to purchase all but not less than all of the Membership Interest of HW and its Affiliates in the manner described in this Section 11.12.

(b)        If HW desires to sell the Membership Interest of HW and its Affiliates to the Company pursuant to this Section 11.12, then HW shall deliver a written notice (the “Put Notice”) to the Managing Member.

(c)        The Put Notice shall contain: (i) a written statement that HW desires to exercise the Put Right under this Section 11.12; (ii) HW’s proposed determination of the Fair Market Value of the Membership Interest of HW (the “HW Interest FMV”); (iii) HW’s proposed determination of the Fair Market Value of the Membership Interest of TNHC and its Affiliates (the “TNHC Interest FMV”) and (iv) the name of the Qualified Appraiser (the “First Put Appraiser”) to be engaged by HW to determine the HW Interest FMV and the TNHC Interest FMV if TNHC, on behalf of the Company, and HW cannot otherwise agree on the HW Interest FMV and the TNHC Interest FMV. For purposes of this Section 11.12, the HW Interest FMV and the TNHC Interest FMW shall exclude any value attributable to Section 7.15 and the Foster City Opportunity.

(d)        Within thirty (30) days after the Company’s receipt of the Put Notice, TNHC shall take either of the following actions: (i) accept (by written notice given to HW) the HW Interest FMV and the TNHC Interest FMV proposed by HW, or (ii) engage a second Qualified Appraiser (the “Second Put Appraiser”) to determine the HW Interest

FMV and the TNHC FMV. If TNHC does not object to HW’s proposed HW Interest FMV and the TNHC FMV within such thirty (30) day period and/or does not engage a Second Put Appraiser, then TNHC will be deemed to have accepted HW’s proposed HW Interest FMV and TNHC Interest FMV.

(e)        If TNHC and HW cannot agree on the HW Interest FMV and the TNHC Interest FMV pursuant to Section 11.12(d), then the appraisal procedures set forth in this Section 11.12(e) shall be used to determine the HW Interest FMV and the TNHC Interest FMV:

(i)        The First Put Appraiser and the Second Put Appraiser shall each determine the HW Interest FMV and the TNHC Interest FMV within 30 days after the engagement of the Second Put Appraiser. If the HW Interest FMV determinations of the First Put Appraiser and the Second Put Appraiser differ by an amount equal to or less than 10% of the higher of the two determinations of the HW Interest FMV, and if the TNHC Interest FMV determinations of the First Put Appraiser and the Second Put Appraiser differ by an amount equal to or less than 10% of the higher of the two determinations of the TNHC Interest FMV, then the HW Interest FMV and the TNHC Interest FMV shall equal the arithmetic average of the applicable two determinations (which shall be binding on HW and the Company).

(ii)        If: (A) the HW Interest FMV determinations of the First Put Appraiser and the Second Put Appraiser differ by an amount that is more than 10% of the higher of the two determinations of the HW Interest FMV; or (B) if the TNHC Interest FMV determinations of the First Put Appraiser and the Second Put Appraiser differ by an amount that is more than 10% of the higher of the two determinations of the TNHC Interest FMV, then each of the First Put Appraiser and the Second Put Appraiser shall promptly submit a list of three other Qualified Appraisers to each other.

(A)        If the name of one Qualified Appraiser appears on both the list submitted by the First Put Appraiser and the list submitted by the Second Put Appraiser, then such Qualified Appraiser shall be selected to determine the HW Interest FMV and the TNHC Interest FMV (the Qualified Appraiser selected pursuant to this Section 11.12(e)(ii) to determine the HW Interest FMV and the TNHC Interest FMV shall be referred to as the “Third Put Appraiser”).

(B)        If the name of more than one Qualified Appraiser appears on both the list submitted by the First Put Appraiser and the list submitted by the Second Put Appraiser, then the Qualified Appraiser who appears on both such lists and whose surname is first in an alphabetical list of the Qualified Appraisers who appear on both such lists shall be selected as the Third Put Appraiser.

(C)        If the name of no Qualified Appraisers appears on both the list submitted by the First Put Appraiser and the list submitted by the Second Put Appraiser, then one Qualified Appraiser shall be drawn by lot from the six Qualified Appraisers by a representative of HW in the presence of a representative of TNHC, and the Qualified Appraiser whose name is so drawn shall be the Third Put Appraiser.

(D)        If either of the First Put Appraiser or the Second Put Appraiser fails to submit the names of any Qualified Appraisers, then the First Put Appraiser or the Second Put Appraiser, as the case may be, who submitted the names of one or more Qualified Appraisers shall select the Third Put Appraiser from the names submitted by such First Put Appraiser or Second Put Appraiser, as the case may be.

(E)        The Third Put Appraiser shall determine the HW Interest FMV and the TNHC Interest FMV within 30 days after the engagement of such Third Put Appraiser. After the Third Put Appraiser has completed its determination of the HW Interest FMV and the TNHC Interest FMV, the HW Interest FMV shall be the arithmetic average of the two appraisals of the HW Interest FMV that are closest together and the TNHC Interest FMV shall be the arithmetic average of the two appraisals of the TNHC Interest FMV that are closest together. Such HW Interest FMV and the TNHC Interest FMV determination shall be binding on HW and the Company.

(iii)        To the extent applicable, the costs of the First Put Appraiser shall be borne by HW, the costs of the Second Put Appraiser shall be borne by TNHC, and the costs of the Third Put Appraiser, if any, shall be shared equally by HW and TNHC.

(f)        The purchase price (the “Put Price”) for HW’s Membership Interest, as determined pursuant to Section 11.12(d) or Section 11.12(e), shall be an amount equal to the sum of: (i) the HW Interest FMV; plus (ii) the product of: (A) 0.20; multiplied by (B) 90% of the TNHC Interest FMV (with no further allowance for avoided transaction costs). The Put Price shall be paid in cash or other immediately available funds on the Put Closing Date.

(g)        The closing of the sale of the Membership Interest pursuant to this Section 11.12 shall occur within 15 days after the HW Interest FMV and the TNHC Interest FMV has been determined pursuant to Section 11.12(d) or Section 11.12(e), as applicable (the “Put Closing Date”). At such closing, HW shall deliver such documents as the Company may reasonably request to transfer good and indefeasible title to HW’s Membership Interest. HW shall transfer its Membership Interest free and clear of all liens, security interests, claims, and encumbrances.

ARTICLE XII

REMOVAL OF MANAGING MEMBER

12.1      Removal Events. If one of the events described in this Section 12.1 occurs (any such event is referred to as a “Removal Event”), then any representative on the Executive Committee that has been designated by HW, may, in its sole discretion, elect to remove TNHC as the Managing Member in the manner described in this Article XII and, if removed, TNHC will suffer certain other consequences set forth in Section 12.3. A Removal Event for these purposes occurs if TNHC has engaged in Bad Conduct or Uncured Bad Conduct, has committed a Material Breach, has committed a Material Monetary Default, has become a Defaulting Purchaser under this Agreement, or has suffered a Bankruptcy or if TNHC Realty has engaged in TNHC Realty Bad Conduct.

12.2      Removal of Managing Member. Upon the occurrence of a Removal Event, any representative on the Executive Committee designated by HW may, in its sole discretion, elect to remove TNHC by delivering a written notice (the “Removal Notice”) to TNHC at any time after the occurrence of such Removal Event. The removal of TNHC shall be effective immediately after the delivery of the Removal Notice to TNHC. A Person designated by the representatives on the Executive Committee appointed by HW shall replace TNHC as the sole Managing Member upon any such removal.

12.3      Consequences of Removal. If TNHC is removed as the Managing Member pursuant to a Removal Event described in Section 12.1, then in addition to the rights of the other Members under Section 4.3 and applicable law, the following remedies and/or consequences shall take effect (to the extent applicable) immediately after the Removal Notice is delivered to TNHC:

(a)        TNHC’s representative to the Executive Committee shall automatically be removed and TNHC shall have no right to participate in the management of the Company or to appoint representatives to the Executive Committee;

(b)        TNHC’s Percentage Interest shall be reduced by 15 “whole” percentage points (i.e., if TNHC had a 30% Percentage Interest prior to the occurrence of the Removal Event, then after TNHC had been removed, TNHC’s Percentage Interest would be reduced from 30% to 15%). The Members acknowledge and agree that the Percentage Interest of the new Managing Member shall be increased by the same 15% that was forfeited by TNHC.

(c)        TNHC shall no longer have the right to receive the TNHC Management Fee pursuant to Section 7.8(b), the Construction Contract and the Sales and Marketing Agreement shall immediately be terminated on the delivery of the Removal Notice, and TNHC, its Affiliates, TNHC Realty, and all other Project Employees shall be released of all duties accruing thereafter with respect to the Project (other than any obligation TNHC may have under this Agreement to contribute capital to the Company and the obligation of TNHC and TNHC Realty to assist (and to cause its Affiliates to assist) in all reasonable respects for 60 days following such termination with a transition in management and a transfer of all applicable books and records to the Person designated as the new Managing Member);

(d)        In connection with the termination of any agreements between TNHC (and/or its Affiliates) and the Company (including the Construction Contract and the Sales and Marketing Agreement), the Company may offset payment of all reimbursements to TNHC and/or to its Affiliates pursuant to any such agreements and/or pursuant to Section 7.5 hereof against amounts that TNHC or its Affiliates may owe the Company.

12.4      Cooperation. TNHC shall fully cooperate with the other Member by executing all documents, providing all information, and taking or refraining from taking such other action as may be necessary or appropriate to evidence its removal as the Managing Member, and the substitution of a Person designated by the representatives on the Executive Committee appointed by HW as the new Managing Member. If, however, TNHC fails or refuses to execute any such instruments, TNHC shall be deemed to have constituted and appointed the representatives on the Executive Committee appointed by HW as its true and lawful agent and attorney-in-fact with full power of substitution and with full power and authority to execute such instruments as such other Person deems necessary or desirable to effectuate the removal of TNHC and the substitution of such other Person as the new Managing Member. The foregoing power of attorney is hereby declared to be irrevocable and coupled with an interest, and it shall survive the dissolution or liquidation of TNHC, and upon the transfer of its Membership Interest, shall extend to the successors and assigns of TNHC.

12.5      Consent to Remedies. The Members acknowledge and agree that the remedies set forth in this Article XII are not the exclusive remedies available to a Member if TNHC commits or is alleged to have committed a Removal Event. In addition to the remedies described herein, a Member shall continue to have all other legal and equitable remedies available against TNHC or an Affiliate of TNHC (including a suit for damages and/or if applicable, a suit for specific performance) if TNHC (and/or any Person that is an Affiliate of TNHC) commits or is alleged to have committed a Removal Event.

ARTICLE XIII

DISSOLUTION AND LIQUIDATION

13.1      Dissolution.

(a)        Except as set forth in this Agreement, no Member shall have the right to terminate this Agreement or to dissolve the Company by its express will or by withdrawal without the consent of the other Members.

(b)        The Company shall be dissolved upon the first to occur of any of the following events and/or on the following dates (each such event is referred to as a “Dissolution Event”):

(i)        the entry of a decree of judicial dissolution under section 18-802 of the Delaware Act;

(ii)        an election to dissolve the Company is approved in writing by the Executive Committee (as a Supermajority Majority Decision);

(iii)        The sale or other disposition by the Company of all or substantially all of the Company’s assets and the collection by the Company and distribution to the Members of the proceeds from such sale (whether proceeds shall be cash, notes, or other property) pursuant to this Agreement; or

(iv)        Any other event causing a dissolution of the Company as described in section 18-801 of the Delaware Act (it being recognized that an event causing a dissolution of the Company as described in section 18-801 of the Delaware Act that can be altered or eliminated by an agreement of the Members, shall be deemed to be altered or eliminated and not included in this Section 13.1(b)(iv).

(c)        Upon the occurrence of a Dissolution Event, the Company shall conduct only those activities necessary to wind up its affairs.

13.2      Liquidation.

(a)        Upon dissolution of the Company, a Person selected by the Executive Committee shall serve as the liquidator (the “Liquidator”) of the Company.

(b)        Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the Executive Committee. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided.

(c)        Except as expressly provided in this Article XIII, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing Member under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, including the limitations set forth in Section 7.3) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company as provided for herein.

(d)        The Liquidator, with the approval of the Executive Committee, shall liquidate the assets of the Company, and, after making all allocations and distributions otherwise required by this Agreement and approved by the Executive Committee, shall apply and distribute the net proceeds of such liquidation in the following order of priority:

(i)        to the creditors of the Company, including Members, in the order of priority provided by applicable law; and

(ii)        to the Members in the same manner and order of priority as provided for distributions under Section 6.1; provided, however, that the Liquidator may place in escrow a reserve of cash or other assets of the Company for contingent liabilities in an amount determined by the Executive Committee to be appropriate for such purposes.

13.3      Reserves. After all of the assets of the Company have been distributed, the Company shall terminate. If at any time thereafter any funds in any cash reserve fund referred to in Section 13.2(d) are released because the need for such cash reserve fund has ended, such funds shall be distributed to the Members in the same manner as if such distribution had been made pursuant to Section 13.2(d) .

13.4      Distribution in Kind. Notwithstanding the provisions of Section 13.2, which require the liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if upon the dissolution of the Company the Executive Committee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in good faith, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (other than those to Members). The Liquidator may distribute to the Members, in lieu of cash, such Company assets as the Liquidator and the Executive Committee deem not suitable for liquidation. Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator and the Executive Committee deem reasonable and equitable. The Liquidator shall value any property distributed in kind based upon such property’s fair market value as determined by the Liquidator and the Executive Committee using such reasonable method of valuation as it may adopt.

13.5      Disposition of Documents and Records. All documents and records of the Company, including, without limitation, all financial records, vouchers, canceled checks and bank statements, shall be delivered to the Managing Member upon termination of the Company. Any Member may at any time exercise its rights to audit the Company’s books and records after the liquidation and dissolution of the Company. Any such audit shall commence immediately after such notice is delivered to the Managing Member. Unless otherwise approved by the Executive Committee, the Managing Member shall retain such documents and records for a period of not less than seven (7) years and shall make such documents and records available after reasonable notice during normal business hours to any other Member for inspection and copying at the other Member’s cost and expense.

13.6      Cancellation of Certificate of Formation. Upon the completion of the distribution of Company property as provided in Sections 13.2, 13.3, and 13.4, the Company shall be terminated, and the Liquidator (or the Members if necessary) shall cause the cancellation of the Certificate of Formation in the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

13.7      Return of Capital. No Member shall be personally liable for the return of the Capital Contributions of any other Member, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

13.8      Waiver of Partition. Each Member hereby waives any rights to partition of the Company property.

ARTICLE XIV

AMENDMENT OF AGREEMENT

14.1      Amendment Procedures.

(a)        Amendments to this Agreement may be proposed by any Member, which shall give written notice to all Members of the text of such amendment, together with a statement of the purpose of such amendment.

(b)        Proposed amendments to this Agreement shall be adopted only if they have been approved in writing by each Member. The Managing Member shall, within a reasonable time after the adoption of any amendment to this Agreement, make official filings or publications required or desirable to reflect such amendment, including any required filing for recordation of any parallel amendment to the Certificate of Formation.

ARTICLE XV

GENERAL PROVISIONS

15.1      Addresses and Notices. Any notice provided in or permitted under this Agreement shall be made in writing and may be given or served by: (a) delivering the same in person to the party to be notified; (b) depositing the same in the mail, postage prepaid, registered or certified with return receipt requested, and addressed to the party to be notified at the address herein specified; (c) delivering the same on a prepaid basis via a nationally recognized courier service, such as FedEx; or (d) sending the same by facsimile transmission, followed by delivery of a hard copy via a nationally recognized courier service, such as FedEx. If notice is deposited in the mail pursuant to this Section 15.1, it will be deemed received on the fourth (4th) Business Day after it is so deposited. Notice given in any other manner shall be deemed received only if and when actually received by the party to be notified. For the purpose of notice, the address of the parties shall be, until changed as hereinafter provided for, as follows:

If to HW:	HW San Jose, LLC
3090 Olive Street, Suite 300
Dallas, Texas 75219-7640
Attn: Scott Norman
Fax No.: 972.201.2889

With a copy to:	Hillwood West
6-B Liberty, Suite 140
Aliso Viejo, California 92656
Attn: L.M. Cummings
Fax No.: 972.201.2889

With a copy to:	Haynes and Boone, LLP
2323 Victory Ave., Suite 700
Dallas, Texas 75219
Attn: Scott Drablos
Fax No.: 214.200.0759

If to TNHC:	The New Home Company Northern California LLC
2220 Douglas Boulevard, Suite 240
Roseville, CA 95661
Attn: Kevin Carson
Fax No.: 916.771.4199

With a copy to:	The New Home Company LLC
95 Enterprise, Suite 325
Aliso Viejo, CA 92656
Attn: Wayne Stelmar
Attn: Joe Davis
Fax No.: 949.382.7801

With a copy to:	Dzida, Carey & Steinman
3 Park Plaza, Suite 750
Irvine, California 92614
Attn: Steven J. Dzida
Fax No.: 949.399.0363

The parties shall have the right from time to time and at any time to change their respective addresses and each shall have the right to specify as its address any other address by at least 15 days’ prior written notice to the other parties. Each party shall have the right from time to time to specify additional parties to whom notice hereunder must be given by delivering to the other party 15 days’ prior written notice thereof, setting forth the address of such additional parties. Notice required to be delivered hereunder to any party shall not be deemed to be effective until the additional parties, if any, designated by such party have been given notice in a manner deemed effective pursuant to the terms of this Section 15.1.

15.2      Titles and Captions. All article and section titles and captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

15.3      Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The locative adverbs “hereof,” “herein,” “hereafter,” etc. refer to this Agreement as a whole.

15.4      Further Action. The parties shall execute all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.5      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.6      Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

15.7      No Third Party Beneficiary. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other Person whatsoever shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise. It is expressly understood that the right of the Company or the Members to require any additional Capital Contributions under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement, including but not limited to, the holder of any obligations secured by a mortgage, deed of trust, security interest or other lien or encumbrance upon or affecting the Company or any interest of a Member therein.

15.8      Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.9      Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a transferee, upon executing and delivering such documents as required by the Executive Committee.

15.10    Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

15.11    Invalidity of Provisions. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives.

15.12    Attorneys Fees. The prevailing party in any legal proceeding regarding this Agreement shall be entitled to recover from the other party all reasonable attorneys’ fees and costs incurred in connection with such proceeding.

15.13    Computation of Time. The time periods provided for in this Agreement shall be computed by excluding the first day and including the last day. All periods of time referred to in this Agreement shall include all Saturdays, Sundays and national holidays unless the period of time specified is Business Days; provided, however, that if the date of the last day to perform any act or to give any notice with respect to this Agreement shall fall on a Saturday, a Sunday, or a national holiday, then such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday, or national holiday.

15.14    Representations and Warranties. Each of the Members severally and not jointly represents and warrants to the Company and each other Member as follows (which representations and warranties shall survive the Effective Date):

(a)        Such Member has full power and authority to enter into and to perform this Agreement in accordance with its terms.

(b)        This Agreement has been duly executed and delivered by such Member and constitutes the valid and binding obligation of such Member, enforceable against such Member in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights, or by general equity principles).

(c)        Such Member is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act and has executed and delivered such documents in evidence thereof as the Company has reasonably requested.

(d)        Such Member has been furnished access to the business and financial records of the Company and such additional information and documents as such Member has requested, and has been afforded an opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this Agreement, the Membership Interests, the Project Documents, operations, capitalization, financial condition, and prospects of the Company, and all other matters deemed relevant to Members.

(e)        Such Member is acquiring Membership Interests for its own account for investment purposes only, and not with a view to resale or distribution. Such Member has no present intention to distribute or sell the Membership Interests. Such Member has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for the Transfer of any of the Membership Interests and understands that the same are prohibited or restricted by this Agreement.

(f)        Such Member understands that the Membership Interests have not been registered under the Securities Act or the laws of any state, and that the Membership Interests may not be Transferred without compliance with the provisions of this Agreement, the Securities Act, and applicable state securities laws.

(g)        Such Member has sufficient knowledge and experience in financial or business matters to evaluate the merits and risks of an investment in the Membership Interests. Such Member can afford to bear the economic risk of holding the Membership Interests for an indefinite period of time and can afford to suffer the complete loss of the investment in the Membership Interests. Such Member understands that due to the substantial restrictions on the transferability of the Membership Interests and the lack of a public market, it may not be possible for such Member to liquidate the investment in the Membership Interests in the case of emergency, if at all.

(h)        Such Member has no knowledge that amounts paid or contributed to such Member were directly or indirectly derived from, or related to, any activity that is deemed criminal under the laws of any applicable jurisdiction, including, without limitation, anti-money laundering laws.

(i)        Such Member does not have any knowledge that such Member is: (i) a country, territory, person or entity named on the list provided by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”) or its website at www.treas.gov/ofac; or (ii) a foreign political figure or an immediate family member or close associate of a senior foreign political figure (a “High Risk Person”).

(j)        Such Member is in compliance with all applicable laws and regulations relating to the prevention of money-laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the regulations thereunder, and other applicable anti-money laundering laws and regulations of any applicable jurisdiction.

(k)        Such Member does not transact with entities or individuals that are subject to economic sanctions administered by OFAC, High Risk Persons or Prohibited Investors.

15.15    Confidentiality.

(a)        The Members acknowledge and agree that the Company is a private investment company. No Member shall disclose the terms of this Agreement to any other Person without first obtaining the consent of the representative(s) on the Executive Committee of the other Member. The Members also agree that they shall not disclose, via public announcements, press releases, interviews, or otherwise, any financial statements or financial information, any business, financial, or operational plans, any financial or other analysis, or any summaries, strategies, pro formas, valuations, agreements, plans, or projections of or pertaining to the Company or any other proprietary information of the Company (defined to include all information not previously publicly disclosed by the Company) unless such Member first obtains the consent of the representative(s) on the Executive Committee of the other Member, which consent shall not unreasonably be withheld and except: (i) as may be required by applicable law; or (ii) as may be required in connection with a judicial proceeding. Notwithstanding anything to the contrary in this Section 15.15(a), a Member may disclose (without the consent of any Member) the terms of this Agreement, any financial statements, or financial information, any business, financial, or operational plans, any financial or other analysis, or any summaries, strategies, pro formas, valuations, agreements, plans, or projections of or pertaining to the Company or any other proprietary information of the Company to the employees, Affiliates and legal, accounting, financial, and business advisors of such Member.

(b)        Any documents provided by one party to another party pursuant to this Agreement shall be kept confidential and shall not be disclosed to any Person except: (i) as may be required by applicable law; (ii) as may be required in connection with a judicial proceeding; (iii) as may be required or permitted under Section 15.15(a) above; or (iv) with the consent of the party that provided such documents to the other party.

(c)        Subject to Section 15.15(a) above, each Member covenants and agrees that it will not, during the term of its ownership of a Membership Interest and thereafter, make any disparaging remarks in public about the Company, any Member, and/or any Affiliate of a Member, unless made as part of a public court filing in connection with a judicial proceeding.

15.16    Waiver of Jury Trial. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE COMPANY, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE, OR WITH RESPECT TO ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING TO THIS AGREEMENT; AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. FURTHER, EACH OF THE PARTIES HERETO HEREBY CERTIFIES THAT NONE OF ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OR RIGHT OF JURY TRIAL PROVISION. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION 15.16 ARE A MATERIAL INDUCEMENT TO THE ACCEPTANCE OF THIS AGREEMENT BY THE OTHER PARTIES HERETO.

[REMAINING PORTION OF PAGE LEFT INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the day and year first above written.

HW:	HW SAN JOSE, LLC, a Delaware limited liability company

By:
	Name:	Todd L. Platt
	Title:	Exec. Vice President

TNHC:	THE NEW HOME COMPANY NORTHERN CALIFORNIA, a Delaware limited liability company

By:
	Name:	Wayne J. Stelmar
	Title:	Chief Financial Officer

By:
	Name:	Joseph D. Davis
	Title:	Exec. V. P.

Signature Page

EXHIBIT A

LEGAL DESCRIPTION OF PROJECT SITE

Real property in the City of San Jose, County of Santa Clara, State of California, described as follows:

THE NEW PARCEL 3 PURSUANT TO THAT CERTAIN LOT LINE ADJUSTMENT PERMIT, FILE NO. AT10-032, RECORDED DECEMBER 17, 2010 AS INSTRUMENT NO. 21009516 OF OFFICIAL RECORDS, DESCRIBED AS FOLLOWS:

PARCEL 4 AS SHOWN ON THAT CERTAIN PARCEL MAP FILED IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON APRIL 3, 1985 IN BOOK 541 OF MAPS, PAGES 12 AND 13.

EXCEPTING THEREFROM THE FOLLOWING:

BEGINNING AT A POINT ON THE NORTHEASTERLY LINE OF SAID PARCEL 4 AT THE INTERSECTION OF SAID NORTHEASTERLY LINE AND THE LINE COMMON TO PARCELS 2 AND 3, AS SHOWN ON SAID PARCEL MAP;

THENCE SOUTH 67° 09' 10" EAST 14.81 FEET ALONG SAID NORTHEASTERLY LINE;

THENCE SOUTH 20° 27' 36" WEST 81.75 FEET;

THENCE WESTERLY ALONG A NON-TANGENT CURVE TO THE LEFT WITH A RADIUS OF 440.00 FEET, FROM WHICH A RADIAL LINE BEARS NORTH 22° 57' 39" EAST, THROUGH A CENTRAL ANGLE OF 22° 43' 49" FOR AN ARC LENGTH OF 174.56 FEET TO A POINT OF REVERSE CURVATURE;

THENCE NORTHWESTERLY ALONG SAID REVERSE CURVE WITH A RADIUS OF 374.00 FEET, THROUGH A CENTRAL ANGLE OF 74° 43' 14" FOR AN ARC LENGTH OF 487.74 FEET TO A POINT ON SAID NORTHEASTERLY LINE OF PARCEL 4;

THENCE SOUTH 67° 09' 10" EAST 590.77 FEET ALONG SAID NORTHEASTERLY LINE TO THE POINT OF BEGINNING.

PURSUANT TO THAT CERTAIN LOT LINE ADJUSTMENT RECORDED APRIL 30, 1999 AS DOCUMENT NO. 14785927 OF OFFICIAL RECORDS.

AND ALSO EXCEPTING THE FOLLOWING PARCEL (TRANSFER PARCEL 2):

A PORTION OF PARCEL 4 AS SHOWN ON THAT CERTAIN PARCEL MAP FILED ON THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, ON APRIL 3, 1985 IN BOOK 541 OF MAPS AT PAGES 12 AND 13 AND FURTHER DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWESTERLY CORNER OF PARCEL 1 OF SAID PARCEL MAP; THENCE ALONG THE SOUTHERLY BOUNDARY SOUTH 67° 09' 10" EAST 14.06 FEET TO THE BEGINNING OF A NON-TANGENT CURVE; THENCE ON A CURVE TO LEFT WITH A RADIUS OF 374.00 FEET, THE RADIAL POINT OF WHICH BEARS NORTH 74° 57' 03" EAST , THROUGH A CENTRAL ANGLE OF 74° 43' 13", FOR AN ARC LENGTH OF 487.74 FEET; THENCE SOUTH 11° 22' 29" EAST 81.45 FEET; THENCE NORTH 88° 08' 31" WEST 368.34 FEET TO A POINT ON THE WESTERLY BOUNDARY OF SAID PARCEL 4; THENCE ALONG SAID WESTERLY BOUNDARY NORTH 3° 21" 23" WEST 350.86 FEET TO THE POINT OF BEGINNING.

AND ALSO EXCEPTING THE FOLLOWING PARCEL (TRANSFER PARCEL 3):

A PORTION OF PARCEL 4 AS SHOWN ON THAT CERTAIN PARCEL MAP FILED ON THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, ON APRIL 3, 1985 IN BOOK 541 OF MAPS AT PAGES 12 AND 13 AND FURTHER DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHEASTERLY CORNER OF PARCEL 1 OF SAID PARCEL MAP; THENCE ALONG THE EASTERLY BOUNDARY OF SAID PARCEL 1 NORTH 22° 50' 50" EAST 48.00 FEET TO AN ANGLE POINT THEREIN; THENCE LEAVING SAID EASTERLY BOUNDARY SOUTH 11° 22' 29" EAST 197.75 FEET TO THE POINT OF BEGINNING, SAID POINT BEING A POINT REVERSE CURVATURE ON THE SOUTHERLY BOUNDARY OF THAT CERTAIN PARCEL DESCRIBED BY DEED RECORDED ON APRIL 20, 1999 AS DOCUMENT NO. 14785926; THENCE ALONG A NON-TANGENT CURVE TO THE RIGHT WITH A RADIUS OF 440.00 FEET, THE RADIAL POINT OF WHICH BEARS SOUTH 0° 13' 50" WEST, THROUGH A CENTRAL ANGLE OF 22° 43' 49" FOR AN ARC LENGTH OF 174.56 FEET; THENCE NORTH 20° 27' 36" EAST 81.75 FEET TO A POINT ON THE SOUTHERLY BOUNDARY OF PARCEL 3 OF SAID PARCEL MAP; THENCE ALONG SAID SOUTHERLY BOUNDARY SOUTH 67° 09' 10" EAST 355.76 FEET; THENCE LEAVING SAID SOUTHERLY BOUNDARY NORTH 88° 08' 31" WEST 510.51 FEET; THENCE NORTH 11° 21' 37" WEST 81.45 FEET TO THE POINT OF BAGINNING.

TOGETHER WITH THE FOLLOWING DESCRIBED PARCEL (TRANSFER PARCEL 4):

A PORTION OF PARCEL 3 AS SHOWN ON THAT CERTAIN PARCEL MAP FILED ON THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, ON APRIL 3, 1985 IN BOOK 541 OF MAPS AT PAGES 12 AND 13 AND FURTHER DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEASTERLY CORNER OF SAID PARCEL 3; THENCE ALONG THE SOUTHERLY BOUNDARY OF SAID PARCEL NORTH 67° 09' 10" WEST 47.19 FEET; THENCE SOUTH 88° 08' 31" EAST 44.76 FEET TO A POINT ON THE EASTERLY BOUNDARY OF SAID PARCEL; THENCE ALONG SAID EASTERLY BOUNDARY ON A NON-TANGENT CURVE TO THE RIGHT WITH A RADIUS OF 1435.00 FEET, THE RADIAL POINT OF WHICH BEARS NORTH 84° 04' 43" WEST, THROUGH A CENTRAL ANGLE OF 0° 40' 32" FOR AN ARC LENGTH OF 16.92 FEET TO THE POINT OF BEGINNING.

A-2

EXHIBIT B

INITIAL CAPITAL CONTRIBUTIONS OF MEMBERS

MEMBER	INITIAL CAPITAL CONTRIBUTION

TNHC	$ 4,856,100.00

HW	$27,517,900.00

EXHIBIT C

APPROVED COSTS INCURRED BY TNHC

The New Home Company Nothern California LLC

San Jose / Berryessa Site Preacquisition Costs

As of May 16, 2012

Major Code	Major Description	Supplier Name	Ref No.	Line Item Description	Post Date	Amount
1145	Mktg Consult	Anderson Marketing Group, LLC	00000340, 0001	FOX Anderson Mktg costs, initial study during 2011	1/2/2012	$6,500.00
1130	Other Engr/Arch	JZMK Partners	00000340, 0001	concept site plan study	1/2/2012	10,335.00
0104	Land Deposits	FATCO	00000345, 0001	FOX property wire out initial deposit	2/10/2012	250,000.00
0130	Preacq Other/Closing	FATCO	00000345, 0001	FOX property wire out independent consideration	2/10/2012	100.00
1150	Finance Consult	Developers Research	91396	Inv: 91396: Developers Research Determine the finished lot costs and prepare takeoff	3/27/2012	11,500.00
5005	Architecture	Robert Hidey Architects Inc.	1117	Inv: 1117: Robert Hidey Architects Inc. Brokaw Road San Jose - Site plan	3/27/2012	19,997.50
5005	Architecture	Robert Hidey Architects Inc.	1120	Inv: 1120: Robert Hidey Architects Inc. Brokaw Road San Jose - Product 1	3/27/2012	4,437.50
5005	Architecture	Robert Hidey Architects Inc.	1121	Inv: 1121: Robert Hidey Architects Inc. Brokaw Road San Jose - product 2	3/27/2012	3,925.00
5005	Architecture	Robert Hidey Architects Inc.	1122	Inv: 1122: Robert Hidey Architects Inc. Brokaw Road San Jose - product 3	3/27/2012	2,450.00
1160	Reprograph/Reimb	FedEx	7-824-58634	Inv: 7-824-58634: FedEx Charge 3/12	3/30/2012	19.16
1150	Finance Consult	Karin Asset Mgmt Services, LLC	00001152, 0001	Jan-Feb ‘12 Project financial modeling	3/30/2012	3,200.00
1150	Finance Consult	Karin Asset Mgmt Services, LLC	015	Mar ‘12 Project Financial modeling	3/31/2012	1,600.00
0110	Feasibility Costs	Anderson Marketing Group, LLC	300999, 000002	Fox Property Market Analysis retainer	4/13/2012	3,250.00
0110	Feasibility Costs	Anderson Marketing Group, LLC	300999, 000002	Fox Property Market Analysis final pmt	4/13/2012	3,250.00
0115	Feasibility Legal	Cox Castle Nicholson	300999, 000006	Review environmental reports during Feb ‘12	4/13/2012	1,720.50
1160	Reprograph/Reimb	ARC	6308227	Inv: 6308227: ARC Reprographics for Board Package to San Jose	4/23/2012	958.13
0104	Land Deposits	FATCO	00001551, 0003	Fox property 2nd deposit, wire out	4/30/2012	500,000.00
1150	Finance Consult	Karin Asset Mgmt Services, LLC	016	Apr ‘12 Project financial modeling	5/3/2012	4,000.00
0110	Feasibility Costs	ARC	300999, 000009	Reprographics - Fox	5/10/2012	3.86
1120	Environ Consult	Cox Castle Nicholson	300999, 000011	Review Phase 1 assessment Mar ‘12	5/10/2012	1,998.00
0115	Feasibility Legal	Dzida, Carey & Steinman	300999, 000010	Acquisition legal during Feb ‘12, Sale Agreement	5/10/2012	8,979.25
0115	Feasibility Legal	Dzida, Carey & Steinman	300999, 000010	Acquisition legal during Mar ‘12, Sale Agreement	5/10/2012	8,807.50
0130	Preacq Other/Closing	Feeney, Ashley	Exp Rep 2/1-4/30	Expense report 2/1-4/30 Mileage reimb Fox	5/11/2012	300.30
0130	Preacq Other/Closing	Feeney, Ashley	Exp Rep 2/1-4/30	Expense report 2/1-4/30 Lunch w/ AJ & Market Cons Fox	5/11/2012	14.26
0130	Preacq Other/Closing	Feeney, Ashley	Exp Rep 2/1-4/30	Expense report 2/1-4/30 Toll- 2/22 & 3/15 to Fox	5/11/2012	10.00
5005	Architecture	Robert Hidey Architects Inc.	1172	Inv: 1172: Robert Hidey Architects Inc. Brokaw Road San Jose - Product 1	5/11/2012	6,850.00
5005	Architecture	Robert Hidey Architects Inc.	1173	Inv: 1173: Robert Hidey Architects Inc. Brokaw Road San Jose - Product 2	5/11/2012	5,475.00
5005	Architecture	Robert Hidey Architects Inc.	1180	Inv: 1173: Robert Hidey Architects Inc. Brokaw Road San Jose - Site plan	5/11/2012	12,507.07
0110	Feasibility Costs	Anderson Marketing Group. LLC	300999, 000014	Fox Property Market Analysis Report Revisions	5/16/2012	750.00
0115	Feasibility Legal	Dzida, Carey & Steinman	300999, 000015	Acquisition legal during Apr ‘12, Sale Agreement	5/16/2012	3,732.75
0110	Feasibility Costs	Engeo Incorporated	300999, 000013	Geotechnical Peer Review & Phase 1 ESA	5/16/2012	6,800.00
1135	Science Consult	WRA Inc	300999, 000016	Biological Reconnaissance Update	5/16/2012	2,295.25

30099901 - Prospect Proj - San Jose Berryessa Site						$885,766.03

EXHIBIT D

FORM OF CONSTRUCTION CONTRACT

[Attached]

OWNER-CONTRACTOR GENERAL CONTRACT

PROJECT DESCRIPTION:

Project Name:

Tract(s)                      (“Project”)

This Owner-Contractor General Contract (“Contract”), is entered into on                         , 20        (“Effective Date”) by TNHC-HW SAN JOSE, LLC, a Delaware limited liability company (“Owner”), and TNHC REALTY AND CONSTRUCTION, INC., a Delaware corporation (“Contractor”). Owner and Contractor are collectively referred to as the “parties” and individually as a “party”.

ARTICLE 1

DURATION OF CONTRACT

The obligations of the parties under this Contract shall commence on the Effective Date. It is understood that Owner shall have the right but not the obligation to request Contractor to perform all or a part of the “Work” (as defined below) called for according to the terms of this Contract. Owner shall not be required to request such Work to be done and Contractor shall be obligated to perform the Work only if Owner requests that Contractor perform all or a part of the Work. Contractor shall at all times be ready, willing and able to commence prosecution of the Work in accordance with time frames required by Owner. Contractor acknowledges that it has received valuable consideration for entering into this Contract.

ARTICLE 2

SCOPE OF WORK

(a)        Contractor shall furnish all supervision, coordination, scheduling, bidding, estimating, labor, tools, equipment, materials, licenses, permits, inspections and all things necessary to fulfill the construction objectives of Owner as said objectives have been described to Contractor in the drawings and specifications (“Drawings and Specifications”) and all addenda (hereinafter “Addenda”) issued by Owner and all changes (“Changes”) issued by Owner after execution of this Contract, (the “Work”).

(b)        The above description of the Work is intended solely as a general summary and does not eliminate any requirements in this Contract or any items required for completion of the Project intended by this Contract or otherwise required by Owner. The Project generally consists of                                 .

(c)        Owner shall provide to Contractor all exhibits, the Drawings and Specifications, any Addenda, Changes and other materials regarding the Work comprising the contract documents, (collectively the “Contract Documents”) and the Work shall be completed in accordance with the Contract Documents.

(d)        Contractor’s authority is expressly limited to the provisions provided herein or as may be amended in writing from time to time by Owner and mutually agreed to and accepted by Contractor in writing.

(e)        Prior to the execution of this Contract, The New Home Company Northern California LLC, a Delaware limited liability company (“TNHC”), as managing member, and HW San Jose, LLC, a Delaware limited liability company, as a member, entered into that certain Limited Liability Company Agreement of TNHC-HW San Jose, LLC (as it may be amended and restated, the “Company Agreement”). TNHC is an affiliate of Contractor. Notwithstanding anything to the contrary contained herein, after the Company Agreement is executed, Contractor shall have no right or authority, express or implied, under this Contract to take any action or expend any funds with respect to the services that Contractor has been engaged to perform under this Contract to the extent that, if such action were undertaken or such expenditure were made by TNHC, in its capacity as “managing member” of the Owner, such action or expenditure would require the approval of the Executive Committee (as defined in the Company Agreement), unless TNHC first obtains the prior approval of the Executive Committee in accordance with the Company Agreement.

ARTICLE 3

PAYMENT

Subject to the Company Agreement, all obligations of Contractor under this Agreement shall be performed at the cost of Owner. Owner shall pay Contractor for performance of this Contract in accordance with the terms of the “Payment Procedure and Schedule” attached hereto as Attachment “A.” As a condition precedent to Owner’s obligation to make any payment to Contractor, Owner will require that a partial waiver of liens, or a final waiver of liens, whichever is appropriate to the circumstances, be executed by Contractor and all subcontractors and material suppliers. In addition, if Owner has reason to believe that Contractor is not paying (or may not be able to pay) any of its subcontractors, Owner reserves the right to make payments jointly to Contractor and such subcontractors to the extent necessary to pay fully such subcontractors. If Contractor has received payment from Owner for subcontract work and Contractor withholds payment to the subcontractor for any reason, Contractor will notify Owner of its decision and the reason for withholding payment to the subcontractor; Owner may then deduct such amount from the next payment due Contractor and until such time as Contractor releases the funds to the subcontractor.

ARTICLE 4

CHANGES

Owner may make Changes in the Work to be performed and materials to be furnished under this Contract at any time by written order (“Change Order”). Contractor shall promptly comply with any such changes.

ARTICLE 5

PROSECUTION OF THE WORK

(a)        All Work shall be done under the general supervision and direction of Owner; Contractor shall at all times furnish adequate, qualified job site supervision to direct the Work. The decision of Owner about the meaning the Contract Documents shall be final. Notwithstanding the foregoing, Contractor represents and warrants that it is technically, financially, and legally ready, willing, and able to perform the Work hereunder and that it is familiar with and knowledgeable about the applicable laws and regulations, and government agency policy documents to the extent necessary to carry out its duties in a professional, complete, and compliant manner. Contractor further represents and warrants that Work performed by or delivered through Contractor shall be in accordance with the generally accepted standards of the profession at the time of performance and shall conform to the provisions of this Contract. Contractor shall replace any part of the Work that fails to comply with this Contract.

(b)        Contractor shall commence the purchase of materials, retaining of subcontractors, and construction of the Project within a time period reasonably designated by Owner after receipt from Owner of a “Notice to Proceed.” For purposes of this Contract, the Notice to Proceed shall be a written notice from Owner to Contractor, directing Contractor to proceed with construction of the Project described in this Contract, provided that the Notice to Proceed is delivered to Contractor only after each of the following conditions have been fully performed and satisfied:

(i)        Contractor and Owner have agreed upon all the terms and conditions of this Contract, including particulars relating to the Drawings, Specifications and construction of the Project;

(ii)       All entitlements have been issued by necessary public agencies as required to fully commence and complete that portion of the Project subject to the Notice to Proceed;

(iii)      Contractor and Owner have executed all documents necessary to evidence their agreement relating to the Project described in this Contract, except Changes as needed in the future;

(iv)      Contractor has provided Owner with duplicate copies of the insurance policies which Contractor is to procure, or cause to be procured, under the provisions of the Insurance Section of this Contract.

ARTICLE 6

LABOR AND MATERIAL

(a)        Contractor shall furnish enough properly skilled workmen to diligently prosecute the Work.

(b)        Contractor acknowledges that all employees comply with current immigration laws.

(c)        Contractor shall not employ or contract with any person or entity whose employment is objected to by Owner.

ARTICLE 7

SUBCONTRACTORS

Contractor shall be responsible for hiring, coordinating and supervising the various subcontractors, suppliers and materialmen (“Subcontractors”) necessary to complete the Project. Contractor shall contract solely in its own name and behalf, and not in the name or behalf of Owner with the selected Subcontractors. Nothing contained herein shall create any contractual relationship between Owner and any Subcontractors. By its subcontracts, Contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to Contractor by the terms of this Contract, and to assume toward Contractor all the obligations and responsibilities which Contractor, by this Contract, assumes toward Owner. The subcontracts shall preserve and protect the rights of Owner under this Contract with respect to the Work to be performed by the Subcontractors so that the subcontracting thereof will not prejudice such rights. Where appropriate, Contractor shall require each Subcontractor to enter into similar agreements with its sub-subcontractor.

ARTICLE 8

CLEAN-UP

Contractor shall ensure the Project remains clean and orderly and shall cause all rubbish, debris and surplus materials to be removed from the Project site on a regular basis. On completion of the Project, Contractor will remove debris and surplus material from the Project site, and will thoroughly clean the Project, leaving it in a neat and broom-clean condition.

ARTICLE 9

SAFETY

Contractor shall provide safe and sufficient facilities at all times. Contractor shall take all safety measures necessary to ensure the safety of the public and of workers on the job, and to prevent accidents or injury to any persons on, about, or adjacent to the premises where the Work is being performed. Contractor shall give all notices and comply with all codes relative to safety of persons or property and their protection from damage, injury or loss and the prevention of accidents including, without limitation, the California Occupational Safety and Health Act of 1973 and all rules and regulations promulgated by the California Department of Industrial Relations pursuant to said act.

ARTICLE 10

PROTECTION OF WORK

Contractor shall be responsible for the protection of the Work until final completion and acceptance by Owner.

ARTICLE 11

INSURANCE

The Contractor shall provide, and shall require its subcontractors to provide, insurance of the type and on the terms and conditions as required by Owner.

ARTICLE 12

COMPLIANCE WITH LAW

(a)        Contractor shall keep and have available all records and make all payments, reports, collections, deductions and otherwise do all things to comply with all federal, state, and local laws, ordinances and regulations as they affect its performance of this Contract including, but not limited to, those relating to production, purchase and sale, furnishing and delivering, pricing and use or consumption of materials, supplies and equipment hire, tenure or conditions of employment of employees and their hours of work and rates of and the payment of their wages, and payment, collection, and deduction of federal, state and local taxes and contributions.

(b)        Contractor shall obtain all permits, licenses and official inspections for the Work.

ARTICLE 13

RELEASE OF LIENS

Contractor shall deliver the Work and materials to Owner free of all claims, security agreements, levies, encumbrances or liens, including providing all lien releases as required by Owner.

ARTICLE 14

ASSIGNMENT

Contractor shall not assign this Contract in whole or in part, or the proceeds of it, without written consent of Owner.

ARTICLE 15

ATTORNEYS FEES

If Owner or Contractor becomes involved in arbitration or litigation arising out of this Contract, or the performance of it, the court or tribunal in such arbitration or litigation, or in a separate suit, shall award reasonable costs and expenses of arbitration and litigation, including, but not limited to, expert witness fees and attorneys fees, to the prevailing party or parties.

ARTICLE 16

INDEPENDENT CONTRACTOR

Contractor hereby declares that it is engaged in an independent business, and agrees to perform the Work described in this Contract as an independent contractor, and not as an agent, employee, or servant of Owner. Contractor has, and hereby retains, the right to exercise full control and supervision of the work, and full control over the employment, direction, compensation, and discharge of all persons assisting in the work. Except as otherwise provided in the Company Agreement, Contractor agrees to be solely responsible all matters relating to payment of its employees, including compliance with social security, withholding, and all other regulations governing such matters. Contractor agrees to be responsible for its own acts and those of its subordinates, employees, and subcontractors during the life of this Contract.

ARTICLE 17

ENTIRE AGREEMENT

This Contract contains the entire agreement between the parties and no prior written or oral proposals, agreements, representations or statements made by Owner before execution of this Contract are valid unless the representation or statement is contained in this Contract. Captions of articles are for convenience and are not part of this Contract.

ARTICLE 18

THIRD PARTY BENEFICIARY

This Contract, or any part of it, shall not give third parties other than Owner any claim, demand or right of action against Owner or Contractor beyond those that exist in the absence of this Contract.

ARTICLE 19

CALIFORNIA MECHANIC’S LIEN LAW

Owner shall have the right to treat Contractor as a general contractor in regard to Contractor’s compliance with the California Mechanic’s Lien Law.

ARTICLE 20

GOVERNING LAW

This Contract is governed by California law.

ARTICLE 21

VENUE

Any legal proceedings arising from this Contract shall be brought only in a court of competent jurisdiction in the County in which the Project is located.

ARTICLE 22

INVALIDITY OF ANY PROVISION

If any term or other provision of this Contract is determined to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Contract shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Contract so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

ARTICLE 23

BINDING EFFECT

This Contract shall be binding upon and inure to the benefit of the parties hereto, their partners, members, directors, heirs, personal representatives, successors and duly approved assignees. If there is any conflict between the this Contract and the Company Agreement, the Company Agreement shall control.

ARTICLE 24

NOTICE

When this Contract provides for notice it shall be given by: (a) registered or certified mail, addressed to the place designated in this Article; (b) a writing delivered to the place designated in this Article, or to Contractor’s representative at the Project site; or (c) orally to Contractor’s representative at the Project site in an emergency; or (d) telephone to Contractor at the place designated in this Article if Contractor is in default. Such oral notice shall be promptly confirmed in writing in accordance with either sub-articles (a) or (b). Notice to the other side shall be given at the address set forth on the first page of this Contract. Unless otherwise specifically provided, forty-eight (48) hours’ notice shall be given. Notice time shall run from the time it is given, and under subdivision (d) from the time of telephone notice.

ARTICLE 25

JOINDER OF PARTIES

In the event there exists an agreement between either party and a third party that provides for arbitration, judicial reference or other alternative dispute resolution proceeding as the forum for the resolution of disputes, and a claim, dispute or other controversy exists between either party and such third party which may involve claims between the parties hereto, both parties expressly agree to be joined as an additional party in any and all such arbitration or other proceedings, or if a separate arbitration or other proceeding already exists or is separately initiated, both parties expressly agree to the consolidation of all such arbitration or other proceedings, it being the intent of the parties hereto to resolve all of the rights and obligations of all interested parties at one time in one forum rather than in multiple proceedings.

ARTICLE 26

ATTACHMENTS

All of the provisions set forth in the Attachment(s) attached hereto are hereby incorporated into this Contract.

The following statement is required by California law. Nothing in this statement shall modify the provisions of this Contract:

Contractors are required by law to be licensed and regulated by the Contractors’ State License Board which has jurisdiction to investigate complaints against contractors if a complaint regarding a patent act or omission is filed within four years of the date of the alleged violation. A complaint regarding a latent act or omission pertaining to structural defects must be filed within 10 years of the date of the alleged violation. Any questions concerning a contractor may be referred to the Registrar, Contractors’ State License Board, P.O. Box 26000, Sacramento, California 95826.

Signatures on this Contract, as well as any document identification herein, may be by facsimile or electronic signature, unless prohibited by law or required to be in a particular form for purposes of recordation, notarization, etc. This provision shall also apply to any documents to be signed by subcontractors, suppliers and materialmen of Contractor.

CONTRACTOR:	OWNER:

TNHC REALTY AND CONSTRUCTION,	TNHC-HW SAN JOSE, LLC,
INC., a Delaware corporation	a Delaware limited liability company
By: THE NEW HOME COMPANY
By:	NORTHERN CALIFORNIA LLC, a Delaware
limited liability company
Its:	Its: Managing Member

By:

Its:

ATTACHMENT “A”

Payment Procedure

Contractor shall be paid by Owner for the Work undertaken at the Project in accordance with the following terms:

1.	Owner shall pay Contractor from loan proceeds draws for the Project, at such times as those draws may occur.

2.	The total amount payable to Contractor shall be equal to the actual costs incurred by Contractor (with no markup whatsoever) in connection with constructing the Project.

Contractor shall be paid by Owner for warranty and customer service work undertaken at the Project in accordance with the following terms:

1.	Owner shall pay Contractor from those funds reserved by Owner for warranty and customer service work at the Project, as reflected in Owner’s financials.

2.	It is anticipated that the total warranty and customer service work reserves accruals and/or charges for the Project will be one percent (1%) of gross sales revenues for the Project.

3.	Contractor shall submit warranty and customer service work payment requests to Owner, which reflect time and materials, overhead, insurance, and such other ordinary and customary costs (with no markup whatsoever) which are incurred by Contractor in effectuating the warranty and customer service work at the Project.

EXHIBIT E

FORM OF SALES AND MARKETING AGREEMENT

[Attached]

SALES AND MARKETING CONTRACT

This Sales and Marketing Contract (“Agreement”) is entered into on                     , 20     (“Effective Date”), by TNHC-HW SAN JOSE LLC, a Delaware limited liability company (“Owner”) and TNHC REALTY AND CONSTRUCTION, INC., a Delaware corporation (“Broker”). Broker and Owner may be collectively referred to as the “parties” and individually as a “party”.

RECITALS

A.      Owner is the owner and developer of the                     residential development located in San Jose, California (“Project”).

B.      Broker is a licensed California Real Estate Broker.

C.      Owner desires to engage Broker to provide brokerage services for the sale of homes in the Project (“Residences”).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.      Broker’s License. Broker represents that it is duly licensed as a real estate broker by the State of California as follows: License Identification No.                     , Expiration Date:                     , 20    . During the term of this Agreement, Broker shall remain continuously licensed as a real estate broker by the State of California. To that end, Broker shall fulfill all continuing educational and other requirements and pay all required renewal and education fees, all at Broker’s sole cost.

2.      Broker Sales Office. Owner shall, at its sole cost and expense, provide a sales office and model home complex for the Project to be used by Broker.

3.      Salespersons. Broker shall engage real estate sales people for the sale of Residences all of whom will be real estate sales agents duly licensed as such by the State of California. Salespersons shall be employees or agents of Broker and not Owner. Broker shall supervise all salespersons and insure that all salespersons work in a professional manner to assist Broker in performing its obligations under this Agreement. The cost of salary, commission and benefits for such salespersons shall be reimbursed to Broker by Owner.

4.      Owner Obligations.

(a)      Office Equipment. Owner shall, at Owners cost and expense, provide Broker with all office equipment and supplies necessary, as determined sales offices, including, without limitation, displays, computers and software, desks, telephones, signs, business cards and stationery.

(b)      Sales Documents and Materials. Owner, at its sole cost and expense, shall promptly provide Broker with copies of all documents of any kind in its possession related to the Project and/or marketing activities for the Project, including, without limitation, marketing materials, financing documents and programs, homeowner warranty, standard, upgrade and option lists and ordering procedures, sales agreements and addenda, covenants, conditions, restrictions and all other homeowners association documents, association budget and Project disclosures. Owner shall, at its sole cost and expense, obtain all preliminary, conditional and final subdivision public reports issued by the California Department of Real Estate for the Project.

(c)      Marketing. Owner, at its sole cost and expense, shall provide (i) all advertising, public relations and other marketing support as may be required by Owner with respect to the Project, and (ii) all model and sales office furnishings and supplies of all types.

(d)      Project Costs. Owner shall be responsible for all Project costs of any kind. Except as provided in Section 5(a) below, Broker shall have no responsibility for any costs of ownership, entitlement, development, marketing or sale of the Project. (e) Prior to the execution of this Agreement, The New Home Company Northern California LLC, a Delaware limited liability company (“TNHC”), as managing member, and HW San Jose, LLC, a Delaware limited liability company, as a member, entered into that certain Limited Liability Company Agreement of TNHC-HW San Jose, LLC (as it may be amended and restated, the “Company Agreement”). TNHC is an affiliate of Broker. Notwithstanding anything to the contrary contained herein, after the Company Agreement is executed, Broker shall have no right or authority, express or implied, under this Agreement to take any action or expend any funds with respect to the services that Broker has been engaged to perform under this Agreement to the extent that, if such action were undertaken or such expenditure were made by TNHC, in its capacity as “managing member” of the Owner, such action or expenditure would require the approval of the Executive Committee (as defined in the Company Agreement), unless TNHC first obtains the prior approval of the Executive Committee in accordance with the Company Agreement. If there are an conflicts between this Agreement and the Company Agreement the Company Agreement shall control.

5.      Broker’s Duties and Obligations. Broker agrees that Broker shall at all times faithfully, industriously and to the best of Broker’s ability, experience and talents perform and/or comply with all the following duties and obligations:

(a)      Governmental Licenses . Broker shall obtain at its sole cost all governmental permits and authorizations of whatever nature that are personal to Broker and required for Broker to perform its obligations under this Agreement (other than such items that are required for the Project, including public reports from the California Department of Real Estate), provided that if Broker obligated to obtain a branch office license for the Project, such cost shall be reimbursed Broker by Owner.

(b)      Goodwill. Broker shall conduct its activities and regulate its habits so as to maintain and to increase, rather than diminish, the goodwill and reputation of Owner and the Project.

(c)      Compliance with Law. Broker shall comply with all applicable rules, regulations and laws applying solely to Broker, including, without limitation, all rules and regulations of the California Department of Real Estate and any other public agency having jurisdiction over the sale of Residences.

(d)      Owner Rules. Broker shall comply with all rules and policies established from time to time by Owner that relate to the Project and the activities related to the sale of Residences.

(e)      Correspondence. All letters and electronic mail received and copies of all letters and electronic mail written by Broker or any person employed by Broker pertaining to the Project or the business of Owner shall be the property of Owner and be turned over to Owner for its records.

(f)      Deposits. All money, documents or property received by Broker in connection with any transaction related to the sale of Residences shall be immediately delivered to escrow; provided that such delivery is in compliance with California real estate law. All checks or money orders shall be made payable to Owner or the escrow holder approved by Owner. Broker shall promptly make a complete and accurate accounting to Owner of all transactions.

(g)      Sales Process. Broker shall manage the contract execution and escrow process including coordination of all necessary signatures and documents for finance and escrow.

(h)      Salespersons. Broker shall insure that sales agents employed by Broker comply with all terms and provisions of this Agreement as they apply to Sales Agent.

(i)      Purchaser Assistance. Broker shall assist purchasers in the execution and delivery of all sales, Residence escrow, lender and related documentation and in the delivery and deposit of all funds.

(j)      Selection of Optional Items. Broker shall coordinate the selection of Residence optional items and upgrades by Residence purchases based on upgrade and option lists and procedures, including selection and deposit schedules, provided or approved by Owner.

(k)      Inspections and Move Ins. Broker shall coordinate the walk through inspection and move-ins for all Residences with purchases based on procedures and schedules provided or approved by Owner.

6.      Intentionally Omitted.

7.      Broker Authority.

(a)      Agent for Soliciting Offers. Broker is only the agent of Owner for purposes of soliciting offers for the purchase of Residences in accordance with this Agreement. Broker is not an agent for Owner for any other purpose.

(b)      No Authority to Bind. Except as authorized in writing by Owner, Broker shall not have the authority to bind Owner or any third parties in connection with any matter, including, without limitation, the purchase or sale of Residences, materials or services or in any other way obligate Owner or expose Owner to liability, without first obtaining the prior written consent of Owner.

(c)      Independent Contractor. Neither Broker nor any employee or agent of Broker shall be an employee of Owner for any purpose, including, without limitation tax purposes, and Broker shall be solely an independent contractor under this Agreement. Any amounts paid Broker under this Agreement shall constitute earnings from self-employment income, and Owner shall not withhold any amount therefrom for tax, insurance or any other withholding purpose. Broker shall not be entitled to any benefits normally provided by Owner to its employees, including, without limitation, health insurance, profit sharing, life insurance, vacation benefits or otherwise.

8.      Broker’s Insurance. Broker shall maintain insurance in form and coverage as required by Owner.

9.      Term. The term of this Agreement shall commence on the date this Agreement is executed and shall expire on the date which is sixty (60) days following the close of escrow for the sale of the final residence in the Project.

10.    Miscellaneous.

(a)      No Assignment. This Agreement and the right to receive payment hereunder is personal to Broker and any attempted assignment in whole or in part without the prior written consent of Owner, which consent may be withheld in Owner sole discretion, shall be ineffective and shall constitute a breach of this Agreement.

(b)      Amendments. This Agreement may not be amended or modified in any respect whatsoever except in writing duly executed by the parties.

(c)      No Third Party Beneficiaries. This Agreement is between the parties hereto only and is not intended to be, nor shall it be construed as being, for the benefit of any third party or parties except the parties.

(d)      Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

(e)      Invalidity of Provision. If any provision of this Agreement shall be held under any law or rule to be invalid or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, the application of such provision under different circumstances or the validity or enforceability of the Agreement as a whole.

(f)      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute but one and the same instrument.

(g)      Notices. All notices or other communications between the parties required or permitted hereunder shall be in writing and personally delivered or sent by certified mail, return receipt requested and prepaid, or sent by reputable overnight courier (such as Federal Express, UPS ), or transmitted by electronic facsimile transmission (with electronic confirmation of receipt) to the addresses set forth on the signature page. A notice shall be effective on the date of personal delivery if personally delivered before 5:00 p.m., otherwise on the day following personal delivery, or on the date of receipt, if transmitted by electronic facsimile transmission (with electronic confirmation of receipt) prior to 5:00 p.m. or otherwise on the next business day, or two (2) business days following the date the notice is postmarked, if mailed, or on the day following delivery to the applicable overnight courier, if sent by overnight courier. Either party may change the address to which notices are to be given to it by giving notice of such change of address in the manner set forth above for giving notice.

(h)      Waiver. No waiver by Owner of any breach or default of any of the provisions of this Agreement by Broker and no failure to enforce any of the provisions hereof shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other provision. No waiver of any breach or default of Broker hereunder shall be implied from any delay or failure by Owner to take any action on account of such breach or default, whether or not such breach or default persists or is repeated, and no express waiver shall affect a breach or default other than as specified in said waiver. The consent or approval by Owner to or of any act by Broker shall not be deemed to be the consent or approval by Owner to or of any subsequent similar acts by Broker.

(i)      Construction. Each party has reviewed and revised this Agreement and any rule of construction that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

(j)      Entire Agreement. This Agreement is the entire Agreement between the parties with respect to the subject matter hereof, and neither party has relied upon any other communication whatsoever in entering into this Agreement. Any agreements, understandings, promises or representations not expressly contained herein shall in no way bind either party.

Signatures on following page

The parties have executed this Agreement as of the Effective Date.

“Owner”

TNHC-HW SAN JOSE, LLC, a Delaware
limited liability company

By: THE NEW HOME COMPANY, a
Delaware limited liability company
Title: Managing Member

By:

Name:

Title:

By:

Name:

Title:

Address:

95 Enterprise, Suite 325

Aliso Viejo, CA 92656

Fax: (949) 382-7801

“Broker”

TNHC REALTY AND CONSTRUCTION,
INC., a Delaware corporation

By:

Name:

Title:

By:

Name:

Title:

Address:

95 Enterprise, Suite 325

Aliso Viejo, CA 92656

Fax: (949) 382-7801

EXHIBIT F

INITIAL ANNUAL BUDGET

[Attached]

TNHC-HW San Jose LLC

Initial Annual Budget

5/29/12

		Original Budget May 2012	Approved Adj	PRIOR BUDGET	Proposed Adj	PROPOSED BUDGET			Activity Summary
									Actuals thru xx/xx/12	Remaining
REVENUE	du						per du	%
Row Towns	92	55,781,900		55,781,900		55,781,900	606,325	36.1%	-	55,781,900
Court Towns	80	48,468,200		48,468,200		48,468,200	605,853	31.3%	-	48,468,200
Condo Flats	76	43,853,800		43,853,800		43,853,800	577,024	28.4%	-	43,853,800
Subtotal	248	148,103,900	-	148,103,900	-	148,103,900	597,193	95.8%	-	148,103,900

Lot Premiums		1,549,900		1,549,900		1,549,900	6,250	1.0%	-	1,549,900
Upgrade Revenue		4,278,300		4,278,300		4,278,300	17,251	2.8%	-	4,278,300
Model Recovery		738,000		738,000		738,000	2,976	0.5%	-	738,000

TOTAL REVENUE		154,670,100	-	154,670,100	-	154,670,100	623,670	100%	-	154,670,100

PROJECT COSTS
Land		32,000,000	-	32,000,000	-	32,000,000	129,032	20.7%	-	32,000,000

Pre-acq Costs		177,500	-	177,500	-	177,500	716	0.1%	-	177,500
Site Consultants		1,542,100	-	1,542,100	-	1,542,100	6,218	1.0%	-	1,542,100
Site Fees		924,700	-	924,700	-	924,700	3,729	0.6%	-	924,700
CFD Reimb		-	-	-	-	-	-		-	-
Site Improvements		8,173,000	-	8,173,000	-	8,173,000	32,956	5.3%	-	8,173,000
Common Area		3,809,500	-	3,809,500	-	3,809,500	15,361	2.5%	-	3,809,500
Other Site Costs		-	-	-	-	-	-		-	-
Development Costs		14,626,800	-	14,626,800	-	14,626,800	58,979	9.5%	-	14,626,800

Directs - Rows		13,680,800	-	13,680,800	-	13,680,800	55,165	8.8%	-	13,680,800
Directs - Courts		12,540,200	-	12,540,200	-	12,540,200	50,565	8.1%	-	12,540,200
Directs - Flats		13,630,200	-	13,630,200	-	13,630,200	54,960	8.8%	-	13,630,200
Upgrade Costs		3,169,900	-	3,169,900	-	3,169,900	12,782	2.0%	-	3,169,900
Bldg Permits & Fees		10,654,000	-	10,654,000	-	10,654,000	42,960	6.9%	-	10,654,000
House Consultants		1,983,700	-	1,983,700	-	1,983,700	7,999	1.3%	-	1,983,700
Phased Site Costs		731,300	-	731,300	-	731,300	2,949	0.5%	-	731,300
Indirects		3,635,600	-	3,635,600	-	3,635,600	14,660	2.4%	-	3,635,600
Warranty		1,546,700	-	1,546,700	-	1,546,700	6,237	1.0%	-	1,546,700
Model/Sales Ofc Startup		1,874,500	-	1,874,500	-	1,874,500	7,558	1.2%	-	1,874,500
Prop Tax / HOA / Other		824,400	-	824,400	-	824,400	3,324	0.5%	-	824,400
Insurance		2,165,400	-	2,165,400	-	2,165,400	8,731	1.4%	-	2,165,400
Interest / Fees		3,101,400	-	3,101,400	-	3,101,400	12,506	2.0%	-	3,101,400
Mgmt Fee - Hillwood		1,546,700	-	1,546,700	-	1,546,700	6,237	1.0%	-	1,546,700
Mgmt Fee - TNHC		4,640,100	-	4,640,100	-	4,640,100	18,710	3.0%	-	4,640,100

House Costs		75,724,900	-	75,724,900	-	75,724,900	305,342	49.0%	-	75,724,900

GROSS PROFIT		32,318,400	-	32,318,400	-	32,318,400	130,316	20.9%

OTHER COSTS
Commissions		1,277,700	-	1,277,700	-	1,277,700	5,152	0.8%	-	-
Closing Costs		232,000	-	232,000	-	232,000	935	0.1%	-	-
DMB Fee		1,000,000	-	1,000,000	-	1,000,000	4,032	0.6%	-	-
Mktg & Advertising		700,900	-	700,900	-	700,900	2,826	0.5%	-	-
Sales Personnel		925,500	-	925,500	-	925,500	3,732	0.6%	-	-
Model / Sales Ofc Ops		728,400	-	728,400	-	728,400	2,937	0.5%	-	-

Sales & Mktg Expenses		4,864,500		4,864,500	-	4,864,500	19,615	3.1%	-	-

Other (Income) Expense		-		-	-	-	-		-

TOTAL COSTS		127,216,200	-	127,216,200	-	127,216,200	512,969	82.3%	-	122,351,700

NET INCOME		27,453,900	-	27,453,900	-	27,453,900	110,701	17.7%

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INVESTMENT SUMMARY

Hillwood Contributions		(32,555,255)	-	-	1,004,275	(31,550,980)		85%	-	(31,550,980)
Hillwood Distributions		53,380,239	-	-	(1,054,100)	52,326,139			-	52,326,139

Hillwood Return		20,824,984	-	-	(49,825)	20,775,159		76%	-	20,775,159

						25.1% IRR ; 1.7x

TNHC Contributions		(5,745,045)	-	-	177,225	(5,567,820)		15%	-	(5,567,820)
TNHC Distributions		12,373,961	-	-	(127,400)	12,246,561			-	12,246,561

TNHC Return		6,628,916	-	-	49,825	6,678,741		24%	-	6,678,741

						38.1% IRR ; 2.2x

Total Contributions		(38,300,300)	-	-	1,181,500	(37,118,800)			-	(37,118,800)
Total Distributions		65,754,200	-	-	(1,181,500)	64,572,700			-	64,572,700

Total Return		27,453,900	-	-	-	27,453,900			-	27,453,900

						27.3% IRR ; 1.7x

TNHC-HW San Jose LLC

Job Cost Master

5/29/12

					PRIOR		PROPOSED	COMMITMENTS			ESTIMATE
Description		Code	ORIGINAL BUDGET	Approved Adj	BUDGET xx/xx/12	Proposed Adj	BUDGET xx/xx/12	Contract/ PO’s	Incurred		Open Commited	Total Actuals xx/xx/12	Future Provision	TOTAL	Surplus (Deficit)	Notes
LAND
0102	Land	LND	32,000,000	-	32,000,000	-	32,000,000	-	-	0%	-	-	32,000,000	32,000,000	-
0110	Feasibility Costs	PA	177,500	-	177,500	-	177,500	-	-	0%	-	-	177,500	177,500	-

	Sub-Total		32,177,500	-	32,177,500	-	32,177,500	-	-		-	-	32,177,500	32,177,500	-

SITE CONSULTANTS
1105	Site Planning	SC	-	-	-	-	-	-	-	0%	-	-	-	-	-
1110	Civil Engineering	SC	-	-	-	-	-	-	-	0%	-	-	-	-	-
1115	Soils & Geology	SC	-	-	-	-	-	-	-	0%	-	-	-	-	-
1120	Environ Consult	SC	-	-	-	-	-	-	-	0%	-	-	-	-	-
1125	Landscape Arch	SC	-	-	-	-	-	-	-	0%	-	-	-	-	-
1130	Other Engr/Arch	SC	-	-	-	-	-	-	-	0%	-	-	-	-	-
1135	Science Consult	SC	-	-	-	-	-	-	-	0%	-	-	-	-	-
1140	Gov’t Consult	SC	-	-	-	-	-	-	-	0%	-	-	-	-	-
1145	Mktg Consult	SC	-	-	-	-	-	-	-	0%	-	-	-	-	-
1150	Finance Consult	SC	-	-	-	-	-	-	-	0%	-	-	-	-	-
1155	Other Site Consult	SC	-	-	-	-	-	-	-	0%	-	-	-	-	-
1160	Reprographics	SC	-	-	-	-	-	-	-	0%	-	-	-	-	-
1195	Conting - Site Consult	SC	-	-	-	-	-	-	-	0%	-	-	-	-	-

	Sub-Total		1,542,100	-	1,542,100	-	1,542,100	-	-		-	-	1,542,100	1,542,100	-

SITE FEES
1305	Entitlement Fees	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-
1310	Review,Permit,Inspect Fees	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-
1315	Other Municipal Fees	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-
1320	Local Agency Fees	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-
1325	State Agency Fees	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-
1330	Federal Agency Fees	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-
1335	Environ Fees	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-
1340	Private Fees/Permits	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-
1345	Utility Fees	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-
1350	Impact Fees	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-
1355	Bonds/LC’s	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-
1360	Reimb-Private	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-
1362	Reimb-Utility	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-
1364	Reimb-Public	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-
1366	Reimb-Recovery	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-
1395	Conting - Site Fees	SFE	-	-	-	-	-	-	-	0%	-	-	-	-	-

	Sub-Total		924,700	-	924,700	-	924,700	-	-		-	-	924,700	924,700	-

SITE IMPROVEMENTS
1504	Demo/Clearing	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1508	Dirt Import/Export	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1510	Rough Grading	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1540	Sanitary Sewer	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1542	Storm Drainage	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1544	Water - Domestic	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1546	Water - Reclaimed	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1548	Communication Utilities	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1550	Joint Trench	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1552	Concrete Improv	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1554	Paving Improv	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1556	Street Lights/Signals	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1558	Signs & Striping	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1560	Retaining Walls	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1562	Walls & Gates Site	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1564	R&R/Bond Exon	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-
1595	Contingency - Site	IMP	-	-	-	-	-	-	-	0%	-	-	-	-	-

	Sub-Total		8,173,000	-	8,173,000	-	8,173,000	-	-		-	-	8,173,000	8,173,000	-

COMMON AREA
1705	Hardscape & Trails	CA	-	-	-	-	-	-	-	0%	-	-	-	-	-
1710	Entry & Monuments	CA	-	-	-	-	-	-	-	0%	-	-	-	-	-
1715	Rec Structures/Rooms	CA	-	-	-	-	-	-	-	0%	-	-	-	-	-
1720	Rec Furniture/Equip	CA	-	-	-	-	-	-	-	0%	-	-	-	-	-
1725	Pools & Fountains	CA	-	-	-	-	-	-	-	0%	-	-	-	-	-
1735	Landscaping CA	CA	-	-	-	-	-	-	-	0%	-	-	-	-	-
1740	Mailboxes CA	CA	-	-	-	-	-	-	-	0%	-	-	-	-	-
1745	Walls & Gates CA	CA	-	-	-	-	-	-	-	0%	-	-	-	-	-
1795	Contingency - CA	CA	-	-	-	-	-	-	-	0%	-	-	-	-	-

	Sub-Total		3,809,500	-	3,809,500	-	3,809,500	-	-		-	-	3,809,500	3,809,500	-

DIRECTS
	Directs - Rows	ROW	13,680,800	-	13,680,800	-	13,680,800	-	-	0%	-	-	13,680,800	13,680,800	-
	Directs - Courts	CRT	12,540,200	-	12,540,200	-	12,540,200	-	-	0%	-	-	12,540,200	12,540,200	-
	Directs - Flats	FLAT	13,630,200	-	13,630,200	-	13,630,200	-	-	0%	-	-	13,630,200	13,630,200	-
	Sub-Total		39,851,200	-	39,851,200	-	39,851,200	-	-		-	-	39,851,200	39,851,200	-

HOUSE CONSULTANTS
5005	Architecture	ARCH	-	-	-	-	-	-	-	0%	-	-	-	-	-
5010	House Engr	ARCH	-	-	-	-	-	-	-	0%	-	-	-	-	-

TNHC-HW San Jose LLC

Job Cost Master

5/29/12

					PRIOR		PROPOSED	COMMITMENTS			ESTIMATE
Description		Code	ORIGINAL BUDGET	Approved Adj	BUDGET xx/xx/12	Proposed Adj	BUDGET xx/xx/12	Contract/ PO’s	Incurred		Open Commited	Total Actuals xx/xx/12	Future Provision	TOTAL	Surplus (Deficit)	Notes
5015	DRE/HOA	ARCH	-	-	-	-	-	-	-	0%	-	-	-	-	-
5020	Processing Consult	ARCH	-	-	-	-	-	-	-	0%	-	-	-	-	-
5025	Other House Consult	ARCH	-	-	-	-	-	-	-	0%	-	-	-	-	-
5095	Conting - Hse Consult	ARCH	-	-	-	-	-	-	-	0%	-	-	-	-	-

	Sub-Total		1,983,700	-	1,983,700	-	1,983,700	-	-		-	-	1,983,700	1,983,700	-

HOUSE FEES
5205	Bldg Permits	BP	-	-	-	-	-	-	-	0%	-	-	-	-	-
5210	Connection Fees	BP	-	-	-	-	-	-	-	0%	-	-	-	-	-
5215	Impact/Facility Fees	BP	-	-	-	-	-	-	-	0%	-	-	-	-	-
5220	Other House Fees	BP	-	-	-	-	-	-	-	0%	-	-	-	-	-
5295	Conting - Hse Fees	BP	-	-	-	-	-	-	-	0%	-	-	-	-	-

	Sub-Total		10,654,000	-	10,654,000	-	10,654,000	-	-		-	-	10,654,000	10,654,000	-

GENERAL CONDITIONS
5405	GC Salaries & Burden	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5410	GC Temp Labor	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5415	GC PDA/Phones	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5420	GC Mileage/Travel	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5425	GC Misc People Costs	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5430	GC Field Office	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5435	GC Temp Utilities	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5440	GC Utilities Inventory	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5445	GC Temp Toilets	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5450	GC Temp Trash/Cleanup	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5455	GC Signage	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5460	GC Temp Fence/Storage	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5465	Site Security	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5470	SWPPP’s	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5475	Inspections	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5480	Vandalism/Theft/Repair	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5485	Other Site Controls	GC	-	-	-	-	-	-	-	0%	-	-	-	-	-
5495	Conting - GC	GC	-	-	-	-	-	-	-	0%	-		-	-	-

	Sub-Total		2,928,800	-	2,928,800	-	2,928,800	-	-		-	-	2,928,800	2,928,800	-

OTHER HOUSE COSTS
	Options	OPT	3,169,900	-	3,169,900	-	3,169,900	-	-	0%	-	-	3,169,900	3,169,900	-
	House Lot Costs	PSITE	731,300	-	731,300	-	731,300	-	-	0%	-	-	731,300	731,300	-
	Customer Care	GC	706,800	-	706,800	-	706,800	-	-	0%	-	-	706,800	706,800	-
	Warranty	WAR	1,546,700	-	1,546,700	-	1,546,700	-	-	0%	-	-	1,546,700	1,546,700	-

	Sub-Total		6,154,700	-	6,154,700	-	6,154,700	-	-		-	-	6,154,700	6,154,700	-

SALES & MKTG
6005	Model Design	MOD	883,800	-	883,800	-	883,800	-	-	0%	-	-	883,800	883,800	-
6010	Model Upgrades	MOD	526,100	-	526,100	-	526,100	-	-	0%	-	-	526,100	526,100	-
6020	Model Recovery	MOD	-	-	-	-	-	-	-	0%	-	-	-	-	-
6025	Sales Ofc Setup	MOD	78,600	-	78,600	-	78,600	-	-	0%	-	-	78,600	78,600	-
6030	Mktg Setup	MOD	236,000	-	236,000	-	236,000	-	-	0%	-	-	236,000	236,000	-
6105	Design Studio Setup	MOD	150,000	-	150,000	-	150,000	-	-	0%	-	-	150,000	150,000	-
6202	Commissions-House	COMM	376,000	-	376,000	-	376,000	-	-	0%	-	-	376,000	376,000	-
6204	Commissions-Design	COMM	128,300	-	128,300	-	128,300	-	-	0%	-	-	128,300	128,300	-
6206	Broker Co-op	COMM	773,400	-	773,400	-	773,400	-	-	0%	-	-	773,400	773,400	-
6208	Incentives	DISC	-	-	-	-	-	-	-	0%	-	-	-	-	-
6210	Closing Costs	CLO	232,000	-	232,000	-	232,000	-	-	0%	-	-	232,000	232,000	-
	DMB Fee	DMB	1,000,000	-	1,000,000	-	1,000,000	-	-	0%	-	-	1,000,000	1,000,000	-
	Exp Mktg & Adv	ADV	700,900	-	700,900	-	700,900	-	-	0%	-	-	700,900	700,900	-
	Exp Sales Personnel	SLS	925,500	-	925,500	-	925,500	-	-	0%	-	-	925,500	925,500	-
	Exp DS Personnel	SLS	-	-	-	-	-	-	-	0%	-	-	-	-	-
6705	Exp Model/SO Ops	MOPS	146,100	-	146,100	-	146,100	-	-	0%	-	-	146,100	146,100	-
6930	Exp DS Ops	MOPS	582,300	-	582,300	-	582,300	-	-	0%	-	-	582,300	582,300	-

	Sub-Total		6,739,000	-	6,739,000	-	6,739,000	-	-		-	-	6,739,000	6,739,000	-

FINANCE COSTS
5805	Interest	INT	2,730,400	-	2,730,400	-	2,730,400	-	-	0%	-	-	2,730,400	2,730,400	-
5810	Loan Fees	INT	371,000	-	371,000	-	371,000	-	-	0%	-	-	371,000	371,000	-
5815	Prop Tax / HOA	TAX	663,900	-	663,900	-	663,900	-	-	0%	-	-	663,900	663,900	-
5820	Insurance	INS	2,165,400	-	2,165,400	-	2,165,400	-	-	0%	-	-	2,165,400	2,165,400	-
5825	Finance Other / Legal	TAX	160,500	-	160,500	-	160,500	-	-	0%	-	-	160,500	160,500	-
5835	Mgmt Fees - TNHC	MGTT	4,640,100	-	4,640,100	-	4,640,100	-	-	0%	-	-	4,640,100	4,640,100	-
5840	Mgmt Fees - PTR	MGTP	1,546,700	-	1,546,700	-	1,546,700	-	-	0%	-	-	1,546,700	1,546,700	-

	Sub-Total		12,278,000	-	12,278,000	-	12,278,000	-	-	0%	-	-	12,278,000	12,278,000	-
	TOTAL		127,216,200	-	127,216,200	-	127,216,200	-	-		-	-	127,216,200	127,216,200	-	-
			127,216,195	Orig PF				-				-	Job Cost Detail
			(5)	rounding				-	Check			-	Check

TNHC-HW San Jose LLC

Budget Change Order Log

xx/xx/12

CO #	Date	Acct Name	Cost Code	Description	Budget Changes
					Approved Adj	Proposed

xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12
xx/xx/12

		TOTAL			-	-

MEMBER’S APPROVAL
The Members hereby approve the budget changes listed above.

Hillwood Entity

The New Home Company Northern California LLC

EXHIBIT G

INSURANCE REQUIREMENT

1.	Commercial General Liability:

The limits of liability shall not be less than:

Each Occurrence Limit	$1,000,000
Personal Advertising Injury Limit	$1,000,000
Products/Completed Operations Aggregate Limit	$1,000,000
General Aggregate Limit	$1,000,000
(Other than Products-Completed Operations)

The policy form must include:

a.	Premises and Operations coverage with no explosion, collapse, or underground damage (XCU) exclusions.

b.

Products and completed operations coverage on a close of escrow basis. Company agrees to maintain this coverage for the greater of ten (10) years following close of escrow or until all statutes of limitations expire.

Company further agrees to continue naming HW and TNHC and their respective members and any other parties in interest as Named Insured(s) for such coverage period.

c.	Modification or deletion of the Alienated Premises Exclusion.

d.	Broad Form Property Damage coverage including completed operations or its equivalent.

e.	Subsidence coverage.

f.

An endorsement stating: “Such coverage as is afforded by this policy for the benefit of the additional insured(s) is primary and any other coverage maintained by such additional insured(s) shall be non-contributing with the coverage provided under this policy.” This will not be needed if entities are listed as additional name insureds.

g.	Coverage on an “occurrence” form. “Claims made” and “modified occurrence” forms are not acceptable.

h.	Third party coverage for mold property damage shall be included.

2.      Umbrella/Excess Coverage. Umbrella/Excess Liability coverage minimum limit shall be Ten Million Dollars ($10,000,000) each occurrence and shall be at least as “broad as primary.”

3.      Builder’s Risk. The Company shall purchase and maintain Builders’ Risk property insurance for all buildings under construction at the Project to the full replacement value thereof and without any co-insurance requirements. Such insurance shall be on an “All Risks” policy form, excluding Earthquake and Flood unless the project meets the criteria outlined in Section 4 below. Policy shall-include the interests of the lender, if any, the Company, subcontractors and sub-subcontractors. Company shall assume liability for any losses or damages to the work not covered as a result of any deductible provision in such policy, but not for more than $10,000.00 per occurrence, if such losses or damages arise out of any operations by or on behalf of the Company. Any loss covered by such Builders’ Risk policy shall be adjusted and made payable to the Company as trustee for all insureds, as their interests may appear, subject to any lender’s requirements.

If the Builders’ Risk policy will not extend coverage to the following, then a separate Property Policy shall be maintained covering all completed buildings awaiting sale, model homes and their contents, property on site, Property off site, and property in transit, all to their full replacement value.

4.      Flood and Wind. If any Company project is in a designated flood area (zone A or V), then Flood coverage shall be required. The limits of coverage shall be the maximum limits available from the National Flood Insurance Program, at a minimum. If any Company project is in a Tier One windstorm zone, then windstorm coverage shall be required to the full replacement cost, subject to a deductible of not more than 3%.

5.      Environmental. In the event the Company acquires a project requiring environmental remediation for which a “no further action” letter is obtained, then environmental liability coverage for such project shall be obtained with coverage limits approved by the Executive Committee.

6.      Worker’s Comp; Auto Liability. If the Company should have any employees or own any motor vehicles, then the Company, at its sole cost and expense, shall also purchase and maintain, as applicable: (a) Workers’ Compensation (statutory limits) and Employers’ Liability coverage with not less than $1,000,000 in coverage limits including a Waiver of Subrogation in favor of IHP and Watt; (b) Commercial Automobile liability covering owned, hired, and non-owned autos with not less than $1,000,000 in coverage limits; and (c) Umbrella liability coverage with not less than $10,000,000 in coverage limits, listing all policies and coverages under clauses 5.(a) and (b) hereof.

7.      Professional Liability. Unless real estate sales are outsourced to a third party, Company shall, at its sole cost and expense carry Real Estate Professional Liability (Errors and Omissions) with limits of $2,000,000 per occurrence and annual aggregate and a deductible of not more than $1,000.

G-2

8.      Comprehensive Crime Coverage. The Company, at its sole cost and expense shall purchase and maintain Comprehensive Crime coverage in a limit of $500,000 per claim, with a deductible of no more than $50,000.

9.      Policies referenced in 1 through 8 above must contain the following provisions:

a.      All policies must contain an endorsement affording a thirty (30) days notice of cancellation on an “endeavor to” basis in the event of cancellation, non-renewal or material reduction in coverage.

b.      All policies must be written by insurance companies whose rating in the most recent Best’s Rating Guide, is not less than A- IX.

c.      Certificates of Insurance with the required endorsements evidencing the required coverages must be delivered to each Member as soon as practicable after the Effective Date. The Company further agrees to continue naming TNHC and HW and any other parties in interest as Named Insured(s) for applicable coverage period. All certificates shall show the amount of any self-insured retention or deductible.

10.    Design Professionals. The Company shall be responsible for causing the agreements with design and engineering professionals to require that such professionals maintain professional liability insurance, automobile liability, general liability, and statutory workers’ compensations and employers’ liability (if applicable). All policies should contain a minimum limit of liability of $1,000,000.

11.    Further Company Obligations. If the Company fails to secure and maintain the required insurance absent unanimous approval by the Executive Committee, HW shall have the right (without any obligation to do so, however) to secure same in the name and for the account of the Company in which event Company shall pay the costs thereof and furnish upon demand all information that may be required in connection therewith.

G-3